As filed with the Securities and Exchange Commission on April 18, 2022.

Registration No. 333-261937___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REBORN COFFEE, INC.
(Exact name of Registrant as specified in its charter)

Florida	5810	47-4752305
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

580 N. Berry Street, Brea, CA 92821

(714) 784-6369

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jay Kim

Chief Executive Officer

Reborn Coffee, Inc.

580 N. Berry Street,

Brea, CA 92821

(714) 784-6369

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew G. Ogurick Darina Koleva Sarah Stewart K&L Gates LLP 599 Lexington Avenue New York, New York 10022 (212) 536-3901	Nimish Patel Blake Baron Mitchell Silberberg & Knupp LLP 2049 Century Park East, 18th Floor Los Angeles, CA 90067 (310) 312-3102

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 18, 2022

PRELIMINARY PROSPECTUS

15,000,000 UNITS

Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

We are offering units, each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, assuming a public offering price of $ per unit (which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus). We currently estimate that the public offering price will be between $ and $ per unit. Each whole share exercisable pursuant to the warrants will have an exercise price per share at $ , equal to 125% of the public offering price. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The units will not be certificated. The shares of common stock and related warrants are immediately separable and will be issued separately, but must be purchased together as a unit in this offering. Currently, there is no public market for our common stock or warrants. We intend to apply to list our common stock and warrants on the Nasdaq Capital Market under the symbol “REBN” and our warrants under the symbol “REBNW.” The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market.

Each share of our common stock is entitled to one vote per share. See “Description of Capital Stock” and “Organizational Structure.”

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 29 to read about factors you should consider before buying our common stock.

	Per Unit	Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Reborn Coffee, Inc.	$	$

__________________

(1)

Does not include the following additional compensation payable to the underwriters: We have agreed to pay the representative of the underwriters, EF Hutton, division of Benchmark Investments, LLC, which we refer to as EF Hutton or the representative, a non-accountable expense allowance equal to one percent (1.0%) of the total proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. The registration statement of which this prospectus forms a part also registers the shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $ , which is equal to 125% of $ (5% of $ ). “Underwriting” contains additional information regarding underwriter compensation.

We have granted the underwriters the option for a period of 45 days to purchase up to additional shares of and/or up to additional warrants (equal to 15% of the shares of common stock and warrants underlying the units sold in the offering) in any combination thereof, an additional units at the public offering price less the underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the units against payment on or about , 2022.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is , 2022.

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Great coffee is more than quality beans.

AND THAT'S WHAT MAKES REBORN COFFEE DIFFERENT. OUR COFFEE IS DIFFERENT BECAUSE OUR APPROACH IS DIFFERENT. WE BELIEVE IF YOU WANT TO PROVIDE AN EXPERIENCE THAT LEAVES A PERSON FULFILLED IN EVERY WAY, YOU HAVE TO PAY ATTENTION TO EVERY DETAIL. AND SO EVERY STEP MATTERS TO US.

WELCOME TO REBORN COFFEE CO.

SOURCE
WASH
ROAST
BREW

Welcome to the 4th Wave

Our mission is to introduce a new wave of coffee. A movement in which every step in the coffee-making process is as important as any other. Where each step is optimized through the lenses of both science and art, and social responsibility is considered with just as much significance.

We are Reborn.

REBORN COFFEE CO.

SOURCE
WASH
ROAST
BREW

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ESPRESSO 3
MACCHIATO 4
CAPPUCCINO 4
AMERICANO 3
DRIP COFFEE 3 4
CORTADO 4
LATTE 5
FLAT WHITE 4
POUR OVER MP
COLD BREW
COLOMBIA 4 5
GUATEMALA 4 5
ETHIOPIA 5 6
ORGANIC CHAI LATTE 5
MATCHA LATTE 5
BLUEBERRY MATCHA 5
DETOX
LAVENDER CHARCOAL MILK 6
CHARCOAL LEMONADE 4
ORGANIC TEAS 3

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You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information from that contained in this prospectus and any free writing prospectus we have authorized. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock and warrants only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the units. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. “Risk Factors” and “Special Note Regarding Forward-Looking Statements” contain additional information regarding these risks.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside of the United States. See “Underwriting.”

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DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports and other information from our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, is also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Reborn Coffee, our logo, and our other registered and common law trade names, trademarks and service marks are the property of the Company. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

BASIS OF PRESENTATION

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this prospectus, “Reborn Coffee, Inc.,” “Reborn Coffee” “Reborn,” “we,” “us,” “our,” “our company” and the “Company” refer to Reborn Coffee, Inc., together with its wholly owned subsidiaries Reborn Global and Reborn Coffee Franchise unless expressly indicated or the context otherwise requires. This prospectus includes certain historical combined and consolidated financial and other data for Reborn Coffee. Reborn Coffee is a holding company whose material assets are its equity interest in Reborn Global (as defined herein), which wholly owns Reborn Coffee Franchise (as defined herein). Reborn Coffee will operate and control all the business and affairs of Reborn Global and Reborn Coffee Franchise, and through Reborn Global and Reborn Coffee Franchise, conduct our business.

The terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. The Company’s fiscal year end is December 31. Our financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”).

Unless indicated otherwise, the information included in this prospectus assumes the following:

•

no exercise by the underwriters of their option to purchase additional shares of and/or up to additional warrants (equal to 15% of the shares of common stock and warrants underlying the units sold in the offering) in any combination thereof, from us solely to cover over-allotments.

•

the consummation of our conversion of Class B shares to Class A shares and the amendment of our certificate of incorporation to eliminate the Class B share class and rename our Class A share class “common stock.”

•	our migration from Florida and reincorporation as a Delaware corporation.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

OUR COMPANY

Reborn Coffee is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks and cafes. We are an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. We believe Reborn differentiates itself from other coffee roasters through its innovative techniques, including sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

The source of coffee is pinnacle to specialty coffee. The coffee industry has gone through various phases including the first, second, third and fourth wave. In the first and second waves of coffee, the single-origin source and type of the coffee was not necessarily in the forefront during the sourcing process. As such, much of the coffee was a blend with various sources and a mix of Robusta and Arabica coffee beans. The third wave of coffee focused on a single-origin source and one variety of coffee bean (specifically Arabica beans). Single-origin beans can focus on specific countries and can also have hyper-focused on specific regions in the third wave of coffee, such as Coban in Guatemala. Arabia beans are considered premier due to the specific requirements for their growth and the high-quality flavor they produce. Arabica coffee is required to be grown in higher, cooler elevations.

Differentiated from other coffee companies, the Reborn Wash Process is the key to creating the clean flavor of our coffee. Our Wash Process is distinguished by the use of magnetized water to wash our green coffee beans when they arrive at the Reborn facility, in order to extract impurities and enhance hydration before the roasting process. Magnetizing water is a process that converts the particles of water, which can naturally appear in various sizes, into evenly sized particles. As a result of this process, we believe that the water increases its hydration and ability to absorb into organic material. Our water is created through a water magnetizing device in which water is flowed through the device and magnetizes the water on-site immediately prior to use.

After the wash, we roast our washed-green beans based on the profile of each single-origin. After the coffee beans are roasted, they are then packaged into various products such as whole bean coffee, pour over packs, and cold brew packs. Additionally, whole bean inventory is also supplied to retail locations, kiosk and cafes. A portion of the roasted coffee is also allotted to create our award-winning cold brew concentrate. Our cold brew production is created using a proprietary percolation technique, also using magnetized water at each step to enhance the flavor of the cold brew.

We continually innovate in the way we serve coffee. At our cafes, we serve customers are award-winning coffee through cold brew taps in addition to freshly ground coffee beans in espresso-made drinks. Other brew methods, such as an in-house pour over and drip coffee, are also available.

In 2015, Jay Kim, our Chief Executive Officer, founded Reborn Coffee. Mr. Kim and his team launched Reborn Coffee with the vision of using the finest pure ingredients and pristine water. We serve customers through our retail store locations in Southern California: Brea, La Crescenta, Glendale, Corona Del Mar, Arcadia, Laguna Woods, and Riverside. Additionally, we expect to begin franchising in 2022 and expect to continue to develop additional retail locations as we expand outside of Southern California. We currently are developing 3 retail locations and have identified an additional 2 locations for expansion. In 2022, we expect to open up to 40 company-operated retail locations. Reborn Coffee continues to elevate the high-end coffee experience. As evidence of our success, we received 1st place traditional still in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles.

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As of December 31, 2021, all of our 7 locations were company-operated. Our retail locations generated AUV of approximately $445,000 and $316,000 in 2021 and 2020, respectively. “Average Unit Volumes” or “AUVs” consist of the average annual sales of all locations that have been open for the entirety of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such locations by (y) the total number of locations in that base. This measurement allows management to assess changes in consumer spending patterns at our locations and the overall performance of our location base.

In 2021, we generated approximately $2.3 million of revenue, $3.4 million of net loss, and approximately -$2.4 million  of Adjusted EBITDA, a non-GAAP financial measure, resulting in an Adjusted EBITDA margin, a non-GAAP financial measure, of -104.8%. In 2020, we generated approximately $793,000 of revenue, $1.1 million of net loss, and approximately -$915,000 of Adjusted EBITDA, a non-GAAP financial measure, resulting in an Adjusted EBITDA margin, a non-GAAP financial measure, of -115.3%.

A reconciliation of net income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin is provided below:

	Years ended December 31,
	2021	2020

Revenues, as reported	$2,280,072	$793,088

Net loss, as reported	$(3,440,401)	$(1,068,766)
Interest, net	16,172	21,510
Taxes	800	800
Depreciation and amortization	174,696	121,905
EBITDA	(3,248,733)	(924,551)
Other income	(7,631)
Loss on extinguishment of debt	982,383	-
PPP loan forgiveness (c)	(115,000)	-
Economy injury disaster loan (EIDL) grant income	-	(10,000)
Adjusted EBITDA	$(2,388,981)	$(914,551)
Adjusted EBITDA margin	-104.8%	-115.3%

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The Experience, Reborn

As leading pioneers of the emerging “Fourth Wave” movement, Reborn Coffee is redefining specialty coffee as an experience that demands much more than premium quality. We consider ourselves leaders of the “fourth wave” coffee movement because we are constantly developing our bean processing methods, researching design concepts, and reinventing new ways of drinking coffee. For instance, the current transition from the K-Cup trend to the pour over drip concept allowed us to reinvent the way people consume coffee, by merging convenience and quality. We took the pour over drip concept and made it available and affordable to the public through our Reborn Coffee Pour Over Packs. Our Pour Over Packs allow our consumers to consume our specialty coffee outdoors and on-the-go.

Our success in innovating within the “fourth wave” coffee movement is measured by our success in B2B sales with our introduction of Reborn Coffee Pour Over Packs to hotels. With the introduction of our Pour Over Packs to major hotels (including one hotel company with 7 locations), our B2B sales increased as these companies recognized the convenience and functionality our Pour Over Packs serve to their customers.

Reborn Coffee’s continuous Research and Development is essential to developing new parameters in the production of new blends. Our 1st place position in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles is a testament to the way we believe we lead the “fourth wave” movement by example.

Centered around our core values of service, trust, and well-being, Reborn Coffee delivers an appreciation of coffee as both a science and an art. We challenge traditional coffee preparation methods by focusing on the relationship between innovation, health, and flavor profile. Leading research studies, testing brewing equipment, and refining roasting/brewing methods to a specific, Reborn Coffee proactively distinguishes exceptional quality from good quality by starting at the foundation and paying attention to the details. Our mission places an equal emphasis on humanizing the coffee experience, delivering a fresh take on “farm-to-table” by sourcing internationally. In this way, Reborn Coffee creates opportunities to develop transparency by paying homage to origin stories and spark new conversations by building cross-cultural communities united by a passion for the finest coffee.

Through a broad product offering, Reborn Coffee provides customers with a wide variety of beverages and coffee options. As a result, we believe our versatility offers an experience that caters to customers’ needs ‒ whether they seek to consume our quality coffee in our inviting store atmospheres which are designed for comfort, on the go through our pour over packs, or at home with our whole bean ground coffee bags. We believe that the retail coffee market in the US is large and growing. According to IBIS, in 2021, the retail market for coffee in the United States is expected to be $46.2 billion. This is expected to grow due to a shift in consumer preferences to premium coffee, including specialized blends, espresso-based beverages, and cold brew options. Reborn aims to capture a growing portion of the market as we expand and increase consumer awareness of our brand.

Branding

Reborn Coffee focuses on two key features in our branding, including “Introducing the Fourth Wave” and “America’s Best Cold Brew.” These phrases encapsulate the quality of the Reborn Process of sourcing, washing, roasting, and brewing coffee and the quality of the product that we create.

The Reborn brand is essential to our marketing strategy, as it allows us to stand out compared to our competitors. Our products aim to make customers feel “reborn” after drinking a cup of coffee.

Our Menu and Products

We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items. We believe in offering customers the same great taste and quality whether served in store or on the go. We also partner with third-party importers and exporters to purchase and import our green coffee beans. Through these relationships, we source high-quality coffee beans from across the globe, including Mexico, Ethiopia, Colombia, Guatemala, Brazil, and Honduras.

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REBORN COFFEE

REBORN BEANS

REBORN
COFFEE
GUATEMALA

SINGLE ORIGIN
GUATEMALA
Notes: Mild acidity, Full Body, Dark Chocolate, Lavender, Caramelized Sugar, Long Aftertaste
$18.00

REBORN
COFFEE
COLOMBIA

SINGLE ORIGIN
COLOMBIA
Notes: Butter Scotch, Caramel, Dark Chocolate, Balanced
$17.00

REBORN
COFFEE
ETHIOPIA

SINGLE ORIGIN
ETHIOPIA
Notes: Blueberry, Strawberry, Orange, Chocolate, Clean Finish
$24.00

REBORN
COFFEE
MEXICO

SINGLE ORIGIN
MEXICO
Notes: Mild Acidity, Jasmine, Maple Syrup, Full/Round Body, Bright Finish
$16.00

REBORN
COFFEE
VALENCIA

BLENDED
VALENCIA
Notes: Blueberry, Brown Sugar, Dark Chocolate, Well Balanced, Full Bodied
$17.00

REBORN
COFFEE
DECAF

SINGLE ORIGIN
BRAZILIAN DECAF
Notes: Mild Acidity, Nutty, Dark Chocolate Finish
$17.00

POUR OVER PACKS

ETHIOPIA

SINGLE ORIGIN
ETHIOPIA
Notes: Blueberry, Strawberry, Orange, Chocolate, Clean Finish
$15.00

VALENCIA

BLENDED
VALENCIA
Notes: Blueberry, Brown Sugar, Dark Chocolate, Well Balanced, Full Bodied
$13.50

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REBORN
COFFEE

REBORN
COFFEE
REBORN
COFFEE

REBORN
COFFEE

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Our Retail Locations

Reborn Coffee is built upon superior customer service, convenience and a modern experience as well as safe, clean and well-maintained stores that reflect the personalities of the communities in which they operate, thereby building a high degree of customer loyalty. Our strategy for expanding our retail business is to increase our category share in an aggressive manner, by opening additional stores in new and existing markets, as well as increasing sales in existing stores. Store growth in specific existing markets will vary due to many factors, including expected financial returns, the maturity of the market, economic conditions, consumer behavior and local business practices. Our retail locations, kiosks and cafes place a premium on customer convenience without sacrificing the personal experience. Our new retail locations are typically 800 to 1,500 square feet and are located in shopping plazas in upscale areas. We strategically position our new locations in areas where large-chain coffee locations have moved out, creating an opportunity for us to remodel a purpose-built coffee retail store. In this way, we are able to open quickly in high traffic areas with established local demand for coffee, ensuring a customer base we can convert into Reborn Coffee customers by offering a specialty coffee experience that wasn’t previously available. Our locations feature patios, contemporary design, and inviting atmospheres for socialization, study, and work. Our retail locations generated AUV of approximately $445,000 in 2021 and $316,000 in 2020. As we expand our retail footprint and improve customer awareness, we expect our AUV to grow.

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Franchise Operations

In December 2020, the Company formed Reborn Coffee Franchise, LLC in the State of California in order to begin franchising Reborn Coffee retail locations. The Company plans to charge franchisees a non-refundable franchise fee and certain marketing and royalty fees based on gross sales, however we presently have no contractual commitments or other agreements to do so. We expect to begin franchise sales in 2022. We believe that our team’s prior experience building a large, global foodservice business will allow us to scale our anticipated franchise operations. In addition, we have formed a franchise council consisting of a team of franchise experts to advise us. We plan to expand beyond California to additional states to create a national and global presence.

Expanding Sales Channels

Today, we sell a variety of our coffee and tea products through the enterprise, or commercial, channel, which we refer to as “B2B”, as well as direct-to-consumer via our website. We expect to increase our channel presence by increasing the availability of Reborn Coffee in businesses and enterprises, and expand upon the partnerships we have in place with hotel operators to increase the use and brand awareness in hospitality. We also expect to grow our online sales through new partnerships with third-party retailers. Our products are available in various form factors, such as whole bean roasted coffee bags, single-serve drip bags, and pour over packs. We are exploring partnerships with grocery operators and foodservice providers to expand the Reborn Coffee brand.

Our Growth

We believe Reborn Coffee is in the early stages of rapid growth as we strategically expand our footprint in existing markets and enter new markets. In the future, Reborn Coffee plans to expand across the country with new retail locations to share the quality of our specialty coffee. Reborn Coffee aims to also engage in the sales of franchises in fiscal year 2022 to propel a new innovated wave in the coffee industry called “The Fourth Wave.” Reborn Coffee will continue to innovate in the coffee industry by making the industry more personal to our consumers and employees. This goal will be achieved through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As Reborn Coffee expands, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

We believe our brand experience has enabled strong growth and financial performance, such as:

•

Revenue grew from $0.8 million in 2020, to $2.3 million in 2021. Despite these increased revenues, the Company had a net loss of approximately $3.4 million and net cash used in operating activities of approximately $2.9 million for 2021 and had an accumulated deficit of $8.5 million at December 31, 2021. The Company continued to invest in expansion and growth but believes that gains in sales have been hindered through 2020 and part of 2021 by the effects of governmental mandates and restrictions attributable to the COVID-19 pandemic including, without limitation, repressed customer flow through periods when malls and shopping centers were restricted or closed entirely and natural customer uncertainties regarding the status of COVID-19. The Company believes that is it poised to reap the benefits of this continued investment now that the marketplace is experiencing fewer mandates and restrictions.

•

We continue to accelerate the pace of new “corporate-owned” (i.e., directly owned by Reborn) stores openings. While the Company is attempting to expand operations and increase revenues, the Company’s current cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering to fund continued expansion plans, however there is no guarantee that it will be successful in doing so.

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Specialty Beverages with a Focus on Innovation

Since our founding, we have focused on delivering:

•	Quality. Reborn Coffee sources the highest quality whole beans globally. We meet with coffee farmers, test coffee bean samples, and roast the beans in our headquarters in Southern California.

•

Service. Reborn Coffee provides the highest quality service to our customers. We pride ourselves on training our baristas and improving their knowledge of the art of coffee, which in turn allows us to deliver outstanding products and service to our customers.

•

Innovation. Reborn Coffee is a leader in the “Fourth Wave” premium coffee movement. We introduced our premium pour over pack coffee in 2017 and continue to innovate, recently introducing our unique cold brew system into our retail stores.

Experienced Leadership Team

Our relentless commitment to excellence is driven by our passionate management team under the leadership of Founder and Chief Executive Officer Jay Kim. Jay launched Reborn Coffee with the vision to provide the best coffee using the purest ingredients. Jay is focused on the expansion of Reborn and he has surrounded himself with leaders with direct experience in beverage and retail. Kevin Hartley, our Chief Financial Officer, has almost 30 years of experience, with 23 years in public accounting and consulting and 8 years in various roles with public and private companies. Other members of our executive leadership team bring high growth, franchise and sector expertise.

Our Commitment to Team

Reborn Coffee believes in mentoring the developing the next generation of premium coffee baristas. Through our in-depth training, we aim to train dedicated employees who understand the science and art behind every cup of coffee. We also expect to form a training school specializing in creating passionate baristas and coffee connoisseurs, by educating its students about coffee processes and preparation methods. The efforts for the training school are underway and we expect to launch the program in 2022.

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Our Highly Engaged Customers

Reborn Coffee customers are loyal to our brand due to our intense focus on premium coffee and customer service.

Community engagement is another essential element of Reborn Coffee’s in-person marketing strategy. Reborn hosts on-site engagements, such as event sponsorships, and engages with local Chambers of Commerce. Previously, we have worked with Lululemon to host yoga sessions outside of our retail locations, creatively engaging the community while simultaneously promoting Reborn as an active lifestyle. We have also hosted pop-up locations on the Facebook campus, further expanding our outreach and introducing our brand name to different communities. We further engage with the community by organizing our own latte art competitions, in which baristas can compete for prizes and customers in the audience can witness the competitive passion Reborn Coffee encompasses.

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Digital Channels

Reborn Coffee focuses on many digital channels in its marketing strategy. Social media is an important leg that creates engagement and education of Reborn Coffee’s brand. Customers primarily engage the brand on Instagram, where we host giveaways, share new store openings, and promote seasonal menus. Through our unique, modern aesthetic and intense focus on high-quality coffee, we are able to share the quality and essence of Reborn Coffee on display inside of our retail locations with existing and future customers on social media platforms.

For both the in-store café channel and the e-commerce channel, SMS & email marketing are used for reengagement and communication of new products and offerings.

Digital advertising channels are also used, primarily to engage the online market audience. Google and Facebook are the primary paid ad channels that we currently utilize. Yelp advertising is also used to engage local customers and tourists who visit specific areas where Reborn Coffee retail locations are located.

In-Person Marketing Engagement

Engaging customers in-store with a marketing plan is essential for customer retention and new customer generation. Reborn Coffee’s customer loyalty program provides free drinks for every 10 drinks purchased. Additionally, store customers may participate in promotional deals, especially during the holidays and new item releases, to try new innovative items created in-house. We also offer coffee samples of our pour over packs as well as new beans to our retail location customers. The distribution of coffee samples has expanded customers’ knowledge of our products and, led to increased contributing to whole bean sales.

Reborn Coffee locations are located in heavily trafficked areas as well as popular malls. As such, the potential for marketing and branding is very high in these locations. Signage and promotional deals with giveaways are essential to attracting new customers.

OUR GROWTH STRATEGIES

Corporate and Franchise Expansion

Reborn Coffee plans to expand across the Unites States with company-operated locations and franchise locations to share the quality of specialty coffee. Reborn Coffee aims to accelerate our growth through our franchise program. Reborn Coffee will continue to innovate in the coffee industry by making the industry more personal to the consumers, prospective franchisees, and employees. This goal will be achieved through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As Reborn expands, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

We have started to scale our logistics and supply chain to provide support for what we believe will lead to our rapid growth. We have increased roasting capacity and our paper goods supplies, including an emphasis on eco-friendly products.

B2B Strategy

Reborn Coffee products are unique given their potential to engage with business partners for large wholesale orders. Currently, Reborn Coffee builds strong relationships with hotel management companies within California and out-of-state. We currently work with several hotels, providing pour over packs and cold brew packs to cater to their customer needs. Reborn Coffee plans to continue growing its B2B marketing and sales strategy through active outreach and advertising to potential partners. We believe that access to large scale distribution channels such as hotels increases consumer awareness of our brand while providing us access to large enterprise customers. Gift giving comprises a large percentage of winter B2B sales at Reborn Coffee. During the holidays, Reborn Coffee’s B2B marketing strategy focuses on targeting companies, and specific teams within companies, that are seeking to provide end of the year gifts to their clients and customers. Reborn Coffee provides customized gift sets to each customer’s needs. Word-of-mouth marketing has grown our B2B holiday gift giving accounts greatly, forging opportunities to have worked with companies like Google to provide gift sets for their clients. Reborn Coffee plans to expand not only by growing its retail location footprint, but also through the development of more hotel partnerships, expansion into grocery stores and markets, expansion of our e-commerce and wholesale business.

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Reborn Coffee believes the grocery market is another major channel through which we expect to access. Through both bulk sales of roasted beans and in-store kiosks, as well sales of pre-packaged products, Reborn Coffee plans to access customers who purchase both in volume and for those customers looking for a handcrafted beverage during their in-store shopping experience. We are exploring discussions with a variety of retailers and in an effort to access grocery market channels, we have been selective in choosing which markets to align with Reborn Coffee’s branding and vision. We have met with a broker and executive from a national grocery chain with stores in California, whereby we discussed a potential opportunity to open a Reborn Coffee booth inside the grocery store and to supply Reborn Coffee products to be sold on the shelves. Although we currently do not have any agreements with any such stores, we believe that we are making progress towards accessing these additional sales channels as early as 2022.

Summary Risk Factors

Investing in our common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as further described below. The occurrence of any such risks could adversely affect our business, financial condition, results of operations and prospects. The principal factors and uncertainties that make investing in our common stock speculative or risky include, among others:

•	Evolving consumer preferences and tastes may adversely affect our business.

•

Our financial condition and quarterly results of operations are subject to, and may be adversely affected by, a number of factors, many of which are also largely outside our control and as such our results may fluctuate significantly and may not fully reflect the underlying performance of our business.

•	We have a history of operating losses and negative cash flow and we anticipate that we will need to raise additional funds to finance operations.

•

We may not be able to compete successfully with other coffee locations, QSRs and convenience locations, including the growing number of coffee delivery options. Intense competition in the foodservice and restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

•	Our failure to manage our growth effectively could harm our business and operating results.

•	Our inability to identify, recruit and retain qualified individuals for our locations could slow our growth and adversely impact our ability to operate.

•	Our locations are geographically concentrated in California, and we could be negatively affected by conditions specific to that region.

•

Interruption of our supply chain of coffee or other ingredients, coffee machines and other restaurant equipment or packaging could affect our ability to produce or deliver our products and could negatively impact our business and profitability.

•

Increases in the cost of high-quality coffee beans or other commodities or decreases in the availability of high-quality coffee beans or other commodities could have an adverse impact on our business and financial results.

•

We are increasingly dependent on information technology and our ability to process data in order to operate and sell our goods and services, and if we (or our vendors) are unable to protect against software and hardware vulnerabilities, service interruptions, data corruption, cyber-based attacks, ransomware or security breaches, or if we fail to comply with our commitments and assurances regarding the privacy and security of such data, our operations could be disrupted, our ability to provide our goods and services could be interrupted, our reputation may be harmed and we may be exposed to liability and loss of customers and business.

•

Pandemics or disease outbreaks such as COVID-19, especially governmental mandates and restrictions attributable thereto have had, and may continue to have, an effect on our business and results of operations.

•	Our success depends substantially on the value of our brands and failure to preserve their value could have a negative impact on our financial results.

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•

Food safety and quality concerns may negatively impact our brand, business and profitability, our internal operational controls and standards may not always be met and our employees may not always act professionally, responsibly and in our and our customers’ best interests. Any possible instances or reports, whether true or not, of food and/or beverage-borne illness could reduce our sales.

•	Changes in the availability of and the cost of labor could harm our business.

•	Our culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the high employee engagement fostered by our culture, which could harm our business.

•

Our growth strategy depends in part on opening new retail locations in existing and new markets. We may be unsuccessful in opening new retail locations or establishing new markets, which could adversely affect our growth.

•

Our operating results and growth strategies will be closely tied to the success of any franchise partners we may have business relationships with in the future (as of today we have none) and we have limited control with respect to their operations. Additionally, any such franchise partners’ interests may conflict or diverge with our interests in the future, which could have a negative impact on our business.

Organizational Structure

In anticipation of this offering, Reborn intends to convert all Class B common stock to Class A common stock and, following such conversion, amend and restate our articles of incorporation to eliminate our Class B class of common stock (thereby eliminating our multi-class structure) and to rename our Class A common stock to “common stock.” On , 2022, we migrated our Company from Florida and to Delaware, filed a certificate of incorporation with the Secretary of State of the State of Delaware having the same capitalization structure as our Florida predecessor entity.

Corporate Information

Our principal executive offices are located at 580 N. Berry Street, Brea, CA 92821. Our telephone number is (714) 784-6369. Our website address is http://www.reborncoffee.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. For as long as we are an emerging growth company, unlike other public companies that do not meet those qualifications, we are not required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations in a registration statement on Form S-1;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•

provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

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We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues;

•

the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter);

•	the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and

•	the last day of the fiscal year following the fifth anniversary of our initial public offering (December 31, 2022).

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.

See “Risk Factors-Risks Related to Our Organizational Structure, this Offering and Ownership of Our Securities. We are an “emerging growth company,” and we intend to comply only with reduced disclosure requirements applicable to emerging growth companies. As a result, our securities could be less attractive to investors.

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THE OFFERING

Issuer	Reborn Coffee, Inc.

Units offered	units (or units, if the underwriters exercise in full their option to purchase additional units), each unit consisting of one common share and one warrant to purchase one common share.

Common stock outstanding before the offering	shares.

Common stock outstanding after the offering	shares.

Over-allotment option

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares of common stock and/or warrants sold in the offering in any combination thereof, solely to cover over-allotments, if any, at the public offering price, less the underwriting discounts.

Representative’s warrants

We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to 5% of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering.

Use of proceeds

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, as well as developing our franchise program. We may also use a portion of the net proceeds we receive from this offering to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. We will have broad discretion over how to use the net proceeds we receive from this offering.

See “Use of Proceeds.”

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Voting rights	Each share of our common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. See “Description of Securities.”

Lock-up

We, all of our directors and officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 12 months after the closing of this offering. See “Underwriting” for more information.

Dividend policy

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Material U.S. federal income tax consequences to non-U.S. holders of our common stock

For a discussion of material U.S. federal income tax consequences that may be relevant to non-U.S. stockholders, see “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of our Common Stock.”

Proposed Nasdaq Capital Market symbols

 In connection with this offering, we have filed an application to list our shares of common stock under the symbol “REBN” and our warrants under the symbol “REBNW,” both on the Nasdaq Capital Market. We do not intend that the units trade and we will not apply for listing of the units on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the units will be limited. The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market.

In this prospectus, unless otherwise indicated, the number of shares of common stock outstanding and the other information based thereon reflects shares of common stock as of , 2022.

Except as otherwise indicated, the number of common stock to be outstanding after this offering referred to above and all other information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to additional shares of common stock and/or warrants from us at a public offering price of $ per share, which represents the midpoint of the price range set forth on the cover of this prospectus and excludes shares of common stock issuable upon the exercise of warrants and the representative’s warrants. .

If we issue and sell a number of shares of common stock in excess of the number of shares set forth on the cover page of this prospectus, we expect to use the additional net proceeds to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present the summary historical consolidated financial data for Reborn Coffee, Inc. and its subsidiaries for the periods and at the dates indicated. The summary historical consolidated statements of income data and summary historical consolidated statements of cash flows data presented below for the years ended December 31, 2021 and 2020 and the summary historical consolidated balance sheet data presented below as of December 31, 2021 and 2020 have been derived from the historical consolidated financial statements of Reborn Coffee included elsewhere in this prospectus.

Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with our audited consolidated financial statements and related notes thereto, and the audited consolidated financial statements of Reborn Coffee, Inc. and related notes thereto, each included elsewhere in this prospectus, as well as “Organizational Structure,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information appearing elsewhere in this prospectus.

	Year Ended December 31,
	2021	2020
Net revenues:
Stores	$2,204,201	$759,644
Wholesale and online	75,871	33,444
Total net revenues	2,280,072	793,088
Operating costs and expenses:
Product, food and drink costs—stores	821,713	321,244
Labor expenses	1,550,041	636,832
Occupancy expenses—stores	552,069	256,016
Utilities costs	69,674	29,612
Cost of sales—wholesale and online	33,231	14,650
Rent—corporate	97,824	97,824
General and administrative	1,544,501	371,461
Depreciation	174,696	121,905
Total operating costs and expenses	4,843,749	1,849,544
Loss from operations	(2,563,677)	(1,056,456)
Other income (expense):
Other income	7,631
Economy injury disaster loan (EIDL) grant income	-	10,000
Paycheck protection program (PPP) loan forgiven income	115,000	-
Interest expense	(16,172)	(21,510)
Loss of extinguishment of debt	(982,383)	-
Total other expense	(875,924)	(11,510)
Loss before income taxes	(3,439,601)	(1,067,966)
Provision for income taxes	800	800
Net loss	$(3,440,401)	$(1,068,766)

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted	1,076,494,414	745,414,803

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	As of December 31,
	2021	2020

Cash and cash equivalents	$905,051	$128,568
Total assets	$4,763,529	$1,975,961
Total liabilities	$3,565,234	$2,728,357
Total stockholders’ equity (deficit)	$1,198,295	$(752,396)

	Years ended December 31,
	2021	2020
Key Financial and Operational Metrics:
Locations at the end of period	7	3
Average unit volumes(1)	$445,333	$316,493
Comparable location sales growth(2)	40.7%	27.1%
EBITDA(3)	(3,248,743)	(924,551)
Adjusted EBITDA(3)	(2,388,981)	(914,551)
as a percentage of sales	-104.8%	-115.3%
Operating income	(2,563,677)	(1,056,456)
Operating profit margin	-112.4%	-133.2%
Shop-level Contribution(3)	86,818	(125,602)
Shop-level Contribution margin(3)	3.8%	-15.8%

(1)

Average Unit Volumes (AUVs) consist of the average annual sales of all locations that have been open for the entirety of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such locations by (y) the total number of locations in that base. See “Additional Financial Measures and Other Data” for the definition of AUVs.

(2)

Comparable location sales growth represents the change in year-over-year sales for locations open for at least 3 months prior to the start of the accounting period presented, including those temporarily closed for renovations during the year.

(3)

EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Additionally, we present Shop-level Contribution because it excludes the impact of general and administrative expenses which are not incurred at the shop-level. We also use Shop-level Contribution to measure operating performance and returns from opening new locations.

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RISK FACTORS

Investing in our common stock and warrants, which we refer to in this prospectus as our “securities,” involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations, and growth prospects.

Risks Related to Our Business

Evolving consumer preferences and tastes may adversely affect our business.

Reborn Coffee’s continued success depends on our ability to attract and retain customers. Our financial results could be adversely affected by a shift in consumer spending away from Reborn Coffee’s beverages, lack of customer acceptance of new products (including due to price increases necessary to cover the costs of new beverages or higher input costs), brand perception (such as the existence or expansion of our competitors), or customers reducing their demand for our current offerings as new beverages are introduced. In addition, most of our beverages contain caffeine, the health effects of which are the subject of public and regulatory scrutiny, including the suggestion of linkages to a variety of adverse health effects. There is increasing consumer awareness of health risks that are attributed to ingredients we use, particularly in the United States, including increased blood pressure and heart rate, anxiety and insomnia, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food and beverage products. A decrease in customer traffic as a result of these health concerns or negative publicity could significantly reduce the demand for Reborn Coffee’s specialty coffee and could harm our business.

Our financial condition and quarterly results of operations are subject to, and may be adversely affected by, a number of factors, many of which are also largely outside our control and as such our results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations and key metrics may vary significantly in the future as they have in the past, and period-to-period comparisons of our results of operations and key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly results of operations and key metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuations in quarterly results may negatively impact the value of our securities. Factors that may cause fluctuations in our quarterly results of operations and key metrics include, without limitation, those listed elsewhere in this Risk Factors section and those listed below. Any one or more of the factors listed below or described elsewhere in this section could harm our business:

•	increases in real estate or labor costs in certain markets;

•	consumer preferences, including those described above;

•	severe weather or other natural or man-made disasters affecting a large market or several closely located markets that may temporarily but significantly affect our business in such markets;

•

especially in our large markets, labor discord or disruption, geopolitical events, social unrest, war, terrorism, political instability, acts of public violence, boycotts, hostilities and social unrest and other health pandemics that lead to avoidance of public places or cause people to stay at home; and

•	adverse outcomes of litigation.

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We have a history of operating losses and negative cash flow and we anticipate that we will need to raise additional funds to finance operations.

We have a history of operating losses and negative cash flow. We have incurred recurring net losses, including net losses from operations before income taxes of $3.4 million and $1.1 million in 2021 and 2020, respectively. We used $2.9 million and $0.9 million of cash for operating activities during 2021 and 2020, respectively.

To support our existing and planned business model, we will need to raise additional capital to fund our future operations. Our cash needs will depend on numerous factors, including our revenues, completion of our product development activities, customer and market acceptance of our product, and our ability to reduce and control costs. We expect to devote substantial capital resources to, among other things, fund operations and continue development plans. If we are unable to secure such additional financing, it will have a material adverse effect on our business and we may have to limit operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

We have funded our operations primarily with proceeds from private offerings of our common stock and secured and unsecured debt instruments. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, the terms of the private placement transactions that we completed in the past, and any restricted availability of credit, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern.

Our marketing programs may not be successful, and our new menu items and advertising campaigns may not generate increased sales or profits.

We incur costs and expend other resources in our marketing efforts on new menu items and advertising campaigns to raise brand awareness and attract and retain customers. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue. Additionally, some of our competitors have greater financial resources than we do, which enable them to spend significantly more on marketing and advertising and other initiatives than we can. Should our competitors increase spending on marketing and advertising and other initiatives or our marketing funds decrease for any reason, or should our advertising, promotions and new menu items be less effective than our competitors, there could be an adverse effect on our results of operations and financial condition.

We may not be able to compete successfully with other specialty coffee locations, including the growing number of coffee delivery options. Intense competition could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

We expect competition in our market to continue to be intense as we compete on a variety of fronts, including convenience, taste, price, quality, service and location. If our company-operated and any franchised locations that may open in the future (and today we have none) cannot compete successfully with other beverage and coffee locations, other specialty coffee locations, and the growing number of coffee delivery options in new and existing markets, we could lose customers and our revenue could decline. Our company-operated locations (and any franchise locations that may open in the future) compete with national, regional and local coffee chains for customers, locations and qualified management and other staff. Compared to us, some of our competitors have substantially greater financial and other resources, have been in business longer, have greater brand recognition or are better established in the markets where our locations are located or are planned to be located. In some markets that we may grow into, there are already well-funded competitors in the coffee or beverage business that may challenge our ability to grow into those regions. Any of these competitive factors may harm our business.

Additionally, if our competitors begin to evolve their business strategies and adopt aspects of the Reborn Coffee business model, our customers may be drawn to those competitors for their beverage needs and our business could be harmed.

Our growth strategy depends in part on opening new locations in existing and new markets. We may be unsuccessful in opening new locations or establishing new markets, which could adversely affect our growth.

As of December 31, 2021, Reborn had 7 company-owned locations. One of the key means to achieving our growth strategy will be through opening new locations and operating those locations on a profitable basis. We opened 3 new company-operated locations in 2020 and 4 new company-operated locations in 2021. Our ability to open new locations is dependent upon a number of factors, many of which are beyond our control, including our ability to:

•	identify available and suitable sites;

•	compete for such sites;

•	reach acceptable agreements regarding the lease of locations;

•

obtain or have available the financing required to acquire and operate a location, including construction and opening costs, which includes access to build-to-suit leases and ground lease construction or renovation arrangements;

•	respond to unforeseen engineering or environmental problems with leased premises;

•	avoid the impact of inclement weather, natural disasters and other calamities;

•	hire, train and retain the skilled management and other employees necessary to meet staffing needs;

•

obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in local, state or federal law and regulations that adversely affect our costs or ability to open new locations; and

•	control construction and equipment cost increases for new locations and secure the services of qualified contractors and subcontractors in an increasingly competitive environment.

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There is no guarantee that a sufficient number of suitable sites for new locations will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. If we are unable to open new locations, or if location openings are significantly delayed, our revenue or earnings growth could be adversely affected and our business may be harmed.

As part of our longer term growth strategy, we expect to enter into geographic markets in which we have little or no prior operating experience. The challenges of entering new markets include: adapting to local regulations or restrictions that may limit our ability to open new locations, restrict the use of certain branding or increase the cost of development; difficulties in hiring experienced personnel; unfamiliarity with local real estate markets and demographics; consumer unfamiliarity with our brand; and different competitive and economic conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important in the success of our locations in our existing markets, and we will need to build this recognition in new markets. Locations we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy and operating costs than existing locations, thereby affecting our overall profitability. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new locations.

Due to brand recognition and logistical synergies, as part of our growth strategy, we also intend to open new locations in areas where we have existing locations. The operating results and comparable location sales could be adversely affected due to close proximity with our other locations and market saturation.

New locations, once opened, may not be profitable or may close, and the increases in average per location revenue and comparable sales that we have experienced in the past may not be indicative of future results.

Our results have been, and in the future may continue to be, significantly impacted by the timing of new location openings, which is subject to a number of factors, many of which are outside of our control, including landlord delays, associated pre-opening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new locations. We have typically incurred the most significant portion of pre-opening expenses associated with a given location within the three months preceding the opening of the location. Our experience has been that labor and operating costs associated with a newly opened location for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of sales. Our new locations commonly take three to five months to reach planned operating levels due to inefficiencies typically associated with new locations, including the training of new personnel, new market learning curves, inability to hire sufficient qualified staff, and other factors. We may incur additional costs in new markets, particularly for transportation and distribution, which may impact sales and the profitability of those locations. Accordingly, the volume and timing of new location openings may have a material adverse impact on our profitability.

Although we target specified operating and financial metrics, new locations may never meet these targets or may take longer than anticipated to do so. Any new location we open may never become profitable or achieve operating results similar to those of our existing locations, which could adversely affect our business, financial condition or results of operations.

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Some of Reborn Coffee’s retail locations open with an initial start-up period of higher than normal sales volumes and related costs, which subsequently decrease to stabilized levels. In new markets, the length of time before average sales for new locations stabilize is less predictable and can be longer as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. Our ability to operate new locations profitably and increase average location revenue and comparable location sales will depend on many factors, some of which are beyond our control, including:

•	consumer awareness and understanding of the Reborn brand;

•	general economic conditions, which can affect location traffic, local labor costs and prices we pay for the beverage and other supplies we use;

•	consumption patterns and beverage preferences that differ from region to region;

•	changes in consumer preferences and discretionary spending;

•	difficulties obtaining or maintaining adequate relationships with distributors or suppliers in new markets;

•	increases in prices for commodities, including coffee, and milk;

•	inefficiency in our labor costs as the staff gains experience;

•	competition, either from our competitors in the beverage industry or our own locations;

•	temporary and permanent site characteristics of new locations;

•	changes in government regulation; and

•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

If our new locations do not perform as planned or close, our business and future prospects could be harmed. In addition, an inability to achieve our expected average location revenue could harm our business.

Additionally, opening new locations in existing markets may negatively impact sales. The consumer target area of our locations varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new location in or near markets in which we already have locations could adversely impact sales at these existing locations while growing overall sales in a region. Existing locations could also make it more difficult to build our consumer base for a new location in the same market. Sales transfer between our locations may become significant in the future as we continue to expand our operations and could affect our sales growth, which could, in turn, harm our business.

As we expand, we may not be able to maintain our current average location and our business may be harmed. Although we have specific target operating and financial metrics, new locations may not meet these targets or may take longer than anticipated to do so. Any new Reborn Coffee location we open may not be profitable or achieve operating results similar to those of our existing locations, which could adversely affect our business, financial condition or results of operations.

Our failure to manage our growth effectively could harm our business and operating results.

We have experienced increased demand for our products. The growth and expansion of our business and products may place a significant strain on our management, operational and financial resources. As we expand our business, it is important that we continue to maintain a high level of customer service and satisfaction which may place a significant strain on our management, sales and marketing, administrative, financial, and other resources. We may not be able to respond in a timely basis to all the changing demands that our planned expansion will impose on management and on our existing infrastructure, or be able to hire or retain the necessary management and baristas, which could harm our business. Further, if we are not able to continue to provide high quality customer service as a result of these demands, our reputation, as well as our business, including a decline in financial performance, could be harmed. If we experience a decline in financial performance, we may decrease the number of or discontinue new Reborn Coffee location openings, or we may decide to close locations that we are unable to operate in a profitable manner.

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We are required to manage multiple relationships with various strategic partners, customers, and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion and we may face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various locations and maintaining our company culture across multiple company-operated locations. Our ability to manage our growth effectively will require us to continue to enhance our systems, procedures and controls and to locate, hire, train and retain management and staff, particularly in new markets which may require significant capital expenditures.

Damage to our brand or reputation and negative publicity could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our Reborn Coffee brand are critical to our business and success in existing markets and will be critical to our success as we enter new markets. We believe that we have built our reputation on the high quality of our coffee and service, our commitment to our customers and our strong employee culture, and we must protect and grow the value of our brand in order for us to continue to be successful. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business.

We may, from time to time, be faced with negative publicity, regardless of its accuracy, relating to beverage quality; the safety, sanitation and welfare of our locations; customer complaints or litigation alleging illness or injury; health inspection scores; integrity of our or our suppliers’ food processing, employment practices and other policies, practices and procedures; or employee relationships and welfare or other matters. Negative publicity may adversely affect us, regardless of whether the allegations are substantiated or whether we are held to be responsible. In addition, the negative impact of adverse publicity relating to one location may extend far beyond the location involved, to affect some or all of our other locations. A similar risk exists with respect to beverage businesses unrelated to us if customers mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could harm our business.

Additionally, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning us may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction.

Ultimately, the risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may harm our business.

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Our inability to identify, recruit and retain qualified individuals for our locations could slow our growth and adversely impact our ability to operate.

Our success also depends substantially on the contributions and abilities of our staff on whom we rely to give customers a superior experience and elevate our brand. Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified operators, all of whom come from within our system, and staff to meet the needs of our existing locations and to staff new locations. We aim to hire warm, friendly, motivated, caring, self-aware and intellectually curious individuals, who are excited and committed to championship performance, remarkable and enriching hospitality, embodying our culture and actively growing themselves and our brand. A sufficient number of qualified individuals to fill these positions and qualifications may be in short supply in some communities. Competition in these communities for qualified staff is high and will likely require us to pay higher wages and provide greater benefits, especially if there is continued improvement in regional or national economic conditions. We place a heavy emphasis on the qualification and training of our personnel and spend a significant amount of time and money on training our employees. Any inability to recruit and retain qualified individuals may result in higher turnover and increased labor costs, and could compromise the quality of our service, all of which could adversely affect our business. Any such inability could also delay the planned openings of new locations and could adversely impact our existing locations. Any such inability to retain or recruit qualified employees, increased costs of attracting qualified employees or delays in location openings could harm our business.

Our expansion into new domestic markets may present increased risks, which could affect our profitability.

We plan to open additional company-operated Reborn Coffee locations in domestic markets where we have little or no operating experience. The target consumer base of our locations varies by location, depending on a number of factors, including population density, other local coffee and convenience beverage distributors, area demographics and geography. Locations we open in new markets may take longer to reach expected sales and profit levels on a consistent basis. New markets may have competitive or regulatory conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our values. Until we attain a critical mass in a market, the locations we do open will have reduced operating leverage. As a result, these new locations may be less successful or may achieve target operating profit margins at a slower rate than existing locations did, if ever. If we do not successfully execute our plans to enter new markets, our business could be harmed.

We are subject to the risks associated with leasing space subject to long-term non-cancelable lease and, in the event we chose to purchase real property in the future, owning real estate.

Our leases generally have initial multiple-year terms with renewal options. Location leases provide for a specified annual rent, typically at a fixed rate with annual increases and other escalators. Generally, our leases are “net” leases, which require us to pay all the cost of insurance, taxes, maintenance and utilities. We generally cannot terminate these leases without incurring substantial costs. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future location is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close locations in desirable locations.

Also, should we choose to purchase real property for various locations in the future, we would be subject to all the risks generally associated with owning real estate, including changes in the investment climate for real estate, demographic trends and supply or demand for the use of the locations, which may result from competition from similar restaurants in the area as well as strict, joint and several liability for environmental contamination at or from the property, regardless of fault.

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Our locations are geographically concentrated in California, and we could be negatively affected by conditions specific to that state.

As of December 31, 2021, all of our company-operated locations were located in California. Adverse changes in demographic, unemployment, economic, regulatory or weather conditions in California have, and may continue, to harm our business. As a result of our concentration in this market, we have been, and in the future may be, disproportionately affected by these adverse conditions compared to other chain beverage locations with a national footprint.

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Interruption of our supply chain of coffee or other ingredients, coffee machines and other restaurant equipment or packaging could affect our ability to produce or deliver our products and could negatively impact our business and profitability.

Any material interruption in our supply chain, such as material interruption of the supply of coffee, dairy, coffee machines and other restaurant equipment or packaging for our proprietary products due to the casualty loss of any of our roasting plant, interruptions in service by our third-party logistic service providers or common carriers that ship goods within our distribution channels, trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions, pandemics, social or labor unrest, natural disasters or political disputes and military conflicts that cause a material disruption in our supply chain could have a negative material impact on our business and our profitability.

Additionally, most of our beverage and other products are sourced from a wide variety of domestic and international business partners and we rely on these suppliers to provide high quality products and to comply with applicable laws. For certain products, we may rely very few suppliers. The loss of these vendors or failures by our suppliers to meet our standards, provide products in a timely and efficient manner, or comply with applicable laws is beyond our control and could have a material adverse effect on the Company.

Increases in the cost of high-quality coffee beans or other commodities or decreases in the availability of high-quality coffee beans or other commodities could have an adverse impact on our business and financial results.

The availability and prices of coffee beans and other commodities are subject to significant volatility. We purchase, roast and sell high-quality whole bean coffee beans and related coffee products.

The supply and price of coffee we purchase can also be affected by multiple factors in the producing countries, such as weather (including the potential effects of climate change), natural disasters, crop disease, general increase in farm inputs and costs of production, inventory levels, political and economic conditions and the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. Because of the significance of coffee beans to our operations, combined with our ability to only partially mitigate future price risk through purchasing practices and hedging activities, increases in the cost of high-quality coffee beans could have a material adverse impact on our profitability. In addition, if we are not able to purchase sufficient quantities of green coffee beans due to any of the above factors or to a worldwide or regional shortage, we may not be able to fulfill the demand for our coffee, which could have a material adverse impact on our profitability.

We also purchase significant amounts of dairy products, particularly milk, and non-dairy “milks” to support the needs of our locations. Additionally, and although less significant to our operations than coffee, other commodities, including but not limited to tea, syrups, and packaging material, such as plastics and corrugate, are important to our operations. Increases in the cost of such commodities may increase the cost of our packing materials, or lack of availability, whether due to supply shortages, delays or interruptions in processing, or otherwise, especially in international markets, could harm our business.

If we fail to offer high-quality customer experience, our business and reputation will suffer.

Numerous factors may impact a customer’s experience which may in turn impact the likelihood of such customer returning. Those factors include service, convenience, taste, price, quality, location of our locations and brand image. In addition to providing high quality coffee, we empower our employees to provide an enhanced customer experience. Our staff put customer needs first and we give them the flexibility required to build genuine, meaningful connections that keep our customers returning for more. As we grow, it may be difficult for us to identify, recruit, train and manage enough people with enough skill and talent to provide this enhanced customer experience.

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If we fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

Our continuous growth and expansion may place significant demands on our management and our operational and financial resources and in connection therewith, our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures. As we continue to grow, we may face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various locations and maintaining our company culture across multiple offices and locations. Certain members of our management may have not previously worked together for an extended period of time, and some do not have prior experience managing a public company, which may affect how they manage our growth. If we fail to manage our anticipated growth and change in a manner that preserves the key aspects of our corporate culture, the quality of our beverages and services may suffer, which could negatively affect our brand and reputation and harm our ability to attract users, employees, and organizations.

To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

In addition, as we expand our business, it is important that we continue to maintain a high level of customer service and satisfaction. As our customer base continues to grow, we will need to expand our customer service and other personnel, which will require more complex management and systems. If we are not able to continue to provide high levels of customer service, our reputation, as well as our business could be harmed.

We are increasingly dependent on information technology and our ability to process data in order to operate and sell our goods and services, and if we (or our vendors) are unable to protect against software and hardware vulnerabilities, service interruptions, data corruption, cyber-based attacks, ransomware or security breaches, or if we fail to comply with our commitments and assurances regarding the privacy and security of such data, our operations could be disrupted, our ability to provide our goods and services could be interrupted, our reputation may be harmed and we may be exposed to liability and loss of customers and business.

We rely on information technology networks and systems and data processing (some of which are managed by third-party service providers such as Square, ADP, and Xero) to market, sell and deliver our products and services, to fulfill orders, to collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of and share (“Process” or “Processing”) personal information, confidential or proprietary information, financial information and other information, to manage a variety of business processes and activities, for financial reporting purposes, to operate our business, to process orders, for legal and marketing purposes and to comply with regulatory, legal and tax requirements (“Business Functions”). These information technology networks and systems, and the Processing they perform, may be vulnerable to data security and privacy threats (cyber and otherwise). Moreover, the risk of unauthorized circumvention of our security measures or those of our third parties on whom we rely has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including, without limitation, “phishing” or social engineering incidents, ransomware, extortion, account takeover attacks, denial or degradation of service attacks and malware. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. We have technology security initiatives, such as cyber liability insurance, and disaster recovery plans in place to mitigate our risk to these vulnerabilities, but these measures may not be adequately designed or implemented to ensure that our operations are not disrupted or that data security breaches do not occur. If our information technology networks and systems or data processing suffers damage, security breaches, vulnerabilities, disruption or shutdown, and we do not effectively resolve the issues in a timely manner, they could cause a material adverse impact to, our Business Functions and our business, reputation and financial condition.

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Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks, which may remain undetected until after they occur. Despite our efforts to protect our information technology networks and systems, Processing and information, we may not be able to anticipate or to implement effective preventive and remedial measures against all data security and privacy threats. Our security measures may not be adequate to prevent or detect service interruption, system failure data loss or theft, or other material adverse consequences. No security solution, strategy or measures can address all possible security threats. Our applications, systems, networks, software and physical facilities could have material vulnerabilities, be breached or personal or confidential information could be otherwise compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our personnel or our customers to disclose information or user names and/or passwords, or otherwise compromise the security of our networks, systems and/or physical facilities. We cannot be certain that we will be able to address any such vulnerabilities, in whole or part, and there may be delays in developing and deploying patches and other remedial measures to adequately address vulnerabilities, and taking such remedial steps could adversely impact or disrupt our operations. We expect similar issues to arise in the future as our products and services are more widely adopted, and as we continue to expand the features and functionality of existing products and services and introduce new products and services.

An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or for customer relations or publicity purposes, which could result in reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, regulatory scrutiny, actions or investigations, a loss of confidence in our business, systems and Processing, a diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful. These costs include, but are not limited to, retaining the services of cybersecurity providers; compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups and other damage-mitigation measures. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. Additionally, most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

We may not have adequate insurance coverage for handling security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could harm our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Moreover, our privacy risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasingly large amounts of personal and/or sensitive data.

Pandemics or disease outbreaks such as the COVID-19, especially governmental mandates and restrictions attributable thereto, have had, and may continue to have, an effect on our business and results of operations.

Pandemics or disease outbreaks such as the COVID-19, especially governmental mandates and restrictions attributable thereto, have impacted and may continue to impact customer traffic at our Reborn locations and may make it more difficult to staff our locations and, in more severe cases, may cause a temporary inability to obtain supplies and increase commodity costs. COVID-19 was officially declared a global pandemic by the World Health Organization in March 2020, and the virus, including the continued spread of highly transmissible variants of the virus, and governmental mandates and restrictions attributable thereto have impacted all global economies, and in the United States has resulted in varying levels of restrictions and shutdowns implemented by national, state, and local authorities.

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Such viruses may be transmitted through human contact and airborne delivery, and the risk of contracting viruses could continue to cause employees or customers to avoid gathering in public places, which has had, and could further have, adverse effects on our customer traffic or the ability to adequately staff locations. We have been adversely affected when government authorities have imposed and continue to impose restrictions on public gatherings, human interactions, operations of restaurants or mandatory closures, seek voluntary closures, restrict hours of operations or impose curfews, restrict the import or export of products or if suppliers issue mass recalls of products. Additional regulation or requirements with respect to the compensation of our employees could also have an adverse effect on our business. Even if such measures are not implemented and a virus or other disease does not spread significantly within a specific area, the perceived risk of infection or health risk in such area may adversely affect our business, liquidity, financial condition and results of operations. Additionally, different jurisdictions have seen varying levels of outbreaks or resurgences in outbreaks, and corresponding differences in government responses, which may make it difficult for us to plan or forecast an appropriate response.

Our operations have been and we expect will be disrupted when employees were suspected of having COVID-19 or other illnesses since this required us to quarantine some or all such employees and close and disinfect our impacted locations. If a significant percentage of our workforce are unable to work, including because of illness or travel or government restrictions, like quarantine requirements, in connection with pandemics or disease outbreaks, our operations may be negatively impacted, potentially materially adversely affecting our business, liquidity, financial condition or results of operations.

We experienced repressed customer flow through periods when malls and shopping centers were restricted or closed entirely due to governmental lockdown mandates and restrictions. Our current retail locations are within popular shopping areas with anticipated regular customer traffic. Such closures or limitations and restrictions were at times mandated the government, and at other times due to natural customer uncertainties regarding the status of COVID-19. Such restrictions and uncertainties not only impacted anticipated revenues from current locations, but added additional risk to us related to the opening of new locations. COVID-19 has challenged our performance at our kiosk locations. Shopping mall restrictions and mandates during the pandemic made it difficult for our kiosks to operate at maximum performance, as indoor restrictions of shopping malls affected the way we had to operate business. For instance, we had to offer only to-go/pickup operations to operate while meeting regulations.

The COVID-19 pandemic and governmental lockdown mandates and other restrictive measures have also had an adverse impact on global economic conditions, which have had an adverse effect on our business and financial condition. Our sales and operating results may be affected by uncertain or changing economic and market conditions arising in connection with and in response to the COVID-19 pandemic, including prolonged periods of high unemployment, inflation, deflation, prolonged weak consumer demand, a decrease in consumer discretionary spending, political instability or other changes. The significance of the operational and financial impact to us will depend on how long and widespread the disruptions caused by the COVID-19 pandemic, and the corresponding response to contain the virus and treat those affected by it, prove to be.

We do not yet know the full extent of potential delays or impacts on our business, operations or the global economy as a whole. While there have recently been vaccines developed and administered, and the spread of COVID- 19 may eventually be contained or mitigated, we cannot predict the timing of the vaccine roll-out globally or the efficacy or safety of such vaccines, and we do not yet know how customers will operate in a post COVID-19 environment. In addition, new strains and variants of the virus have caused a resurgence and an increase in reported infection rates, which may impact the general economic recovery. There is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could seriously harm our business fully recover. The ultimate impact of the COVID-19 pandemic or a similar health epidemic on our business, operations or the global economy as a whole remains highly uncertain.

While we have developed and continue to develop plans to help mitigate the potential negative impact of the COVID-19 pandemic, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business at this time.

Risks Related to Our Brand

Our success depends substantially on the value of our brand and failure to preserve its value could have a negative impact on our financial results.

Our success depends in large part upon our ability to maintain and enhance our corporate reputation and the value and perception of our brand. Brand value is based in part on consumer perceptions on a variety of subjective qualities. To be successful in the future, particularly outside of the Southern California region of the United States where the Reborn brand may be less well-known, we believe we must preserve, grow and leverage the value of our brand across interactions.

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Business incidents, whether isolated or recurring and whether originating from us or our business partners, that erode consumer trust can significantly reduce brand value, potentially trigger boycotts of our locations or result in civil or criminal liability and can have a negative impact on our financial results. Such incidents include actual or perceived breaches of privacy, contaminated products, staff infected with communicable diseases, such as COVID-19, or other potential incidents discussed in this Risk Factors section. The impact of such incidents may be exacerbated if they receive considerable publicity, including rapidly through social or digital media (including for malicious reasons) or result in litigation. Consumer demand for our products and our brand equity could diminish significantly if we, our employees, or business partners fail to preserve the quality of our products, act or are perceived to act in an unethical, illegal, racially-biased, unequal or socially irresponsible manner, including with respect to the sourcing, content or sale of our products, service and treatment of customers at Reborn locations, or the use of customer data for general or direct marketing or other purposes. Additionally, if we fail to comply with laws and regulations, publicly take controversial positions or actions or fail to deliver a consistently positive consumer experience in each of our markets, including by failing to invest in the right balance of wages and benefits to attract and retain employees that represent the brand well or foster an inclusive and diverse environment, our brand value may be diminished.

Moreover, our success depends in large part upon our ability to maintain our corporate reputation. For example, the reputation of our Reborn brand could be damaged by claims or perceptions about the quality or safety of our ingredients or beverages or the quality or reputation of our suppliers or distributors or by claims or perceptions that we, or our business partners have acted or are acting in an unethical, illegal, racially-biased or socially irresponsible manner or are not fostering an inclusive and diverse environment, regardless of whether such claims or perceptions are substantiated. Our corporate reputation could also suffer from negative publicity or consumer sentiment regarding Reborn action or inaction or brand imagery, a real or perceived failure of corporate governance, or misconduct by any officer or any employee or representative of us. Any such incidents (even if resulting from actions of a competitor) could cause a decline directly or indirectly in consumer confidence in, or the perception of, our Reborn brand and/or our products and reduce consumer demand for our products, which would likely result in lower revenue and profits.

There has been an increased public focus, including from the United States federal and state governments, on environmental sustainability matters, including with respect to climate change, greenhouse gases, water resources, packaging and waste, animal health and welfare, deforestation and land use. We endeavor to conduct our business in a manner which reflects our priority of sustainable stewardship, including with respect to environmental sustainability matters, and we are working to manage the risks and costs to us, and our supply chain associated with these types of environmental sustainability matters. In addition, as the result of such heightened public focus on environmental sustainability matters, we may face increased pressure to provide expanded disclosure, make or expand commitments, set targets, or establish additional goals and take actions to meet such goals, in connection with such environmental sustainability matters. These matters and our efforts to address them could expose us to market, operational, reputational and execution costs or risks.

We may not be able to adequately protect our intellectual property, including trademarks, trade names, and service marks, which, in turn, could harm the value of our brand and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our Reborn locations. We rely on U.S. trademark, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions to protect our intellectual property. Nevertheless, our competitors may develop similar menu items and concepts, and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and other intellectual property.

The success of our business depends on our continued ability to use our existing trademarks, trade names, and service marks to increase brand awareness and further develop our brand as we expand into new markets. We have registered and applied to register trademarks and service marks in the United States and abroad. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity and/or enforceability of our trademarks and service marks and other intellectual property. There can also be no assurance that pending or future U.S. trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks.

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Additionally, the steps we have taken to protect our intellectual property in the United States may not be adequate. If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. Even with our own prospective franchise partners, whose activities are monitored and regulated through our eventual franchise agreements, we face risk that they may refer to or make statements about our Reborn brand that do not make proper use of our trademarks or required designations, that improperly alter trademarks or branding, or that are critical of our brand or place our brand in a context that may tarnish our reputation. This may result in dilution of, or harm to, our intellectual property or the value of our brand.

We may also from time to time be required to institute litigation to enforce our trademarks, service marks and other intellectual property. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we can successfully enforce our rights.

Third parties may oppose our trademark and service mark applications, or otherwise challenge our use of the trademarks and service marks. In the event that these or other intellectual property rights are successfully challenged, we could be forced to rebrand our products, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands. Third parties may also assert that we infringe, misappropriate or otherwise violate their intellectual property and may sue us for intellectual property infringement. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and other personnel may be diverted in pursuing these proceedings. If a court finds that we infringe a third party’s intellectual property, we may be required to pay damages and/or be subject to an injunction. With respect to any third party intellectual property that we use or wish to use in our business (whether or not asserted against us in litigation), we may not be able to enter into licensing or other arrangements with the owner of such intellectual property at a reasonable cost or on reasonable terms.

Food safety and quality concerns may negatively impact our brand, business and profitability, our internal operational controls and standards may not always be met and our employees may not always act professionally, responsibly and in our and our customers’ best interests. Any possible instances or reports, whether true or not, of food and/or beverage-borne illness could reduce our sales.

Incidents or reports, whether true or not, of food-borne or water-borne illness or other food safety issues, food contamination or tampering, employee hygiene and cleanliness failures or improper employee conduct at our locations could lead to product liability or other claims. Such incidents or reports could negatively affect our brand and reputation as well as our business, revenue and profits. Similar incidents or reports occurring at coffee and convenience locations unrelated to us could likewise create negative publicity, which could negatively impact consumer behavior towards us.

We cannot guarantee to customers that our internal controls and training will be fully effective in preventing all food-borne illnesses. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our company-operated locations could negatively affect sales at all our locations if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our locations. Additionally, even if food-borne illnesses were not identified at our locations, our sales could be adversely affected if instances of food-borne illnesses at other coffee and beverage chains were highly publicized.

If we are unable to protect our customers’ credit and debit card data or confidential information in connection with process the same or confidential employee information, we could be exposed to data loss, litigation, liability and reputational damage.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. Further, our customers and employees have a high expectation that we and our service providers will adequately protect their personal information.

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We currently accept payments using credit cards and debit cards and, as such, are subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard (“PCI-DSS”), which is a security standard applicable to companies like ours that collect, store or transmit certain data regarding credit and debit cards, holders and transactions. We are also subject to rules governing electronic funds transfers. Such rules could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.

The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations or may require significant additional investments or time in order to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten our and our service providers’ information systems and records. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt our operations, damage our reputation and expose us to claims from customers and employees, any of which could harm our business.

Risks Related to People and Culture

Changes in the availability of and the cost of labor could harm our business.

Our business could be harmed by increases in labor costs, including those increases triggered by regulatory actions regarding wages, scheduling and benefits, increased health care and workers’ compensation insurance costs, which, in a retail business such as ours, are our most significant costs. In particular, our baristas are paid wage rates at or based on the applicable federal or state minimum wage, and increases in the applicable minimum wage will increase labor costs. From time to time, legislative proposals are made to increase the minimum wage at the federal or state level. As federal, state or other applicable minimum wage rates increase, we may be required to increase not only the wage rates of minimum wage baristas or other employees, but also the wages paid to other hourly employees. We may not choose to increase prices in order to pass future increased labor costs on to customers, in which case our margins would be negatively affected. If we do not increase prices to cover increased labor costs, the higher prices could result in lower revenue, which may also reduce margins.

Furthermore, the successful operation of our business depends upon our ability to attract, motivate and retain a sufficient number of qualified employees. From time to time, there may be a shortage of qualified employees in certain of the communities in which we operate or expand to. Shortages may make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees, which could delay the planned openings of new company-operated locations and adversely impact the operations and profitability of existing locations. Furthermore, competition for qualified employees, particularly in markets where such shortages exist, could require us to pay higher wages, which could result in higher labor costs. Accordingly, if we are unable to recruit and retain sufficiently qualified individuals, our business could be harmed.

Additionally, the growth of our business can make it increasingly difficult to locate and hire sufficient numbers of key employees, to maintain an effective system of internal controls for a dispersed chain and to train employees to deliver consistently high-quality hand-crafted beverages and customer experiences, which could materially harm our business and results of operations. Furthermore, due to the COVID-19 pandemic, we could experience a shortage of labor for location positions as concern over exposure to COVID-19 and other factors could decrease the pool of available qualified talent for key functions. In addition, our wages and benefits programs, combined with the challenging conditions due to the COVID-19 pandemic, may be insufficient to attract and retain the best talent.

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We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

Our success depends largely upon the continued services of our executive officers and other key employees. We rely on our leadership team in the areas of marketing, sales, customer experience, and selling, general and administrative. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or key employees could harm our business. Changes in our executive management team may also cause disruptions in, and harm to, our business.

Reborn continues to be led by our Founder, Jay Kim, who plays an important role in driving our culture, determining the strategy, and executing against that strategy across the company. If Mr. Kim’s services became unavailable to Reborn for any reason, it may be difficult or challenging for us to find an adequate replacement, which could cause us to be less successful in maintaining our culture and developing and effectively executing on our company strategies.

Our culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the high employee engagement fostered by our culture, which could harm our business.

At Reborn Coffee, we believe our people-first culture is a critical component of our success and customer loyalty. We have invested substantial time and resources in developing pathways for our employees to create their own compelling future, which we believe has fostered the positive, people-first culture that defines our organization and is enjoyed by our customers. We have built out our leadership team with an expectation of protecting this culture, an emphasis on shared values and a commitment to diversity and inclusion. As we continue to develop the infrastructure to support our growth, we will need to maintain our culture among a larger number of employees dispersed in various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and loss of customer loyalty.

Unionization activities may disrupt our operations and affect our profitability.

Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations. In addition, a labor dispute involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenue, and resolution of disputes may increase our costs.

Risks Related to Regulation and Litigation

Changes in statutory, regulatory, accounting, and other legal requirements, including changes in accounting principles generally accepted in the United States, could potentially impact our operating and financial results.

We are subject to numerous statutory, regulatory and legal requirements. Our operating results could be negatively impacted by developments in these areas due to the costs of compliance in addition to possible government penalties and litigation in the event of deemed noncompliance. Changes in the regulatory environment in the area of food safety, privacy and information security, wage and hour laws, among others, could potentially impact our operations and financial results.

GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

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Moreover, while we believe that we maintain insurance customary for businesses of our size and type, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could harm our business.

Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results and adversely affect our financial condition.

We are subject to taxes by the U.S. federal, state, and local tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. We record tax expense based on our estimates of future payments, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowance;

•	changes in tax laws, regulations or interpretations thereof; or

•	future earnings being lower than anticipated in jurisdictions where we have lower statutory tax rates and higher than anticipated earnings in jurisdictions where we have higher statutory tax rates.

In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in the valuation allowance or by changes to existing accounting rules or regulations. Further, tax legislation may be enacted in the future which could negatively impact our current or future tax structure and effective tax rates. We may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

We are subject to many federal, state and local laws with which compliance is both costly and complex.

The beverage industry is subject to extensive federal, state and local laws and regulations, including the recently enacted comprehensive health care reform legislation discussed above, those relating to building and zoning requirements and those relating to the preparation and sale of food and beverages or consumption. Such laws and regulations are subject to change from time to time. The failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing locations and delay or result in our decision to cancel the opening of new locations, which would adversely affect our business.

The development and operation of a location depends, to a significant extent, on the selection of suitable sites, which are subject to unique permitting, zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards.

We are subject to the Fair Labor Standards Act and various other federal, state and local laws that regulate the wages and hours of employees. These laws commonly apply a strict liability standard so that even inadvertent noncompliance can lead to claims, government enforcement actions and litigation. These laws vary from state to state and are subject to frequent amendments and judicial interpretations that can require rapid adjustments to operations. Insurance coverage for violations of these laws is costly and sometimes is not available. Changes to these laws can adversely affect our business by increasing labor and compliance costs. The failure to comply with these laws could adversely affect our business as a result of costly litigation or government enforcement actions.

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We are also subject to a variety of other employee relations laws including FMLA and state leave laws, employment discrimination laws, predictive scheduling laws, occupational health and safety laws and regulations and the NLRA, to name a few. Together, these many laws and regulations present a thicket of compliance obligations and liability risks. As we grow, we will need to continue to increase our compliance efforts in these areas, which may affect our results from operations. Changes to these laws and regulations may increase these costs beyond our expectations or predictions, which would adversely affect our business operations and financial results. Violations of these laws could lead to costly litigation or governmental investigation or proceedings.

We are subject to the Americans with Disabilities Act (the “ADA”), which, among other things, requires our locations to meet federally mandated requirements for the disabled. The ADA prohibits discrimination in employment and public accommodations on the basis of disability. Under the ADA, we could be required to expend funds to modify our locations to provide service to, or make reasonable accommodations for the employment of, disabled persons. In addition, our employment practices are subject to the requirements of the Immigration and Naturalization Service relating to citizenship and residency.

In addition, our anticipated future franchise activities (of which, as of the date of this prospectus, we have none) will be subject to laws enacted by a number of states and rules and regulations promulgated by the Federal Trade Commission (the “FTC”). Failure to comply with new or existing franchise laws, rules and regulations in any jurisdiction or to obtain required government approvals could negatively affect our licensing sales and our relationships with our licensees.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our locations if we failed to comply with applicable standards. Compliance with all these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

We (and our vendors) are subject to stringent and changing laws, regulations, industry standards, related to data processing, protection, privacy and security. The actual or perceived failure by us, our customers or vendors to comply with such laws, regulations, industry standards, may harm our business, financial condition, results of operations and prospects.

We Process personal information, confidential information and other information necessary to provide our products and service and ensure that they are delivered effectively, to operate our business, for legal and marketing purposes, and for other business-related purposes.

Data privacy and regulation of privacy, information security and Processing has become a significant issue in the United States. The legal and regulatory framework for privacy and security issues is rapidly evolving and is expected to increase our compliance costs and exposure to liability. There are numerous federal, state, local laws, orders, codes, regulations and regulatory guidance regarding privacy, information security and Processing (“Data Protection Laws”), the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or Data Protection Obligations (defined below). We expect that there will continue to be new Data Protection Laws and Data Protection Obligations, and we cannot yet determine the impact such future Data Protection Laws may have on our business. Any significant change to Data Protection Laws and Data Protection Obligations, including without limitation, regarding the manner in which the express or implied consent of customers for Processing is obtained, could increase our costs and require us to modify our operations, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process customer data and operate our business.

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Data Protection Laws are, and are likely to remain, uncertain for the foreseeable future, and our actual or perceived failure to address or comply with these laws could: increase our compliance and operational costs; limit our ability to market our products or services and attract new and retain current customers; limit or eliminate our ability to Process; expose us to regulatory scrutiny, actions, investigations, fines and penalties; result in reputational harm; lead to a loss of customers; reduce the use of our products or services; result in litigation and liability, including class action litigation; cause to incur significant costs, expenses and fees (including attorney fees); cause a material adverse impact to business operations or financial results, and; otherwise result in other material harm to our business (“Adverse Data Protection Impact”).

We are or may also be subject to the terms of our external and internal privacy and security policies, codes, representations, certifications, industry standards, publications and frameworks (“Privacy Policies”) and contractual obligations to third parties related to privacy, information security and Processing, including contractual obligations to indemnify and hold harmless third parties from the costs or consequences of non-compliance with Data Protection Laws or other obligations (“Data Protection Obligations”).

We strive to comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations to the extent possible, but we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, partners or vendors do not comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations. We may be subject to, and suffer an Adverse Data Protection Impact if we fail (or are perceived to have failed) to comply with applicable Data Protection Laws, Privacy Policies and Data Protection Obligations, if our Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair or misrepresentative of our actual practices. In addition, any such failure or perceived failure could result in public statements against us by consumer advocacy groups, the media or others, which may cause us material reputational harm. Our actual or perceived failure to comply with Data Protection Laws, Privacy Policies and Data Protection Obligations could also subject us to litigation, claims, proceedings, actions or investigations by governmental entities, authorities or regulators, which could result in an Adverse Data Protection Impact, including required changes to our business practices, the diversion of resources and the attention of management from our business, regulatory oversights and audits, discontinuance of necessary Processing or other remedies that adversely affect our business.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “CCPA”), and other state and federal laws relating to privacy and data security. The CCPA, which among other things, establishes a privacy framework for covered businesses, including an expansive definition of personal data and data privacy rights. The CCPA provides individual privacy rights for California residents and places increased privacy and security obligations on covered businesses processing personal data. The CCPA requires covered businesses to provide new disclosures to California residents and provide such individuals with ways to opt-out of certain sales of personal data. The CCPA also provides a private right of action and statutory damages for violations, including for data breaches. To the extent applicable to our business and operations, the CCPA may impact our business activities by increasing our compliance costs and potential liability with respect to personal information that we or third parties with whom we contract to provide services maintain about California residents. It is anticipated that the CCPA will be expanded on January 1, 2023, when the California Privacy Rights Act of 2020 (the “CPRA”) becomes operative. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal data, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal data, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the law. These Data Protection Laws (such as the CCPA and CPRA) exemplify the vulnerability of our business to the evolving regulatory environment related to personal data.

Moreover, across the United States, laws and regulations governing data privacy and security continue to develop and evolve. For example, Virginia enacted the Consumer Data Protection Act (“CDPA”) that may impose obligations similar to or more stringent than those we may face under other Data Protection Laws. Compliance with the CPRA, the CCPA, the CDPA and any newly enacted privacy and data security laws or regulations may be challenging and cost- and time-intensive, and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. The Data Protection Laws, Privacy Policies and Data Protection Obligations to which we are subject may significantly affect our business activities and many of these obligations may contain ambiguous provisions creating uncertainty. Compliance with the requirements imposed by such Data Protection Laws and Data Protection Obligations may require us to revise our business practices, allocate more resources to privacy and security, and implement new technologies. Such efforts may result in significant costs to our business. Noncompliance could result in Adverse Data Protection Impact, including proceedings against us by governmental and regulatory entities, collaborators, individuals or others.

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We rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising, and cookie-based Processing, to sell our products and services and to attract new customers, and we, and our vendors, are subject to various current and future Data Protection Laws and Data Protection Obligations that govern marketing and advertising practices. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices, web browsers and application locations have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and prospects.

We are subject to extensive government regulations that could result in claims leading to increased costs and restrict our ability to conduct franchise operations.

We are subject to extensive government regulation at the federal, state and local government levels, including by the FTC. These include, but are not limited to, regulations relating to the preparation and sale of beverages, zoning and building codes, franchising, land use and employee, health, sanitation and safety matters. We are required to obtain and maintain a wide variety of governmental licenses, permits and approvals. Local authorities may suspend or deny renewal of our governmental licenses if they determine that our operations do not meet the standards for initial grant or renewal. Difficulty or failure in obtaining them in the future could result in delaying or canceling the opening of new locations and thus could harm our business. Any such failure could also subject us to liability from future franchise partners (of which, as of the date of this prospectus, we have none).

Additionally, Congress has a legislation proposal in process that could shift more liability for franchise partner employment practices onto franchisors. The federal PROAct would codify the Browning-Ferris decision that redefined joint employment to include a broader category of conduct by the franchisor, thereby increasing the possibility of Reborn being held liable for the employment practices of franchisees (of which, as of the date of this prospectus, we have none).

Beverage and restaurant companies have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.

Our business is subject to the risk of litigation by employees, customers, competitors, landlords or neighboring businesses, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, beverage and restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of assistant managers and failure to pay for all hours worked. While we have not been a party to any of these types of lawsuits in the past, there can be no assurance that we will not be named in any such lawsuit in the future or that we would not be required to pay substantial expenses and/or damages.

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Occasionally, our customers file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our locations, including actions seeking damages resulting from food-borne illness or accidents in our locations. We also could be subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims.

Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could harm our business.

New information or attitudes regarding diet and health or adverse opinions about the health effects of consuming our menu offerings, could affect consumer preferences and negatively impact our business, financial condition and results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings.

We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in drinking and consumption habits.

Risks Related to Our Organizational Structure, this Offering and Ownership of Our Securities

Reborn Coffee, Inc. is a holding company.

Reborn Coffee, Inc. is a holding company, and has no independent means of generating revenue or cash flow, and its ability to pay taxes, operating expenses and dividends in the future, if any, will be dependent upon the financial results and cash flows of Reborn Global and Reborn Franchise. There is no limitation or restriction on the distribution of funds to Reborn Coffee, Inc. from its subsidiaries, which are closely operated by the same management as the holding company. In the event that the Company expands its franchise operations, franchise fees and the continued need for the franchisees to purchase product from Reborn Global are expected to ensure consistent cash flow from such franchisees, however we can make no assurance that this will be the case.

There is no existing market for our common stock or our warrants and we do not know if one will develop. Even if a market does develop, the stock prices in the market may not exceed the offering price.

Prior to this offering, there has not been a public market for our securities or any of our equity interests. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Capital Market, or how liquid that market may become. An active public market for our common stock or warrants may not develop or be sustained after the offering. If an active trading market does not develop or is not sustained, you may have difficulty selling any shares that you buy.

The public offering price for the units will be determined by negotiations among us and the representative of the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies, and may not be indicative of prices that will prevail in the open market following this offering. The price at which our securities are traded after this offering may decline below the public offering price, meaning that you may experience a decrease in the value of your common stock and warrants regardless of our operating performance or prospects.

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The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 125% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as stockholders until such holders exercise their warrants and acquire our shares of common stock.

Until holders of the warrants purchased in this offering acquire shares of common stock upon exercise thereof, such holders will have no rights with respect to the shares of common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the date they were entered in the register of members of the Company as a stockholder.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $ per share, representing the difference between the assumed public offering price of $ per share and our pro forma net tangible book value per share after giving effect to the sale of common stock in this offering at the assumed public offering price of $ per share. See “Dilution.”

Additional stock issuances could result in significant dilution to our stockholders and cause the trading price of our common stock to decline.

We may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments or otherwise. Additional issuances of our stock will result in dilution to existing holders of our stock. Any such issuances could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

The trading price of our securities may be volatile, and you could lose all or part of your investment.

Prior to this offering, there was no public market for shares of our securities. The public offering price of our securities will be determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In addition, the trading price of our securities following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the risk factors set forth in this section as well as the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

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•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•

changes in our financial, operating or other metrics, regardless of whether we consider those metrics as reflective of the current state or long-term prospects of our business, and how those results compare to securities analyst expectations, including whether those results fail to meet, exceed or significantly exceed securities analyst expectations, particularly in light of the significant portion of our revenue derived from a limited number of customers;

•	announcements by us or our competitors of new products or services;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	actual or perceived privacy or data security incidents;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, applications, products, services or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general political and economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of shares of our common stock could depress the price of our securities.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these redemptions, exchanges or sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares.

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Upon completion of this offering, based on the midpoint of the price range set forth on the front cover of this prospectus, an aggregate of common units may be redeemed in exchange for shares of our common stock. Any shares we issue upon redemption or exchange of common units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. We, our executive officers and our directors have agreed, subject to certain exceptions, not to dispose of or hedge any shares of our common stock (including shares issued upon redemption or exchange of common units) or securities convertible into or exchangeable for shares of our common stock, for the lock-up period following the date of this prospectus, except with certain underwriters’ prior written consent. See “Underwriting.”

Upon the expiration of the lock-up agreements described above, all such shares will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to volume, manner of sale, and other limitations under Rule 144.

Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.

Equity research analysts do not currently provide coverage of our common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our common stock after the listing of our common stock on the Nasdaq Stock Exchange. A lack of adequate research coverage may harm the liquidity and trading price of our common stock. To the extent equity research analysts do provide research coverage of our common stock, we will not have any control over the content and opinions included in their reports. The trading price of our common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our common stock could decrease, which in turn could cause our trading price or trading volume to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.

As a public company listed in the United States, we will incur significant additional legal, accounting, and other expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq Capital Market, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations, and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers. Our management and other personnel will devote a substantial amount of time to these compliance initiatives. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We will need to hire more employees in the future to comply with these requirements, which will increase our costs and expenses.

Our management team and other personnel devote a substantial amount of time to new compliance initiatives and we may not successfully or efficiently manage our transition to a public company. To comply with the requirements of being a public company, including the Sarbanes-Oxley Act, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which would require us to incur additional expenses and harm our results of operations.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

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We are an “emerging growth company,” and we intend to comply only with reduced disclosure requirements applicable to emerging growth companies. As a result, our securities could be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering (i.e., December 31, 2022), (b) in which we have total annual gross revenue of over $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the prior September 30 and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and warrants, and our trading price may be more volatile.

Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants or rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder or right holder in any such enforcement action by service upon such warrant or right holder’s counsel in the foreign action as agent for such warrant or right holder.

This exclusive forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits and may increase a warrant holder’s costs to bring a claim. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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General Risks

Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.

Our quarterly results of operations, including the levels of our revenue, deferred revenue, working capital, and cash flows, may vary significantly in the future, such that period-to-period comparisons of our results of operations may not be meaningful. Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

•	the level of demand for our products;

•	our ability to grow or maintain our dollar-based net retention rate, expand usage within organizations, and sell subscriptions;

•

the timing and success of new features, integrations, capabilities, and enhancements by us to our products, or by our competitors to their products, or any other changes in the competitive landscape of our market;

•	our ability to achieve widespread acceptance and use of our products;

•	errors in our forecasting of the demand for our products, which would lead to lower revenue, increased costs, or both;

•	security breaches, technical difficulties, or interruptions to our systems;

•	pricing pressure as a result of competition or otherwise;

•	the continued ability to hire high quality and experienced talent in a fiercely competitive environment;

•	the timing of the grant or vesting of equity awards to employees, directors, or consultants;

•	declines in the values of foreign currencies relative to the U.S. dollar;

•	changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

•	legal and regulatory compliance costs in new and existing markets;

•

costs and timing of expenses related to the potential acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

•	environmental matters, such as wildfires, and health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;

•	adverse litigation judgments, other dispute-related settlement payments, or other litigation-related costs; and

•	general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and their effects on beverage purchases.

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Any one or more of the factors above may result in significant fluctuations in our results of operations, which may negatively impact the trading price of our common stock. You should not rely on our past results as an indicator of our future performance.

Our outstanding indebtedness could materially adversely affect our financial condition and our ability to operate our business, pursue our growth strategy, and react to changes in the economy or industry.

As of December 31, 2021, we had $500,000 in principal amount outstanding under U.S. Small Business Administration Loan No. 7331917406 under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic, which we refer to as our EIDL Loan, $167,138 in principal outstanding under the Paycheck Protection Program Loan administered by the U.S. Small Business Administration, and $121,703 in principal outstanding under our loans with Square Capital, LLC and $15,989 in principal outstanding under our U.S. Bank equipment loan agreement. Additionally, we have certain related party outstanding indebtedness, described in more detail in the section entitled “Related Party Transactions. In addition, subject to certain restrictions under our EIDL Loan, we may incur additional debt.

Our substantial debt could have important consequences to you, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•

a substantial portion of cash flow from operations may be dedicated to the payment of principal and interest on our debt, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, acquisitions and other general corporate purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry are more limited;

•	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our level of debt; and

•	our ability to borrow additional funds or to refinance debt may be limited.

 A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the Nasdaq Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal controls over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls around our key accounting processes and our quarterly close process. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems.

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Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in the trading price of our common stock. Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our customers in a manner that could increase the costs of our products and harm our business.

We will have broad discretion in the use of net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion over the use of net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

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We may engage in merger and acquisition activities, which would require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.

As part of our business strategy to expand our product offerings and grow our business in response to changing technologies, customer demand, and competitive pressures, we have in the past and may in the future make investments or acquisitions in other companies, products or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. These acquisitions may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.

Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash for any such acquisition which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

We may need additional capital, and we cannot be sure that additional financing will be available.

In the future, we may raise additional capital through additional equity or debt financings to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Our certificate of incorporation and bylaws, each to be effective in connection with the completion of this offering, will contain an exclusive forum provision, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our certificate of incorporation and our bylaws (each to be effective in connection with the completion of this offering) each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation and bylaws, each which we will adopted prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits and which may increase an investor’s costs to bring a claim. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

There are provisions in our certificate of incorporation and bylaws (each to be effective in connection with the completion of this offering) that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our stockholders.

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Our charter documents will also contain other provisions that could have an anti-takeover effect, such as:

•	permitting the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•	providing that directors may only be removed pursuant to the provisions of Section 141(k) of the Delaware General Corporation Law;

•	prohibiting cumulative voting for directors;

•	requiring super-majority voting to amend some provisions in our bylaws;

•	authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan; and

•	eliminating the ability of stockholders to call special meetings of stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Catastrophic events may disrupt our business.

Labor discord or disruption, geopolitical events, social unrest, war, terrorism, political instability, acts of public violence, boycotts, hostilities and social unrest and other health pandemics that lead to avoidance of public places or cause people to stay at home could harm our business. Additionally, natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for our business, operations, and results of operations, many of which are beyond our control. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, breaches of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condition. In addition, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•

the COVID-19 pandemic, and governmental mandates and restrictions attributable thereto, and its impact on our business, operations, and the markets and communities in which we and our customers operate;

•	our inability to successfully identify and secure appropriate sites and timely develop and expand our operations;

•	our inability to protect our brand and reputation;

•	our dependence on a small number of suppliers;

•	our inability to protect against security breaches of confidential customer information;

•	our expectations regarding our future operating and financial performance;

•	the size of our addressable markets, market share, and market trends;

•	our ability to compete in our industry;

•	changes in consumer tastes and nutritional and dietary trends;

•	our ability to effectively manage the continued growth of our workforce and operations;

•	our inability to open profitable locations;

•	our failure to generate projected same location sales growth;

•	the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;

•	our dependence on long-term non-cancelable leases;

•	our relationship with our employees and the status of our workers;

•	our inability to maintain good relationships with our business partners;

•	the effects of seasonal trends on our results of operations;

•	our vulnerability to global financial market conditions, including the continuing effects from the recent recession;

•	our ability to attract, retain, and motivate skilled personnel, including key members of our senior management;

•	our vulnerability to adverse weather conditions in local or regional areas where our locations are located;

•	the increased expenses associated with being a public company;

•	our intended use of the net proceeds from this offering; and

•	the other factors set forth under “Risk Factors” in this prospectus.

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We caution you that the foregoing list may not contain all the forward-looking statements made in this prospectus.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

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ORGANIZATIONAL STRUCTURE

Incorporation of Reborn Coffee, Inc.

Reborn Coffee, Inc. was incorporated on July 31, 2015 in the State of Florida under the name La Veles Inc. La Veles Inc. mostly remained inactive and on February 8, 2017, we filed an amendment to our articles of incorporation to change the name of the Company to Capax Inc. On May 9, 2018, we filed a second amendment to our articles of incorporation to further change the name to Reborn Coffee, Inc. to reflect the reverse merger with Reborn Global when our Company acquired 100% of the equity in Reborn Global, in exchange for the issuance to the stockholders of Reborn Global of 95% ownership of our Company. On , 2022, we migrated our Company from Florida to Delaware and have the same capitalization structure. Reborn today has the following wholly owned subsidiaries:

•

Reborn Global Holdings, Inc., a California corporation incorporated on November 24, 2014. Reborn Global Holdings, Inc. is engaged in the operation of wholesale distribution and retail coffee locations in California to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products.

•

Reborn Coffee Franchise, LLC (the “Reborn Coffee Franchise”), a California limited liability company formed in December, 2020 for purposes of serving as a franchisor to provide premier roaster specialty coffee to franchisees and other customers. Reborn Coffee Franchise is a wholly owned subsidiary of Reborn Coffee Inc. Reborn Coffee Franchise plans to establish and operate Reborn Coffee locations using one or more Reborn Coffee marks. Each future franchisee (of which, as of the date of this prospectus, we have none) would obtain a license and franchise to develop and operate a store under the strict compliance with terms of a franchise agreement. The specific rights the prospective franchisee would be granted is to develop, own, and/or operate franchisee’s Reborn Coffee locations. The non-refundable initial franchise fee is expected to be $20,000. In addition, the prospective franchisee would be required to pay the Company a royalty fee equal to 3% of the weekly gross sales of their respective store.

Pre-Offering Capitalization Restructuring and Migration

In anticipation of this offering, Reborn intends to convert all Class B common stock to Class A common stock and, following such conversion, amend and restate our articles of incorporation to eliminate our Class B class of common stock (thereby eliminating our multi-class structure) and to rename our Class A common stock to “common stock.” All holders of our common stock vote as a single class on all matters presented to Reborn Coffee’s stockholders for their vote or approval. See the section entitled “Description of Securities” for more information. On , 2022, we migrated our Company from Florida to Delaware and have the same capitalization structure.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $ based on an assumed public offering price of $ per unit, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding proceeds received from the exercise of our warrants. If the underwriters’ option to purchase additional units in this offering from us is exercised in full, our net proceeds will be approximately $ after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding proceeds received from the exercise of our warrants.

Each $1.00 increase (decrease) in the assumed public offering price of $ per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, would increase (decrease) net proceeds to us from this offering by approximately $ , that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of units we are offering. Each 100,000 increase (decrease) in the number of units we are offering would increase (decrease) the net proceeds to us from this offering by approximately $ , assuming no change in the assumed public offering price per unit.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, as well as developing our franchise program. We may also use a portion of the net proceeds we receive from this offering to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. We will have broad discretion over how to use the net proceeds we receive from this offering.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the public capital markets.

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DIVIDEND POLICY

We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. Additionally, our board of directors may take into account general and economic conditions, our available cash and current and anticipated cash needs, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. Further, under Delaware law, we may declare and pay dividends on our common stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities exceed the fair value of its assets.

Reborn Coffee is a holding company and has no material assets other than its ownership of its wholly owned subsidiaries. Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends.

Since our formation in January 2018, Reborn Coffee, Inc. has, upon board approval, issued Class A common stock and Class B common stock for dividends at par value $0.0001 per share to several individuals.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2021:

•	on an actual basis; and

•

on an adjusted basis giving effect to the intended conversion of Class B common stock to Class A common stock and including the sale and issuance of shares of our common stock by us in this offering, at the assumed public offering price of per share, representing the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the proceeds therefrom as described in “Use of Proceeds.”

	As of December 31, 2021
	Actual	As Adjusted
Cash	$905,051	$905,051

Debt (current and non-current):
Bank notes payables	121,703	121,703
Equipment loan payable	15,989	15,989
Loan payable, PPP	167,138	167,138
Loan payable, EIDL	500,000	500,000
Due to related party	-	-

Stockholders’ Equity (Deficit)
Class A Common Stock - $0.0001 par value; 3,000,000,000 authorized shares; 1,088,121,400 shares issued and outstanding at December 31, 2021	108,812	108,812
Class B Common Stock - $0.0001 par value; 400,000,000 authorized shares; 75,330,873 shares issued and outstanding at December 31, 2021	7,534	7,534
Additional paid-in-capital	9,558,855	9,558,855
Subscription of common stock	-	-
Accumulated deficit	(8,476,904)	(8,485,283)
Total stockholders’ equity	$1,198,295	1,198,295

You should read this table together with the other information contained in this prospectus, including “Organizational Structure,” “Use of Proceeds,” “Selected Historical and Pro Forma Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

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DILUTION

After giving effect to the issuance and sale of the units offered in this offering and the application of the estimated net proceeds of the offering received by us, as described in “Use of Proceeds,” based upon an assumed public offering price of $ per unit, which is the midpoint of the price range set forth on the cover of this prospectus, and assuming that no warrants are exercised, our net tangible book value as of December 31, 2021 would have been approximately $ , or $ per share of common stock. This represents an immediate increase in net tangible book value to our existing stockholders of $ per share and an immediate dilution to new investors in this offering of $ per share. The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed public offering price per unit	$
Net tangible book value per share as of December 31, 2021	$
Increase in net tangible book value per share attributable to new investors	$

Adjusted net tangible book value per share after this offering	$

Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed public offering price of $ per unit would increase (decrease) our net tangible book value by $ , the net tangible book value per share after this offering by $ and the dilution per share to new investors by $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the net tangible book value per share of our common stock after giving effect to this offering would be $ per share, which amount represents an immediate increase in net tangible book value of $ per share to existing stockholders and the immediate dilution in net tangible book value per share to new investors in this offering of $ per share.

The following table presents, as of December 31, 2021, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing common stock at the assumed initial offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased		Total Consideration		Average Price per
	Number	Percent	Amount	Percent	share

Existing stockholders	---	---%	$--	---%	$ ----
New investors	4,000,000	27.62%	$20,000,000	96.40%	$5.00
Total	4,000,000	100.00%	$20,000,000	100.00%	$1.4327

The dilution information above is for illustrative purposes only. Our net tangible book value following the consummation of this offering is subject to adjustment based on the actual public offering price of our shares of common stock and other terms of this offering determined at pricing.

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HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present the selected historical consolidated financial data for the Company and its subsidiaries and the selected pro forma combined and consolidated financial data for Reborn Coffee, Inc. for the periods and at the dates indicated.

Reborn Coffee is a holding company, and its sole material asset is a controlling equity interest in Reborn Global and its wholly owned subsidiary Reborn Coffee Franchise. Reborn Coffee will operate and control all the business and affairs of Reborn Global and, through Reborn Global and its subsidiaries, conduct our business. The selected historical consolidated statements of income data and selected historical consolidated statements of cash flows data presented below for the years ended December 31, 2021 and 2020 and the selected historical consolidated balance sheet data presented below as of December 31, 2021 and 2020 have been derived from the historical consolidated financial statements of Reborn Coffee, Inc. included elsewhere in this prospectus.

The selected historical consolidated financial and other data of Reborn Coffee has not been presented because Reborn Coffee, Inc. is a newly incorporated entity, has had no business transactions or activities to date, and had no assets or liabilities during the periods presented in this section.

Historical results are not necessarily indicative of the results expected for any future period. You should read the selected historical consolidated financial data below, together with our audited consolidated financial statements and related notes thereto, the audited consolidated financial statements of Reborn and related notes thereto and our unaudited consolidated financial statements and related notes thereto, each included elsewhere in this prospectus, as well as “Organizational Structure,” “Selected Historical and Pro Forma Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other information appearing elsewhere in this prospectus.

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Historical Consolidated Statements of Operations Data:

	Year Ended December 31,
	2021	2020
Net revenues:
Stores	$2,204,201	$759,644
Wholesale and online	75,871	33,444
Total net revenues	2,280,072	793,088
Operating costs and expenses:
Product, food and drink costs—stores	821,713	321,244
Labor expenses	1,550,041	636,832
Occupancy expenses—stores	552,069	256,016
Utilities costs	69,674	29,612
Cost of sales—wholesale and online	33,231	14,650
Rent—corporate	97,824	97,824
General and administrative	1,544,501	371,461
Depreciation	174,696	121,905
Total operating costs and expenses	4,843,749	1,849,544
Loss from operations	(2,563,677)	(1,056,456)
Other income (expense):
Other income	7,631	-
Economy injury disaster loan (EIDL) grant income	-	10,000
Paycheck protection program (PPP) loan forgiven income	115,000	-
Interest expense	(16,172)	(21,510)
Loss on extinguishment of debt	(982,383)	-
Total other expense	(875,924)	(11,510)
Loss before income taxes	(3,439,601)	(1,067,966)
Provision for income taxes	800	800
Net loss	$(3,440,401)	$(1,068,766)

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted	1,076,494,414	745,414,803

Consolidated Balance Sheet Data:

	As of December 31,
	2021	2020

Cash and cash equivalents	$905,051	$128,568
Total assets	$4,763,529	$1,975,961
Total liabilities	$3,565,234	$2,728,357
Total stockholders’ equity (deficit)	$1,198,295	$(752,396)

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Other Financial and Operating Data:

	Years ended December 31,
	2020	2020
Key Financial and Operational Metrics:
Locations at the end of period	7	3
Average unit volumes(1)	$445,333	$316,493
Comparable location sales growth(2)	40.7%	27.1%
EBITDA(3)	(3,248,733)	(924,551)
Adjusted EBITDA(3)	(2,388,981)	(914,551)
as a percentage of sales	-104.8%	-115.3%
Operating income	(2,563,677)	(1,056,456)
Operating profit margin	-112.4%	-133.2%
Shop-level Contribution(3)	86,818	(125,602)
Shop-level Contribution margin(3)	3.8%	-15.8%

(1)

Average Unit Volumes (AUVs) consist of the average annual sales of all locations that have been open for the entirety of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such locations by (y) the total number of locations in that base. See “Additional Financial Measures and Other Data” for the definition of AUVs.

(2)

Comparable location sales growth represents the change in year-over-year sales for locations open for at least 3 months prior to the start of the accounting period presented, including those temporarily closed for renovations during the year.

(3)

EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Additionally, we present Shop-level Contribution because it excludes the impact of general and administrative expenses which are not incurred at the shop-level. We also use Shop-level Contribution to measure operating performance and returns from opening new locations.

Adjusted EBITDA Reconciliation:

EBITDA is calculated as net income before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations described in the table below. Shop-level Contribution represents operating income plus depreciation and amortization, stock-based compensation expense, pre-opening rent expense, pre-opening costs, non-cash rent expense, asset disposals, closure costs and location impairments, general and administrative expenses, less corporate-level stock-based compensation expense. Shop-level Contribution margin is defined as Shop-level Contribution divided by sales.

We believe that the use of EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that Shop-level Contribution and Shop-level Contribution margin are financial measures which are not indicative of overall results for the Company, and Shop-level Contribution and Shop-level Contribution margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, you should be aware when evaluating EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin in the same fashion.

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Because of these limitations, EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin on a supplemental basis. Our management recognizes that EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin have limitations as analytical financial measures, including the following:

•	EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin do not reflect our capital expenditures or future requirements for capital expenditures;

•

EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin do not reflect interest expense or the cash requirements necessary to service interest or principal payments associated with our indebtedness;

•

EBITDA, Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements;

•	Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin do not reflect the costs of stock-based compensation expense, and asset disposals, closure costs and location impairments;

•	Adjusted EBITDA, Shop-level Contribution and Shop-level Contribution margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Years ended December 31,
	2021	2020

Revenues, as reported	$2,280,072	$793,088

Net loss, as reported	$(3,440,401)	$(1,068,766)
Interest, net	16,172	21,510
Taxes	800	800
Depreciation and amortization	174,696	121,905
EBITDA	(3,248,733)	(924,551)
Other income	(7,631)
Loss on extinguishment of debt	982,383	-
PPP loan forgiveness (c)	(115,000)	-
Economy injury disaster loan (EIDL) grant income	-	(10,000)
Adjusted EBITDA	$(2,388,981)	$(914,551)
Adjusted EBITDA margin	-104.8% %	-115.3%

The following table presents a reconciliation of operating income to Shop-level Contribution:

	Years ended December 31,
	2021	2020

Operating loss, as reported	$(2,563,677)	$(1,056,456)
Payroll and benefits - Corporate	826,738	339,664
Rent - Corporate	97,824	97,824
General and administrative expenses	1,551,237	371,461
Fully-burdened gross profit	$(87,878)	$(247,507)
Depreciation and amortization	174,696	121,905
Shop-level Contribution	$86,818	$(125,602)
Operating profit margin	-112.4%	-133.2%
Shop-level Contribution margin	3.8%	-15.8%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.

You should review the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business

Reborn Coffee is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks and cafes. We are an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. We believe Reborn differentiates itself from other coffee roasters through its innovative techniques, including sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

Founded in 2015 by Jay Kim, our Chief Executive Officer, Mr. Kim and his team launched Reborn Coffee with the vision of using the finest pure ingredients and pristine water. We serve customers through our retail store locations in Southern California: Brea, La Crescenta, Glendale, Corona Del Mar, Arcadia, Laguna Woods, and Riverside. Additionally, we expect to begin franchising in 2022 and expects to continue to develop additional retail locations as we expand outside of Southern California. We currently are developing 3 retail locations and have identified an additional 2 locations for expansion. In 2022, we expect to open up to 40 company-operated retail locations. Reborn Coffee continues to elevate the high-end coffee experience and we received 1st place traditional still in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles.

The Experience, Reborn

As leading pioneers of the emerging “Fourth Wave” movement, Reborn Coffee is redefining specialty coffee as an experience that demands much more than premium quality. We consider ourselves leaders of the “fourth wave” coffee movement because we are constantly developing our bean processing methods, researching design concepts, and reinventing new ways of drinking coffee. For instance, the current transition from the K-Cup trend to the pour over drip concept allowed us to reinvent the way people consume coffee, by merging convenience and quality. We took the pour over drip concept and made it available and affordable to the public through our Reborn Coffee Pour Over packs. Our Pour Over Packs allow our consumers to consume our specialty coffee outdoors and on-the-go.

Our success in innovating within the “fourth wave” coffee movement is measured by our success in B2B sales with our introduction of Reborn Coffee Pour Over Packs to hotels. With the introduction of our Pour Over Packs to major hotels (including one hotel company with 7 locations), our B2B sales increased as these companies recognized the convenience and functionality our Pour Over Packs serve to their customers.

Reborn Coffee’s continuous Research and Development is essential to developing new parameters in the production of new blends. Our 1st place position in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles is a testament to the way we believe we lead the “fourth wave” movement by example.

Centered around its core values of service, trust, and well-being, Reborn Coffee delivers an appreciation of coffee as both a science and an art. Developing innovative processes such as washing green coffee beans with magnetized water, we challenge traditional preparation methods by focusing on the relationship between water chemistry, health, and flavor profile. Leading research studies, testing brewing equipment, and refining roasting/brewing methods to a specific, Reborn Coffee proactively distinguishes exceptional quality from good quality by starting at the foundation and paying attention to the details. Our mission places an equal emphasis on humanizing the coffee experience, delivering a fresh take on “farm-to-table” by sourcing internationally. In this way, Reborn Coffee creates opportunities to develop transparency by paying homage to origin stories and spark new conversations by building cross-cultural communities united by a passion for the finest coffee.

Through a broad product offering, Reborn Coffee provides customers with a wide variety of beverages and coffee options. As a result, we believe we can capture share of any experience where customers seek to consume great beverages whether in our inviting store atmospheres which are designed for comfort, or on the go through our pour over packs, or at home with our whole bean ground coffee bags. We believe that the retail coffee market in the US is large and growing. According to IBIS, in 2021, the retail market for coffee in the United States is expected to be $46.2 billion. This is expected to grow due to a shift in consumer preferences to premium coffee, including specialized blends, espresso-based beverages, and cold brew options. Reborn aims to capture a growing portion of the market as we expand and increase consumer awareness of our brand.

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Plan of Operation

We have a production and distribution center at our headquarters that we use to process and roast coffee for wholesale and retail distribution.

Currently, we have the following 8 retail coffee locations, and one in development:

•	La Floresta Shopping Village in Brea, California;

•	La Crescenta, California;

•	Glendale Galleria in Glendale, California;

•	Galleria at Tyler in Riverside, California;

•	Home Depot Center in Laguna Woods, California;

•	Stonestown Galleria in San Francisco, California (opened in first quarter of 2022);

•	Corona Del Mar, California;

•	Santa Anita Westfield Mall in Arcadia, California; and

•	Manhattan Village at Manhattan Beach, California (in development).

Liquidity and Capital Resources

We have a history of operating losses and negative cash flow. We have incurred recurring net losses, including net losses from operations before income taxes of $3.4 million and $1.1 million in 2021 and 2020, respectively. We used $2.9 million and $0.9 million of cash for operating activities during 2021 and 2020, respectively.

To support our existing and planned business model, we will need to raise additional capital to fund our future operations. Currently, we have no written or oral communication from stockholders, directors or any officers to provide us any forms of cash advances, loans or sources of liquidity to meet our working capital needs or long-term or short-term financial needs.

Our cash needs will depend on numerous factors, including our revenues, completion of our product development activities, customer and market acceptance of our product, and our ability to reduce and control costs. We expect to devote substantial capital resources to, among other things, fund operations and continue development plans. If we are unable to secure such additional financing, it will have a material adverse effect on our business and we may have to limit operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

From June 4, 2021 to December 20, 2021, the Company generated $2,826,450 of proceeds from its Regulation A offering pursuant to a circular on Form 1-A (File No. 024-11518). The Company terminated making offers and sales pursuant to the Regulation A offering on December 20, 2021.

We have funded our operations primarily with proceeds from private offerings of our common stock and secured and unsecured debt instruments. As of December 31, 2021, we had $905,061 in cash and cash equivalents, which we expect will be sufficient to carry on our operations for the next twelve months. If additional capital does not become available from the proceeds of this offering or from other sources, we will be able to continue operations since we anticipate our monthly revenue of approximately $180,000 and monthly expenses of approximately $120,000 in the next few months. Thus with available cash on hand and positive cash flows from our current operations we believe we may be able to continue operations for twelve months. This expectation anticipates a necessary reduction in the increased level of administrative expenses we have experienced in the past, which have been a significant reason for historical losses and negative operating cash flow. These expenses have been incurred related to expansion plans and enhancing a corporate infrastructure in preparation for public offering. Should capital not be available, it may become necessary to modify these efforts to restrict expenditures. There can be no assurance that such additional capital will be available.

Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, the terms of the private placement transactions that we completed in the past, and any restricted availability of credit, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with GAAP.

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Critical Accounting Policies

The preparation of financial statements requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. The critical accounting policies affecting our financial reporting are summarized in Note 2 to the financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

We have determined that all other issued, but not yet effective accounting pronouncements are inapplicable or insignificant to us and once adopted are not expected to have a material impact on our financial position.

Impact of COVID-19

The COVID-19 pandemic and resulting disruptions including, without limitation, governmental lockdown mandates and restrictions, made 2020 a challenging year for businesses, particularly in the foodservice and restaurant industries. Reborn Coffee took immediate action to protect the health and safety of our employees and customers including the implementation of all operating protocols dictated by state and local guidelines and instituting strict health and safety practices. Fortunately, we did not experience any significant disruptions in our supply chain operations.

Despite efforts to ensure a safe consumer experience, we did experience repressed customer flow through periods when malls and shopping centers were restricted or closed entirely due to governmental lockdown mandates and restrictions. Our current retail locations are within popular shopping areas with anticipated regular customer traffic. Such closures or limitations and restrictions were at times mandated the government, and at other times due to natural customer uncertainties regarding the status of COVID-19. Such restrictions and uncertainties not only impacted anticipated revenues from current locations, but added additional risk to us related to the opening of new locations. Thus, the uncertainty regarding the scope and longevity of such restrictions modified our plans as to how quickly we could enact our expansion plans.

More specifically, COVID-19 has challenged our performance at our kiosk locations, though our cafe locations have improved in performance. Shopping mall restrictions and mandates during the pandemic made it difficult for our kiosks to operate at maximum performance, as indoor restrictions of shopping malls affected the way we had to operate business. For instance, we had to offer only to-go/pickup operations to operate while meeting regulations. We have learned how to move forward aggressively despite such regulations and mandates, doing what we can to serve the coffee we are so proud to serve, whether this means offering to-go orders only or working with delivery services.

In May 2020, the Company availed itself of a loan under the Paycheck Protection Program (PPP) administered by the U.S. Small Business Administration (SBA) in the amount of $115,000, and $500,000 under the SBA’s Economic Injury Disaster Loan assistance program, all of which is currently outstanding as of December 31, 2021, provided however that repayment was deferred to commence in May 2022. In February 2021, the Company secured a second PPP loan under this program in the amount of approximately $167,000. The Company was granted forgiveness for the initial PPP Loan prior to December 31, 2021 and expects to be granted forgiveness on the remainder subsequently.

We recently announced a price increase on our website which we attribute to increases in the price of raw green coffee beans, increases in the cost of shipping and supplies, and nationwide increases in labor costs, factors that may or may not be attributable to the pandemic and/or the governmental policies and mandates that were implemented during and in the wake of COVID-19, as we can attribute our need to increase our prices also to inflation, labor wage increases, and supply chain shortages and issues.

We do not expect COVID-19 to affect our future operating results significantly, as we are confident that coffee is an essential product that people rely on and will always drink. We intend to meet all governmental business operation regulations and improve sales by whatever means necessary, utilizing resources such as food delivery services and to-go/pickup orders. However, the impact of COVID-19 continues to evolve, and we cannot easily predict the future potential impacts of the pandemic on our business or operations or on the United States or global economy in general. This may include any recurrence of the disease, actions taken in response to the evolving pandemic, any ongoing effects on consumer demand and spending patterns or other impacts of the pandemic. Whether these or other currently unanticipated consequences of the pandemic are reasonably likely to materially affect our results of operations, cash flows or financial condition is yet to be determined. For additional details regarding the impact of COVID-19 on our business, see “Risk Factors-Risks Related to Our Business-Pandemics or disease outbreaks such as the COVID-19 have had, and may continue to have, an effect on our business and results of operations.”

Key Performance Indicators and Non-GAAP Financial Measures

To evaluate our business effectively and make the best decisions for Reborn Coffee’s future, we focus on a variety of key performance indicators and financial measures. These measures include EBITDA and Adjusted EBITDA.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to important measures used by our management for financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance using a management view and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

See our reconciliation of non-GAAP measures, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Shop-Level contribution margin under the Section herein entitled “Historical Consolidated Financial and Other Data”.

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Average Unit Volumes (AUVs)

“Average Unit Volumes” or “AUVs” consist of the average annual sales of all locations that have been open for the entirety of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such locations by (y) the total number of locations in that base. This measurement allows management to assess changes in consumer spending patterns at our locations and the overall performance of our location base.

The following table shows the AUVs for the fiscal years for the fiscal years ended December 31, 2021 and 2020, respectively:

	Years ended December 31,
	2021	2020

Average Unit Volumes	$445,333	$316,493

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Comparable Shop Sales Growth

Measuring our comparable shop sales growth allows us to evaluate the performance of our existing shop location base. We utilize the Average Unit Volume, or AUV, metric to measure this. Various factors impact comparable restaurant sales, including:

•	consumer recognition of our brand and our ability to respond to changing consumer preferences;

•	overall economic trends, particularly those related to consumer spending;

•	our ability to operate restaurants effectively and efficiently to meet consumer expectations;

•	pricing;

•	guest traffic;

•	per-guest spend and average check;

•	marketing and promotional efforts;

•	local competition; and

•	opening of new restaurants in the vicinity of existing locations.

The following table shows the comparable shop sales growth for the fiscal years ended December 31, 2021 and December 31, 2020, respectively

	Years ended December 31,
	2021	2020

Comparable shop AUV growth (%)	40.7%	27.1%
Comparable shop base	2	2

Components of Our Results of Operations

Revenue

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from its retail locations and wholesale and online store. Accordingly, the Company recognizes revenue as follows:

•	Retail Store Revenue

Retail store revenues are recognized when payment is tendered at the point of sale. Retail store revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities. Sales taxes that are payable are recorded as accrued as other current liabilities. Retail store revenue makes up approximately 97% of the Company’s total revenue.

•	Wholesale and Online Revenue

Wholesale and online revenues are recognized when the products are delivered, and title passes to customers or to the wholesale distributors. When customers pick up products at the Company’s warehouse, or distributed to the wholesale distributors, the title passes, and revenue is recognized. Wholesale revenues make up approximately 3% of the Company’s total revenue.

•	Royalties and Other Fees

Franchise revenues consist of royalties and other franchise fees. Royalties are based on a percentage of franchisee’s weekly gross sales revenue at 3%. The Company recognizes the royalties as the underlying sales occur. The Company recorded revenue from royalties of $0 for the year ended December 31, 2021. Other fees are earned as incurred and the Company did not have any other fee revenue for the year ended December 31, 2021.

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Cost of Sales

Cost of sales includes costs associated with generating revenue within our company-operated locations and franchising operations.

Shipping and Handling Costs

The Company incurred freight out cost and is included in the Company’s cost of sale.

General and Administrative Expense

General and administrative expense includes store-related expense as well as the Company’s corporate headquarters’ expenses.

Advertising Expense

Advertising expense are expensed as incurred. Advertising expenses amounted to $82,351 and $73,282 for the years ended December 31, 2021 and 2020, respectively, and is recorded under general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations.

Pre-opening Costs

Pre-opening costs for new stores, which are not material, consist primarily of payroll and recruiting expense, training, marketing, rent, travel, and supplies, and are expensed as incurred depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.

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Results of Operations

Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020

The following table presents selected comparative results of operations from our audited financial statements for the fiscal year ended December 31, 2021 compared to the fiscal year ended December 31, 2020. Our financial results for these periods are not necessarily indicative of the financial results that we will achieve in future periods. Certain totals for the table below may not sum to 100% due to rounding.

	Year Ended December 31,		Increase / (Decrease)
	2021	2020	Dollars	Percentage
Net revenues:
Stores	$2,204,201	$759,644	$1,444,557	190.2%
Wholesale and online	75,871	33,444	42,427	126.9%
Total net revenues	2,280,072	793,088	1,486,984	187.5%
Operating costs and expenses:
Product, food and drink costs—stores	821,713	321,244	500,466	155.8%
Labor expenses	1,550,041	636,832	913,209	143.4%
Occupancy expenses—stores	552,069	256,016	296,053	115.6%
Utilities costs	69,674	29,612	40,062	135.3%
Cost of sales—wholesale and online	33,231	14,650	18,581	126.8%
Rent—corporate	97,824	97,824	-	0.0%
General and administrative	1,544,501	371,461	1,173,040	315.8%
Depreciation	174,696	121,905	52,791	43.3%
Total operating costs and expenses	4,843,749	1,849,544	2,994,205	162.3%
Loss from operations	(2,563,677)	(1,056,456)	(1,507,221)	142.7%
Other income (expense):

Economy injury disaster loan (EIDL) grant income	-	10,000	(10,000)	-100.0%
Paycheck protection program (PPP) loan forgiven income	115,000	-	115,000	N/A
Other income	7,631	-	7,631	N/A
Interest expense	(16,172)	(21,510)	5,338	-24.8%
Total other expense	(875,924)	(11,510)	(864,414)	7,510.1%
Loss before income taxes	(3,439,601)	(1,067,966)	(2,371,635)	222.1%
Provision for income taxes	800	800	-	0.0%
Net loss	$(3,440,401)	$(1,068,766)	$(2,371,635)	221.9%

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	Year Ended December 31,
	2021	2020
Net revenues:
Stores	96.7%	95.8%
Wholesale and online	3.3%	4.2%
Total net revenues	100.0%	100.0%
Operating costs and expenses:
Product, food and drink costs—stores	36.0%	40.5%
Labor expenses	68.0%	80.3%
Occupancy expenses—stores	24.2%	32.3%
Utilities costs	3.1%	3.7%
Cost of sales—wholesale and online	1.5%	1.8%
Rent—corporate	4.3%	12.3%
General and administrative	67.3%	46.8%
Depreciation	7.7%	15.4%
Total operating costs and expenses	212.4%	233.2%
Loss from operations	-112.4%	-133.2%
Other income (expense):
Economy injury disaster loan (EIDL) grant income	0.0%	1.3%
Paycheck protection program (PPP) loan forgiven income	5.0%	0.0%
Other income	0.3%	0.0%
Interest expense	-0.7%	-2.7%
Total other expense	-38.4%	-1.5%
Loss before income taxes	-150.9%	-134.7%
Provision for income taxes	0.0%	0.1%
Net loss	-150.9%	-134.8%

Revenues. Revenues were approximately $2.3 million for the year ended December 31, 2021 compared to $793,000 for the year ended December 31, 2020, representing an increase of $1.5 million, or 187.5%. The increase in sales for the year was primarily driven by the opening of the Corona Del Mar, Laguna Woods and Santa Anita locations during 2021, and to the continued focus on marketing efforts to grow brand recognition. The two locations that were open through all of 2021 each experienced significant sales increases for the year. AUV for these locations increased 40.7% for the year ended December 31, 2021 from prior year. The improvement can also partially be attributed to recovery from the effects of the lockdowns attributable to COVID-19 pandemic on our customer traffic and from the progression of our planned growth. The lockdowns attributable to COVID-19 have challenged our performance at our kiosk locations, though our cafe locations have improved in performance. Shopping mall restrictions and mandates attributable to COVID-19 made it difficult for our kiosks to operate at maximum performance, as such indoor restrictions of shopping malls affected the way we had to operate business. These effects were felt throughout most of 2020, but the lightening and/or removal of such restrictions in 2021 have allowed for a return to normal operations and towards improvement in sales results.

Product, food and drink costs. Product, food and drink costs were approximately $822,000 for the year ended December 31, 2021 compared to $321,000, representing an increase of approximately $500,000, or 155.8%. The increase in costs for the year was partially driven by the opening of four new locations and the increase in sales for the year. As a percentage of revenues, product, food and drink costs decreased to 36.0% in the year ended December 31, 2021 compared to 40.5% in the year ended December 31, 2020. The decrease in costs as a percentage of sales was primarily driven by the seasonal fluctuations in the cost of ingredients and the efficiencies achieved through the experiences gained in the opening of incremental locations.

Labor. Labor and related costs were approximately $1.6 million for the year ended December 31, 2021 compared to $637,000 for the year ended December 31, 2020, representing an increase of approximately $913,000, or 143.4%. The increase in costs was largely driven by additional labor costs incurred with respect to the opening of four new locations. As a percentage of sales, labor and related costs decreased to 68.0% in the year ended December 31, 2021 compared to 80.3% in the comparable period in 2020. The decrease in costs as a percentage of sales was primarily driven by increased sales outpacing relatively fixed labor costs in previously established locations and efficiencies achieved through the experiences gained in the opening of incremental locations.

Occupancy expenses-stores. Occupancy expenses were approximately $552,000 for the year ended December 31, 2021compared to $256,000 for the year ended December 31, 2020, representing an increase of approximately $296,000, or 115.6%. The increase was experienced primarily as the result of opening four new locations. As a percentage of sales, occupancy expenses decreased to 24.2% in the year ended December 31, 2021, compared to 32.3% for the comparable period in 2020, We believe the decrease in costs as a percentage of sales is due to increased sales for the period for previously established locations with relatively fixed rental expenditures.

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General and administrative expenses. General and administrative expenses were approximately $1.5 million for the year ended December 31, 2021 compared to $371,000 for the year ended December 31, 2020, representing an increase of approximately $1.2 million, or 315.8%. This increase in general and administrative expenses was primarily due to the hiring of additional administrative employees, increases in professional services and corporate-level costs to support growth plans, the opening of four new restaurants, as well as costs associated with outside administrative, legal and professional fees and other general corporate expenses associated with conducting an underwritten public offering. A large portion of this increase is related to stock-based compensation, which amounted to $550,000 for 2021 compared to $0 for 2020.  As a percentage of sales, general and administrative expenses increased to 67.3% in the year ended December 31, 2021 from 46.8% in the comparable period in 2020, primarily due to the increased administrative expenditures as mentioned above.

Depreciation and amortization expenses. Depreciation and amortization expenses incurred were approximately $175,000 for the year ended December 31, 2021 compared to $122,000 for the year ended December 31, 2020, representing an increase of approximately $53,000, or 43.3%. The increase was primarily due to continued depreciation of equipment additions for locations in the current and prior year. As a percentage of sales, depreciation and amortization expenses decreased to 7.7% for the year ended December 31, 2021 compared to 15.4% for the comparable period in the prior year. The change is largely driven by the increase in sales from period to period.

Segment Performance

At the current time, the Company has only one reportable segment, consisting of both the wholesale and retail sales of coffee, water, and other beverages. The Company’s franchisor subsidiary was not material as of and for the year ended December 31, 2021 or since date of formation, December 17, 2020.

Income Tax Expense

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

As of December 31, 2020, the Company had available net operating loss carryovers of approximately $4,983,440. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax year ended 2017 and later and subject to California authorities for tax year ended 2016 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2021 and 2020, the Company has no accrued interest or penalties related to uncertain tax positions.

As of December 31, 2021, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $8,423,041. In addition, the Company had state tax net operating loss carryforwards of approximately $8,423,041. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

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Liquidity and Capital Resources

	Year Ended December 31,
	2021	2020
Statement of Cash Flow Data:
Net cash used in operating activities	(2,932,203)	(884,927)
Net cash used in investing activities	(498,224)	(115,841)
Net cash provided by financing activities	4,206,910	1,129,336

Cash Flows Provided by Operating Activities

Net cash used in operating activities during the year ended December 31, 2021 was $2,932,203, which resulted from net loss of $3,440,401, non-cash charges of $174,696 for depreciation and amortization and $550,000 for stock compensation, noncash income of $115,000 from the forgiveness of PPP loans, and net cash outflows of $91,447 from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of increases in inventories of $73,598 and other assets of $132,059 and a decrease in accounts payable of $27,571, partially offset by decreases in accounts receivable of $3,853 and increases of $137,898 in accrued liabilities. The increase in accrued liabilities was primarily due to the timing of cash payments for sales tax and operating lease liabilities.

Net cash used in operating activities during the year ended December 31, 2020 was $884,927, which resulted from net loss of $1,068,766, non-cash charges of $121,905 for depreciation and amortization, and net cash inflows of $61,934 from changes in operating assets and liabilities. The net loss was significantly higher for the period relative to prior periods as a result of closures and reduced customer traffic as a result of the pandemic. The net cash inflows from changes in operating assets and liabilities were primarily the result of increased accounts payable of $72,496 and a decrease of $16,606 in accounts receivable, partially offset by increases of $6,079 in inventories, an increase of $10,000 in prepaid expenses and a decrease of $11,088 in accrued liabilities. The increase in accounts payable was primarily due to the timing of cash payments.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the years ended December 31, 2021 and 2020 was $498,224 and $115,841, respectively. These expenditures in each period are primarily related to purchases of property and equipment in connection with current and future location openings and maintaining our existing locations.

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Cash Flows Provided by (Used in) Financing Activities

Net cash provided by financing activities during the year ended December 31, 2021 was $4,206,910, primarily due to $1.1 million cash received through borrowings from banks and from pandemic relief funds available from government agencies and $3.7 million of proceeds from the sales of shares of common stock, offset by approximately $512,000 of repayments of borrowings.

Net cash provided by financing activities during the year ended December 31, 2020 was $1,129,336, primarily due to approximately $265,000 cash received through borrowings from banks and from pandemic relief funds available from government agencies and $1.4 million of proceeds from the sales of shares of common stock, offset by approximately $532,000 of repayments of borrowings.

As of  December 31, 2021, the Company had total assets of $4,763,529. Our cash balance as of December 31, 2021 was $905,051. From inception (of Reborn Global in November 2014) to December 31, 2021, we have not had any positive operating cash flow. The Company raised an aggregate of approximately $5.1 million in equity capital from the sale of our commons stock, mostly to our officers and directors.

If capital does not become available from the proceeds of this offering or from other sources, we will be able to continue operations since we anticipate our monthly revenue of approximately $180,000 and monthly expenses of approximately $120,000 in the next few months. Thus with available cash on hand and positive cash flows from our current operations we believe we may be able to continue operations for twelve months. This expectation anticipates a necessary reduction in the increased level of administrative expenses we have experienced in the past, which have been a significant reason for historical losses and negative operating cash flow. These expenses have been incurred related to expansion plans and enhancing a corporate infrastructure in preparation for public offering. Should capital not be available, it may become necessary to modify these efforts to restrict expenditures. There can be no assurance that such additional capital will be available.

We believe our operational strategy which focuses on running a low overhead operation will avail us the ability to manage our current operational activities. We plan to use our working capital to attend investor conferences and tradeshows, participating in road shows to meet with potential investors, traveling to meet with investors and paying professional fees needed to comply with SEC regulations.

If we succeed in obtaining capital and opening additional cafes, we anticipate that sales at such places will generate sufficient cash flow to support our operations. Yet, there can be no assurance that such sales levels will be achieved. Therefore, we may require additional financing through loans and other arrangements, including the sale of additional equity. There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted. In the event that we do not have sufficient capital to support our operations we may have to curtail our operations.

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Credit Facilities

Loan with Fora Financial

In October 2019, the Company entered into a loan agreement with Fora Financial in the principal amount of $138,600 and remaining principal amount of $48,510. The loan payable has a maturity date on October 11, 2019. The loan was due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $12,549, respectively.

Loans with Square Capital

Between April and August 2021, the Company entered into loan agreements with Square Capital in the aggregate principal amount of approximately $268,000 with loan costs of $34,840. The loans payable have maturity dates ranging from September 2022 to February 2023. As of December 31, 2021 and 2020, there was a balance outstanding of approximately $122,000 and $0, respectively.

Economic Injury Disaster Loan

On May 16, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. As of December 31, 2021, the loan payable, Emergency Injury Disaster Loan noted above is not in default.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the Company borrowed an aggregate principal amount of the EIDL Loan of $500,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 16, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, the Company also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in Economy injury disaster loan (EIDL) grant income in the Statements of Operations. The schedule of payments on this loan was later deferred to commence 24 months from the date of loan, and therefore, the full amount of the loan is outstanding as of December 31, 2021 and payments shall commence starting in May 2022.

In connection therewith, the Company executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default (the “SBA Security Agreement”).

Paycheck Protection Program Loan

In May 2020, the Company secured a loan under the Paycheck Protection Program administered by the U.S. Small Business Administration (the “SBA”) in the amount of $115,000. In February 2021, the Company secured a second loan under this program in the amount of approximately $167,000. The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of each PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the loan. The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan. The Company was granted forgiveness for the initial PPP Loan prior to December 31, 2021 and expects to be granted forgiveness on the remainder subsequently.

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Leases

Operating Leases

We currently lease all company-operated locations. Operating leases typically contain escalating rentals over the lease term, as well as optional renewal periods. Rent expense for operating leases is recorded on a straight-line basis over the lease term and begins when Reborn has the right to use the property. The difference between rent expense and cash payment is recorded as deferred rent on the accompanying consolidated balance sheets. Pre-opening rent is included in selling, general and administrative expenses on the accompanying consolidated statements of income. Tenant incentives used to fund leasehold improvements are recorded in deferred rent and amortized as reductions to rent expense over the term of the lease.

Income Taxes

Reborn files income tax returns in the U.S. federal and California state jurisdictions.

Upon the closing of this offering, we will be taxed at the prevailing U.S. corporate tax rates. We will be treated as a U.S. corporation and a regarded entity for U.S. federal, state and local income taxes. Accordingly, a provision will be recorded for the anticipated tax consequences of our reported results of operations for U.S. federal, state and foreign income taxes.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various public company reporting requirements for up to five years or until we are no longer an emerging growth company, whichever is earlier. The JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use this extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Quantitative and Qualitative Disclosure of Market Risks

Commodity Risks

Our profitability is dependent on, among other things, our ability to anticipate and react to changes in the costs of key operating resources, including beverage, energy and other commodities. We have been able to partially offset cost increases resulting from several factors, including market conditions, shortages or interruptions in supply due to weather or other conditions beyond our control, governmental regulations and inflation, by increasing our menu prices, as well as making other operational adjustments that increase productivity. However, substantial increases in costs and expenses could impact our operating results to the extent that such increases cannot be offset by menu price increases.

Labor and Benefits Costs

At our company-operated locations, our starting wage has historically been the minimum wage in place for that particular state with baristas receiving tips from customers in addition to the wages. We do not, however, reduce the wages we pay to baristas to offset tips. We believe this combination of security and upside earning potential, in addition to our strong culture and focus on development, enables us to attract a higher caliber employee and this directly translates to better customer service.

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California has experienced minimum wage increases over the past two years. As we consider the potential for future federal and state or local minimum wage increases, our first step is to partially offset such increases with operational efficiencies and cost reduction measures in our supply chain and elsewhere before increasing our menu prices. In the future, we may or may not be able to offset with operational efficiencies or menu price increases. As of December 31, 2021, we employed approximately 65 hourly workers in our retail locations.

Interest Rate Risk

We have historically been exposed to interest rate risk through fluctuations in interest rates on our debt obligations. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities. As of December 31, 2021, we had approximately $805,000 in aggregate outstanding principal balance. Without the EIDL, we have 0 balance with interest rate risk.

Impact of Inflation

The primary inflation factions affecting our operations are commodity and supplies, energy costs, and materials used in the construction of company-operated locations. Our leases require us to pay taxes, maintenance, repairs, insurance, and utilities, all of which are generally subject to inflationary increases. Finally, the cost of constructing our restaurants is subject to inflation, increasing the costs of labor and materials, and resulting in higher rent expense on new locations.

While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our guests without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same location sales growth in an amount sufficient to offset inflationary or other cost pressures.

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Select Supplementary Quarterly Data

	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020

Net revenues:
Stores	$685	$668	$470	$381	$275	$218	$129	$138
Wholesale and online	28	20	15	13	18	7	7	1
Total net revenues	713	688	485	394	293	225	136	139
Operating costs and expenses:
Product, food and drink costs—stores	290	295	130	140	107	91	46	78
Cost of sales—wholesale and online	12	9	12	-	8	3	3	-
Rent—stores	195	71	180	116	96	48	54	58
Rent—corporate	25	23	27	23	24	29	-	44
Payroll and benefits	581	409	309	251	129	211	133	163
Utilities	13	34	7	16	1	8	10	10
General and administrative	445	874	102	114	105	115	69	83
Depreciation	51	42	46	36	32	31	30	29
Total operating costs and expenses	1,579	1,757	813	696	502	536	345	465
Loss from operations	(866)	(1,069)	(328)	(302)	(209)	(311)	(209)	(326)
Other income (expense):
Economy injury disaster loan (EIDL) grant income	-	-	-	-	-	-	10	-
Paycheck protection program (PPP) loan forgiven income	-	115	-	-	-	-	-	-
Interest expense	3	(6)	(6)	-	(8)	(5)	(5)	(4)
Loss on extinguishment of debt	-	(982)	-	-	-	-	-	-
Total other expense	3	(873)	(6)	-	(8)	(5)	5	(4)
Loss before income taxes	(863)	(1,942)	(334)	(302)	(217)	(316)	(204)	(330)
Provision for income taxes	-	-	-	1	-	-	-	1
Net loss	$(863)	$(1,942)	$(334)	$(303)	$(217)	$(316)	$(204)	$(331)

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BUSINESS

 Our Company

Reborn Coffee is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks and cafes. We are an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. We believe Reborn differentiates itself from other coffee roasters through its innovative techniques, including sourcing, washing, roasting, and brewing our coffee beans with a balance of precision and craft.

The source of coffee is pinnacle to specialty coffee. The coffee industry has gone through various phases including the first, second, third and fourth wave. In the first and second waves of coffee, the single-origin source and type of the coffee is not necessarily in the forefront during the sourcing process. As such, much of the coffee may be a blend with various sources and a mix of Robusta and Arabica coffee beans. The third wave of coffee focuses on a single-origin source and one variety of coffee bean (specifically Arabica beans). Single-origin beans can focus on specific countries and can also have hyper-focused on specific regions in the third wave of coffee, such as Coban in Guatemala. Arabia beans are considered premier due to the specific requirements for growth and the high-quality flavor they produce. Arabica coffee is required to be grown in higher, cooler elevations in regions.

Differentiated from other coffee companies, the Reborn Wash Process is the key to creating the clean flavor of our coffee. Our Wash Process is distinguished by the use of magnetized water to wash our green coffee beans when they arrive at the Reborn facility, in order to extract impurities and enhance hydration before the roasting process. Magnetizing water is a process that converts the particles of water, which can naturally appear in various sizes, into evenly sized particles. As a result of this process, we believe that the water increases its hydration and ability to absorb into organic material. Our water is created through a water magnetizing device in which water is flowed through the device and magnetizes the water on-site immediately prior to use.

After the wash, we roast our washed-green beans based on the profile of each single-origin. After the coffee beans are roasted, they are then packaged into various products such as whole bean coffee, pour over packs, and cold brew packs. Additionally, whole bean inventory is also supplied to retail locations, kiosk and cafes. A portion of the roasted coffee is also allotted to create our award-winning cold brew concentrate. Our cold brew production is created using a proprietary percolation technique, also using magnetized water at each step to enhance the flavor of the cold brew.

We continually innovate in the way we serve coffee. At our cafes, we serve customers our award-winning coffee through cold brew taps in addition to freshly ground coffee beans in espresso-made drinks. Other brew methods, such as an in-house pour over and drip coffee, are also available.

In 2015 Jay Kim, our Chief Executive Officer, founded Reborn Coffee. Mr. Kim and his team launched Reborn Coffee with the vision of using the finest pure ingredients and pristine water. We serve customers through our retail store locations in Southern California: Brea, La Crescenta, Glendale, Corona Del Mar, Arcadia, Laguna Woods, and Riverside. Additionally, we expect to begin franchising in 2022 and expects to continue to develop additional retail locations as we expand outside of Southern California. We currently are developing 3 retail locations and have identified an additional 2 locations for expansion. In 2022, we expect to open up to 40 company-operated retail locations. As evidence of our success, we received 1st place traditional still in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles.

As of December 31, 2021, all of our 7 locations were company-operated. Our retail locations generated AUV of approximately $445,000 and $316,000 in 2021 and 2020, respectively.

In 2021, we generated approximately $2.3 million of revenue, $3.4 million of net loss, and approximately -$2.4 million of Adjusted EBITDA, a non-GAAP financial measure, resulting in an Adjusted EBITDA margin, a non-GAAP financial measure, of -104.8%. In 2020, we generated approximately $793,000 of revenue, $1.1 million of net loss, and approximately -$915,000 of Adjusted EBITDA, a non-GAAP financial measure, resulting in an Adjusted EBITDA margin, a non-GAAP financial measure, of -115.3%.

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The Experience, Reborn

As leading pioneers of the emerging “Fourth Wave” movement, Reborn Coffee is redefining specialty coffee as an experience that demands much more than premium quality. We consider ourselves leaders of the “fourth wave” coffee movement because we are constantly developing our bean processing methods, researching design concepts, and reinventing new ways of drinking coffee. For instance, the current transition from the K-Cup trend to the pour over drip concept allowed us to reinvent the way people consume coffee, by merging convenience and quality. We took the pour over drip concept and made it available and affordable to the public through our Reborn Coffee Pour Over packs. Our Pour Over Packs allow our consumers to consume our specialty coffee outdoors and on-the-go.

Our success in innovating within the “fourth wave” coffee movement is measured by our success in B2B sales with our introduction of Reborn Coffee Pour Over Packs to hotels. With the introduction of our Pour Over Packs to major hotels (including one hotel company with 7 locations), our B2B sales increased as these companies recognized the convenience and functionality our Pour Over Packs serve to their customers.

Reborn Coffee’s continuous Research and Development is essential to developing new parameters in the production of new blends. Our 1st place position in “America’s Best Cold Brew” competition by Coffee Fest in 2017 in Portland and 2018 in Los Angeles is a testament to the way we believe we lead the “fourth wave” movement by example.

Centered around its core values of service, trust, and well-being, Reborn Coffee delivers an appreciation of coffee as both a science and an art. Developing innovative processes such as washing green coffee beans with magnetized water, we challenge traditional preparation methods by focusing on the relationship between water chemistry, health, and flavor profile. Leading research studies, testing brewing equipment, and refining roasting/brewing methods to a specific, Reborn Coffee proactively distinguishes exceptional quality from good quality by starting at the foundation and paying attention to the details. Our mission places an equal emphasis on humanizing the coffee experience, delivering a fresh take on “farm-to-table” by sourcing internationally. In this way, Reborn Coffee creates opportunities to develop transparency by paying homage to origin stories and spark new conversations by building cross-cultural communities united by a passion for the finest coffee.

Through a broad product offering, Reborn Coffee provides customers with a wide variety of beverages and coffee options. As a result, we believe our versatility offers an experience that caters to customers’ needs ‒ whether they seek to consume our quality coffee in our inviting store atmospheres which are designed for comfort, on the go through our pour over packs, or at home with our whole bean ground coffee bags. We believe that the retail coffee market in the United States is large and growing. According to IBIS, in 2021, the retail market for coffee in the United States is expected to be $46.2 billion. This is expected to grow due to a shift in consumer preferences to premium coffee, including specialized blends, espresso-based beverages, and cold brew options. Reborn aims to capture a growing portion of the market as we expand and increase consumer awareness of our brand.

Branding

Reborn Coffee focuses on two key features in our branding, including “Introducing the Fourth Wave” and “America’s Best Cold Brew.” These phrases encapsulate the quality of the Reborn Process of sourcing, washing, roasting, and brewing coffee and the quality of the product that we create.

The Reborn brand is essential to our marketing strategy, as it allows us to stand out compared to our competitors. The products aim to make customers feel “reborn” after drinking a cup of coffee.

Our Menu and Products

We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items. We believe in offering customers the same great taste and quality whether served in store or on the go. We also partner with third-party importers and exporters to purchase and import our green coffee beans. Through these relationships, we source high-quality coffee beans from across the globe, including Mexico, Ethiopia, Colombia, Guatemala, Brazil, and Honduras.

Our Retail Locations

Reborn Coffee is built upon superior customer service, convenience and a modern experience as well as safe, clean and well-maintained stores that reflect the personalities of the communities in which they operate, thereby building a high degree of customer loyalty. Our strategy for expanding our retail business is to increase our category share in an aggressive manner, by opening additional stores in new and existing markets, as well as increasing sales in existing stores. Store growth in specific existing markets will vary due to many factors, including expected financial returns, the maturity of the market, economic conditions, consumer behavior and local business practices. Our retail locations, kiosks and cafes place a premium on customer convenience without sacrificing the personal experience. Our new retail locations are typically 800 to 1,500 square feet and are located in shopping plazas in upscale areas. We strategically position our new locations in areas where large-chain coffee locations have moved out, creating an opportunity for us to remodel a purpose-built coffee retail store. In this way, we are able to open quickly in high traffic areas with established local demand for coffee, ensuring a customer base we can convert into Reborn Coffee customers by offering a specialty coffee experience that wasn’t previously available. Our locations feature patios, contemporary design, and inviting atmospheres for socialization, study, and work. Our retail locations generated AUV of approximately $445,000 and $316,000 in 2021 and 2020, respectively. As we expand our retail footprint and improve customer awareness, we expect our AUV to grow.

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Franchise Operations

In December 2020, the Company formed Reborn Coffee Franchise, LLC in the State of California in order to begin franchising Reborn Coffee retail locations. The Company plans to charge franchisees (of which, as of the date of this prospectus, we have none) a non-refundable franchise fee and certain marketing and royalty fees based on gross sales, however we presently have no contractual commitments or other agreements to do so. We expect to begin franchise sales in 2022. We believe that our team’s prior experience building a large, global foodservice business will allow us to scale our anticipated franchise operations. In addition, we have formed a franchise council consisting of a team of franchise experts to advise us. We plan to expand beyond California to additional states to create a national and global presence.

Expanding Sales Channels

Today, we sell a variety of our coffee and tea products through the enterprise, or commercial, channel, which we refer to as “B2B”, as well as direct-to-consumer via our website. We expect to increase our channel presence by increasing the availability of Reborn Coffee in businesses and enterprises, and expand upon the partnerships we have in place with hotel operators to increase the use and brand awareness in hospitality. We also expect to grow our online sales through new partnerships with third-party retailers. Our products are available in various form factors, such as whole bean roasted coffee bags, single-serve drip bags, and pour over packs. We are exploring partnerships with grocery operators and foodservice providers to expand the Reborn Coffee brand.

Our Growth

We believe Reborn Coffee is in the early stages of rapid growth as we strategically expand our footprint in existing markets and enter new markets. In the future, Reborn Coffee plans to expand across the country with new retail locations to share the quality of our specialty coffee. Reborn Coffee aims to also engage in the sales of franchisees (of which, as of the date of this prospectus, we have none) to propel a new innovated wave in the coffee industry called “The Fourth Wave.” Reborn Coffee will continue to innovate in the coffee industry by making the industry more personal to our consumers and employees. This goal will be achieved through the continued innovation in our products, sourcing directly from farms, and giving customers choices in how their coffee is served to them. As Reborn Coffee expands, we hope to show the world that expanding in volume and size does not diminish the quality and personal element that is instilled in the coffee industry.

We believe our brand experience has enabled strong growth and financial performance, such as:

•	Revenue grew from $0.8 million in 2020, to $2.3 million in 2021.

•	We continue to accelerate the pace of new “corporate-owned” (i.e., directly owned by Reborn) stores openings.

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Specialty Beverages with a Focus on Innovation

Since our founding, we have focused on delivering

•	Quality. Reborn Coffee sources the highest quality whole beans globally. We meet with coffee farmers, test coffee bean samples, and roast the beans in our headquarters in Southern California.

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Service. Reborn Coffee provides the highest quality service to our customers. We pride ourselves on training our baristas and improving their knowledge of the art of coffee, which in turn allows us to deliver outstanding products and service to our customers.

•

Innovation. Reborn Coffee is a leader in the “Fourth Wave” premium coffee movement. We introduced our premium pour over pack coffee in 2017 and continue to innovate, recently introducing our unique cold brew system into our retail stores.

Experienced Leadership Team

Our relentless commitment to excellence is driven by our passionate management team under the leadership of Founder and Chief Executive Officer Jay Kim. Jay launched Reborn Coffee with the vision to provide the best coffee using the purest ingredients. Jay is focused on the expansion of Reborn and he has surrounded himself with leaders with direct experience in beverage and retail. Kevin Hartley, our Chief Financial Officer, has almost 30 years of experience, with 23 years in public accounting and consulting and 8 years in various roles with public and private companies. Other members of our executive leadership team bring high growth, franchise and sector expertise.

Our Commitment to Team

Reborn Coffee believes in mentoring the developing the next generation of premium coffee baristas. Through our in-depth training, we aim to train dedicated employees who understand the science and art behind every cup of coffee. We also expect to form a training school specializing in creating passionate baristas and coffee connoisseurs, by educating its students about coffee processes and preparation methods. The efforts for the training school are underway and we expect to launch the program in 2022.

Our Highly Engaged Customers

Reborn Coffee customers are loyal to our brand due to our intense focus on premium coffee and customer service.

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Community engagement is another essential element of Reborn Coffee’s in-person marketing strategy. Reborn hosts on-site engagements, such as event sponsorships, and engages with local Chambers of Commerce. Previously, we have worked with Lululemon to host yoga sessions outside of our retail locations, creatively engaging the community while simultaneously promoting Reborn as an active lifestyle. We have also hosted pop-up locations on the Facebook campus and participated in large-scale events such as the San Francisco Coffee Festival, further expanding our outreach and introducing our brand name to different communities. We further engage with the community by organizing our own latte art competitions, in which baristas can compete for prizes and customers in the audience can witness the competitive passion Reborn Coffee encompasses.

Digital Channels

Reborn Coffee focuses on many digital channels in its marketing strategy. Social media is an important leg that creates engagement and education of Reborn Coffee’s brand. Customers primarily engage the brand on Instagram, where we host giveaways, share new store openings, and promote seasonal menus. Through our unique, modern aesthetic and intense focus on high-quality coffee, we are able to share the quality and essence of Reborn Coffee on display inside of our retail locations with existing and future customers on social media platforms.

For both the in-store cafe channel and the e-commerce channel, SMS & email marketing are used for reengagement and communication of new products and offerings.

Digital advertising channels are also used, primarily to engage the online market audience. Google and Facebook are the primary paid ad channels that we currently utilize. Yelp advertising is also used to engage local customers and tourists who visit specific areas where Reborn Coffee retail locations are located.

In-Person Marketing Engagement

Engaging customers in-store with a marketing plan is essential for customer retention and new customer generation. Reborn Coffee’s customer loyalty program provides free drinks for every 10 drinks purchased. Additionally, store customers may participate in promotional deals, especially during the holidays and new item releases, to try new innovative items created in-house. We also offer coffee samples of our pour over packs as well as new beans to our retail location customers. The distribution of coffee samples has expanded customers’ knowledge of our products and, led to increased contributing to whole bean sales.

Reborn Coffee locations are located in heavily trafficked areas as well as popular malls. As such, the potential for marketing and branding is very high in these locations. Signage and promotional deals with giveaways are essential to attracting new customers.

Employees

As of December 31, 2021, we have 24 full time and 51 part-time employees, including officers and directors.

Real Estate and Development

Locations

We had 7 retail locations as of December 31, 2021, all of which were company-operated. Six of our locations are located in Southern California and one is in the pre-opening phase in Northern California.

We believe there is an opportunity to significantly expand our store base in the United States to over 500 locations nationwide over the long-term. We have developed a disciplined approach to new location development, based on an analytical, research-driven method for site selection and a rigorous real estate review and approval process. By focusing on key demographic characteristics for new site selection, such as population density, climate and median population age, we expect to open locations with attractive returns.

Our Real Estate team prospects potential sites within the target trade zones to identify the best locations, including sites formerly occupied by large-chain coffee retailers. Once a new site is developed or re-developed, the location opening process kicks off preparation for a grand opening day. These openings are special celebrations that provide us the opportunity to introduce Reborn Coffee to new communities.

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Sustainability

Part of giving back to our communities is supporting the environment. Reborn Coffee is focused on and preparing to commit to a series of initiatives to ensure our products, processes and locations are in line with, and moving toward, environmental best practices.

Operations

Quality and Safety

We are focused on maintaining a safe, healthy environment at each location through the careful training and supervision of personnel and by following rigorous quality standards.

Point-of-Sale Systems

We utilize third-party providers, including Square, for our point-of-sale and inventory management systems. We believe our existing systems can support our anticipated growth.

Corporate Enterprise Systems

We utilize various enterprise systems to help manage our operations, such as Xero (accounting and ERP system), ADP (HR and payroll system), and Bluecart (inventory management system). Many of these systems were recently upgraded to help support our future growth plans.

Properties

As of December 31, 2021, we currently have 7 company-operated retail locations across California, all of which are leased.

Intellectual Property

We own many registered trademarks and service marks in the United States and internationally, the most important of which might be our trademarked logo. Other important trademarks include “Reborn Coffee” word marks and our recognizable Reborn sign logo. We believe the Reborn name and the many distinctive marks associated with it are of significant value and are very important to our business. Accordingly, as a general policy, we pursue registration and monitor the use of our marks in the United States and challenge any unauthorized use.

We plan to license the use of our marks through franchise agreements, vendor agreements and licensing agreements. These agreements typically restrict third parties’ activities with respect to use of the marks and impose brand standards requirements. We require licensees to inform us of any potential infringement of the marks.

Regulatory

We are subject to extensive federal, state, and local government regulation, including those relating to, among others, public health and safety, zoning and fire codes, and franchising. Failure to obtain or retain licenses and registrations or exemptions would adversely affect the operation of our locations. Although we have not experienced and do not anticipate experiencing any significant problems obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits, registrations, exemptions or approvals could delay or prevent the opening of, or adversely impact the viability of, a location in a particular area. The development and construction of additional locations will be subject to compliance with the applicable zoning, land use and environmental regulations.

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Our anticipated franchising activities will be subject to the rules and regulations of the FTC and various state laws regulating the offer and sale of prospective franchises. The FTC’s franchise rules and various state laws require that we furnish a franchise disclosure document (“FDD”) containing certain financial information to prospective franchise partners in a number of states requiring registration of the FDD with state authorities. Substantive state laws that regulate the franchise or franchise relationship exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchise partner to designate sources of supply.

We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters such as minimum wage, overtime, employment tax rates, workers compensation rates, citizenship requirements, and other working conditions. A significant number of shop-level personnel are paid at rates related to the federal minimum wage. We are also subject to the Americans with Disabilities Act, which prohibits discrimination on the basis of a disability and public accommodations in employment, which may require us to design or modify our locations to make reasonable accommodations for disabled persons.

Environmental

We believe federal and state environmental regulations have not had a material effect on operations, but more stringent and varied requirements of local government bodies with respect to zoning land use and environmental factors may in the future.

Legal Proceedings

In the future, the Company may be subject to various legal proceedings from time to time as part of its business. We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. As of September 30, 2021, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

MANAGEMENT

The following table sets forth information for our executive officers, key employees and directors as of March 31, 2022.

Name	Age	Position
Executive Officers
Jay Kim	60	Chief Executive Officer and Director
Kevin Hartley	51	Chief Financial Officer

Non-Employee Directors
Farooq M. Arjomand	64	Chairman of the Board of Directors
Dennis R. Egidi	76	Vice Chairman of the Board of Directors
Sehan Kim	69	Director
Hannah Goh	23	Director

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Executive Officers

Jay Kim, age 59, Chief Executive Officer and Director

Mr. Kim has served as the Chief Executive Officer of Reborn Coffee since the inception of the Company in 2014. On July 1, 2007, Mr. Kim previously founded Wellspring Industry, Inc., which created the yogurt distribution company “Tutti Frutti” and the bakery-café franchise “O’My Buns.” Tutti Frutti grew to approximately 700 agents worldwide that offered self-serve frozen yogurt. Mr. Kim sold the majority ownership of Wellspring to group of investors in 2017 to focus his efforts on Reborn Coffee.

Prior to beginning Wellspring Mr. Kim was the owner of Coffee Roasters in Riverside, California from 2002 to 2007. Mr. Kim worked as the project manager for JES Inc., based in Brea, CA from 1997 to 2002 where he coordinated and managed environmental engineering projects. Mr. Kim worked as a Senior Process Engineer for Allied Signal Environment Catalyst in Tulsa, Oklahoma, from 1992 to 1997 where he coordinated and implemented projects related to plant productivity. He also acted as the leader in start-up plant to be based in Mexico for Allied Signal. From 1988 to 1992 Mr. Kim worked as the plant start-up engineer for Toyota Auto Body Inc.

Mr. Kim has a B.S, in Chemical Engineering from California State University at Long Beach and followed a Chemical office basic at US Army Chemical School in 1988. He was commissioned 1st. LT. of the US Army in 1986 and retired in from the US Army in 1988.

Kevin Hartley, age 51, Chief Financial Officer

Mr. Hartley has almost 30 years of experience, with 23 years in public accounting and consulting and 8 years in various roles with public and private companies. Mr. Hartley graduated from the University of Southern California with a B.S. in Accounting in 1992, and was issued his CPA in 1999. Mr. Hartley began his career with Price Waterhouse in 1992. After 5 years, he left public practice to pursue opportunities outside of public accountancy and over the subsequent 5 years he was involved with mergers and acquisitions and various debt and equity financing transactions. In 2002, Mr. Hartley re-entered public accountancy and spent the next 8 years with Windes & McClaughry’s Audit and Assurance Services practice, where his practice focus included financial reporting, SEC regulatory compliance, and internal control evaluation. In 2010, Mr. Hartley started his own professional accounting and consulting services firm and has been operating in that capacity since that time, ultimately leading to creation of Hartley Moore Accountancy Corporation in 2012 and then Adaptive CPA in 2016. His current services include operating in the capacity of contract CFO or Controller for a number of clients in addition to providing project-based accounting services.

Non-Employee Directors

Farooq M. Arjomand, age 64, Chairman of the Board of Directors

Farooq Arjomand has served as the Chairman of the Board of Directors of Reborn Global since January 2015, and took over as the Chairman of the Board of Reborn Coffee Inc. on May 7, 2018.  In 1984, he started his career as a banker with HSBC and gained experience across all departments—namely, private banking, corporate finance, trade services, and investment banking. During his stint with HSBC, he also became the founding member of Amlak Finance & Emmar Properties in 1997.  Mr. Arjomand founded the Arjomand Group of companies in 2000 and has served as chief executive officer since that company’s inception. Based in Dubai, the Arjomand Group conducts various activities including real estate, manufacturing, trades, financial activities and aviation across the GCC, Asia, Europe and the US.

Mr. Arjomand has also served as the Chairman of DAMAC Properties, a leading developer in the Middle East and as a board member of Al Ahlia Insurance Company BSC, Bahrain. Mr. Arjomand also serves as Managing Partner of Barakat Group. Barakat Group has been involved in the manufacturing of juices and food stuffs for the past 30 years. Mr. Arjomand is a citizen of the United Arab Emirates. He graduated with a Business Management degree from Seattle Pacific University in Seattle, Washington.

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Dennis R. Egidi, age 76, Vice Chairman of the Board of Directors

Mr. Egidi is a licensed real estate broker in the State of Illinois. Additionally, Mr. Egidi was awarded the CPM® designation through the Institute of Real Estate Management. He holds a bachelor’s degree in civil engineering and attended graduate school in Civil Engineering at the University of Detroit.

Mr. Egidi joined Reborn Coffee Inc. as a Director and the Vice Chairman of the Board of Directors in June of 2020. Mr. Egidi formed DRE, Inc., an Illinois real estate development company in 1993, developing over 30 affordable housing projects in Illinois, Ohio, Indiana, Iowa, and California, totaling approximately 5,000 units. Today, he continues to serve as President of DRE, Inc., and acts as Managing General Partner of 15 limited partnerships, of which 5 have been redeveloped over the past 5 years.

In addition, Mr. Egidi served as President and Chairman of the board of Promex Midwest, a real estate property management firm. He has been involved in all phases of management in the commercial, residential and industrial building fields in the Midwest. Mr. Egidi has extensive knowledge and experience in the construction industry, having served as Executive Vice President and Chief Estimator for Corbetta Construction Company of Illinois, and then for Contractors and Engineers, Inc. During his 25 years of experience in the construction industry, he was involved in all types of projects ranging from multifamily housing, historical rehabs, high-rise office buildings and shopping centers.

Mr. Egidi and DRE also have experience in the food service industry having developed fast food pizza stores in central Illinois under the Rocky Rococo brand in the 1980s. He was also a principal partner in Cookie Associates of Houston, Texas. Cookie Associates owned and operated 34 “Great American Cookie,” stores and kiosks in the Houston market. Most recently, Mr. Egidi, as a principal of TF Investors LLC, was a franchisor of eight Tutti Frutti Frozen Yogurt franchises located in France and England.

Sehan Kim, age 69, Director

Sehan Kim has been a Director of Reborn Global since January 2015. Sehan Kim joined Magitech Incorporation in 2013 as Vice President of Operations. He oversees operations and management in water, and beverage businesses at Magitech Corporation. He led the major projects at Magitech to install the ERP system and the cold brewed coffee extraction systems.

Prior to this position, Sehan Kim from 2005 to 2011, was Senior Vice President at Korean Air Co., Ltd. (“Korean Air”). He was the Head of the Aerospace Division at Korean Air. Prior to that, Sehan Kim was vice president and general manager of the Commercial Aerostructure Businesses at Korean Air from 2001 to 2005, which supplied various aircraft structural components to major commercial airplane manufacturers, including Airbus, Boeing and Embraer.

From January 1994 to February 1997 Mr. Kim worked as a Korean Air representative at Boeing in Seattle, Washington, and had on the job training in configuration management at Northrop Aircraft company in Los Angeles, for the Korean Fighter Coproduction Program in 1981. He joined Korean Air in August 1979 as an Aerospace structural engineer. Mr. Sehan Kim studied Aerospace Engineering at Seoul National University in 1973 thru 1977 and holds a master’s Degree in business management from Busan National University.

Hannah Goh, age 23, Director

In 2017, Ms. Goh served as a Sales Deck Intern at Axa Equitable. She went on to serve as the Vice President of Marketing and Sales of Reborn Coffee Inc. from July 2020 to July 2021. Ms. Goh is actively involved with Phi Chi Theta National Business Fraternity, and in 2020, she became the Eastern Regional Director, a role she continues to serve today. She has also previously served as the Vice President of Internal Affairs and Vice President of Marketing for Phi Chi Theta. In 2021, she began her role as a Digital Business Transformation Management Consultant of Publicis Sapient, an American digital consulting company.

Hannah Goh graduated from New York University’s Stern School of Business in 2020, with a B.S. in Business and Political Economy and a minor in Social Entrepreneurship & Digital Art and Design. In 2021, she began her continued education at USC Iovine & Young Academy where she is currently pursuing her M.S. in Integrated Design, Business and Technology.

Family Relationships

There are no family relationships among our directors or executive officers.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Effective upon the effectiveness of the registration statement of which this prospectus forms a part, we have five directors with no vacancies. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.

Our certificate of incorporation and that will be in effect prior to the closing of this offering and our bylaws to become effective immediately prior to the closing of this offering will permit our board of directors to establish the authorized number of directors from time to time by resolution. Each director serves until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal.

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Committees of Our Board of Directors

Our board of directors has established a compensation committee and an audit committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Effective at the time of effectiveness of the registration statement of which this prospectus forms a part, our audit and risk committee consists of . Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. The chair of our audit and risk committee is , who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, our board of directors has examined each audit and risk committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•	hiring and selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part, that satisfies the applicable listing standards of the Nasdaq Stock Exchange.

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Compensation Committee

Effective at the time of effectiveness of the registration statement of which this prospectus forms a part, our compensation committee consists of . The chair of our compensation committee is .

The principal duties and responsibilities of our compensation committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•

reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to alignment of incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part, that satisfies the applicable listing standards of the Nasdaq Capital Market.

Director Nominations

We do not have a standing nominating committee. In accordance with the Nasdaq Stock Exchange corporate governance standards, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We expect to expand our board of directors in the future to include additional independent directors. In adding additional members to our board of directors, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as a director, we expect that our board of directors will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

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The following is a discussion for each director of the specific experience, qualifications, attributes or skills that lead our board of directors to conclude that each individual is qualified to serve as a director of our Company.

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Farooq M. Arjomand – Mr. Arjomand’s experience in founding businesses and operating them are factors considered by the board of directors. Specifically, the board of directors viewed favorably him starting The Arjomand group that he has expanded to various nations in reaching its conclusion.

•

Dennis R. Egidi – Mr. Egidi’ s experience in founding various successful businesses were considered by the board of directors. Specifically, the board of directors viewed favorably his association with the Cookie Associates of Houston as a principal partner and operating 34 Mrs. Fields Cookie stores and kiosks in reaching its conclusion.

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Jay Kim – Mr. Kim’s career as an entrepreneur and his involvement in various start-ups were factors considered by the board of directors. Specifically, the board of directors viewed favorably his role as a founder of Wellspring Industry Inc., that crated Tutti Frutti Yogurt that he expanded to a successful global franchise in reaching its conclusion.

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Sehan Kim – Mr. Kim’s long career in leadership positions were taken into consideration by the board of directors in reaching its conclusion. Specifically, the board of directors viewed his experience in setting up Magitech that installed ERP systems and cold brewed coffee extraction systems in reaching its conclusion.

•

Hannah Goh – The board of directors considered Ms. Goh’s passion for business, community involvement, and project initiative in reaching its conclusion, viewing favorably her potential to provide a fresh, unique perspective to the board with her combined interests in both business and marketing.

In addition to each of the individual skills and backgrounds described above, the board of directors also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our Company and on the development and execution of our strategy.

Code of Business Conduct and Ethics

In filing our Registration Statement on Form S-1 on July 3, 2017, we adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics will be posted on our website at www.reborncoffee.com. We intend to disclose on our website any future amendments of our Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Business Conduct and Ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board will be determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors.

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EXECUTIVE COMPENSATION

The following table presents the compensation awarded to or earned by our named executive officers for the years ended December 31, 2020 and December 31, 2021.

Summary Compensation Table – Officers

		Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation	All other Compensation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Jay Kim Chief Executive Officer(1)	2021	50,000	-0-	-0-	-0-	-0-	-0-	-0-	50,000
Kevin Hartley Chief Financial Officer(2)	2021	10,000	-0-	200(3)	-0-	-0-	-0-	-0-	10,200
Jay Kim Chief Executive Officer(1)	2020	50,000	-0-	-0-	-0-	-0-	-0-	-0-	50,000
Kevin Hartley Chief Financial Officer(2)	2020	10,000	-0-	200(3)	-0-	-0-	-0-	-0-	10,200

(1)

There is no employment contract with Jay Kim at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2)

We entered into a consulting agreement on September 15, 2021 with Kevin Hartley for his services as CFO of the Company pursuant to which Mr. Hartley receives $24,000 per year and additional compensation in the form of shares common stock

(3)	Kevin Hartley was awarded 2,000,000 shares at a par value of $0.0001 for a book value of $200.

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Director Compensation

No compensation was paid to our non-employee directors for services rendered during the years ended December 31, 2021 and 2020.

Indemnification Matters

Our certificate of incorporation that will be in effect prior to the closing of this offering will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•

any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation that will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our bylaws will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these provisions in our certificate of incorporation and bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

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The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $18,462; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons (each, a “related party” and collectively, “related parties”), had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under the section titled “Executive Compensation.”

The Company had the following related party transactions:

•

Loan Payable to Others (August 2019 - $40,578 loan) – In August 2019, the Company received a non-bearing interest loan from an individual. The loan payable is due on demand. As of September 30, 2021 and December 31, 2020, there was a balance outstanding of $0 and $(548), respectively. For the years ended December 31, 2021 and 2020, the Company paid $0 and $8,780 in interest. The overpayment amount of $548 was adjusted to accounts receivable at December 31, 2020 and then subsequently written off during the year ended December 31, 2021. The individual is the spouse of Jay Kim, our Chief Executive Officer.

•

Loan Payable to Director (December 2016 - $ 1,489,809 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Farooq Arjomand, Chairman of the Board of the Company. The loan payable is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $782,383, respectively. In September 2021, this note was converted into 31,295,320 shares of Class A common stock.

•

Loan Payable to Officer and Director (December 2016 - $ 1,674,100 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Jay Kim, Chief Executive Officer of the Company. The loan payable is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $487,499, respectively.

•

Loan Payable to Director (May 2021 - $ 250,000 non-bearing interest loan) – In May 2021, the Company received a non-bearing interest loan from Dennis Egidi, a member of the Board of Directors of the Company. The loan payable is due on demand. As of December 31, 2021, the outstanding balance of the loan was $0. In September 2021, this note was converted into 9,000,000 shares of Class A common stock.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of September 30, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (5%) of our capital stock. The percentage of beneficial ownership in the table below is based on 1,011,822,610 shares of common stock deemed to be outstanding as of December 31, 2021 and prior to our intended conversion of Class B common stock. Unless otherwise specified, the address of each beneficial owner listed in the table is Reborn Coffee Inc., 580 N. Berry St. Brea, CA. 92821

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (2)	Number of Shares of Class B Common Stock Beneficially Owned (1)	Percent of Class B Common Stock Owned (3)	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors
Officers and Directors

Farooq M. Arjomand Chairman of the Board of Directors	304,079,916	32.47%	29,484,579	39.14%	598,925,706	35.44%

Dennis R. Egidi, Vice Chairman of the Board of Directors	106,000,001	11.32%	10,279,069	13.65%	208,790,691	12.36%

Jay Kim Chief Executive Officer, Director	235,758,392	25.17%	22,862,181	30.35%	464,380,202	27.48%

Sehan Kin	34,847,966	3.72%	3,379,289	4.49%	68,640,856	4.06%

Hannah Goh, Director	91,160,001	9.73%	8,839,999	11.73%	179,559,991	10.63%

Ki Kim, Director	23,255,813	2.48%		0.00%	23,255,813	1.38%

All Directors and Officers as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

5% Holders

	-	0%	-	0%	0	0.00%

All Directors, Officers and 5% Holders as a Group (7 persons)	800,080,369	85.42%	75,327,873	100.00%	1,553,359,099	91.93%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from , 2022, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised.

(2)	Percentage is based on the common shares outstanding as of , 2022.
(3)	Percentage is based on the common shares outstanding as of , 2022.

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 DESCRIPTION OF SECURITIES

Under “Description of Securities,” “we,” “us,” “our,” the “Company” and “our Company” refer to Reborn Coffee, Inc. and not to any of its subsidiaries.

General

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect immediately prior to the completion of this offering.

Historical Capitalization Structure

Historically, we were authorized to issue an aggregate number of 4,000,000,000 shares of capital stock, of which (i) 3,000,000,000 shares are Class A common stock, $0.0001 par value per share; (ii) 400,000,000 shares are Class B common stock, par value $0.0001 per share; and (iii) 600,000,000 shares of preferred stock, $0.0001 par value per share.

Class A Common Stock

We were authorized to issue 3,000,000,000 shares of Common Stock. 936,491,737 shares of Class A common stock were issued and outstanding as of December 31, 2021.

Each share of Class A common stock had one (1) vote per share for all purposes. Our common stock did not provide a preemptive or conversion right and there were no redemption or sinking fund provisions or rights. Holders of our Class A common stock were not entitled to cumulative voting for election of the Company’s board of directors.

The holders of our Class A common stock were entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Class B Common Stock

We were authorized to issue 400,000,000 shares of Class B common stock. 75,330,873 shares of Class B common stock were issued and outstanding as of December 31, 2021.

Each share of Class B common stock entitled the holder to ten (10) votes for each one vote per share of the Class A common stock, and with respect to that vote, was entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together as a single class with the holders of Class A common stock with respect to any question or matter upon which the holders of Class A common stock have the right to vote. Class B common stock shall also entitle a holder to vote as a separate class as set forth in the Company’s bylaws.

The holders of our Class B common stock were entitled to dividends out of funds legally available when and as declared by our board of directors at the same rate per share as the Common Stock. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

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Each share of Class B common stock was convertible into one (1) share of Common Stock, subject to adjustment, at any time at the option of the holder.

So long as any shares of Class B common stock are outstanding, we have agreed not to take the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding Class B common stock:

•

sell, convey or otherwise dispose of or encumber all or substantially all of our assets, or merger with or consolidate with another corporation, other than our wholly-owned subsidiary, or effect any transaction or series of transactions in which more than 50% of the voting power of our company is transferred or disposed of;

•	alter or change any of the rights of the Class B common stock or increase or decrease the number of shares authorized;

•

authorize or obligate our company to authorize any other equity security or security which is convertible or exercisable into an equity security of our company which has rights, preferences or privileges which are superior to, on a parity with or similar to the Class B common stock;

•	redeem or repurchase any of our securities;

•	amend our articles of incorporation; or

•	change the authorized number of our board of directors.

Preferred Stock

We were authorized to issue up to 600,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who were able to establish, from time to time, the number of shares to be included in each class or series, fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors ranked senior to other existing classes of capital stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. As of December 31, 2021, no shares of our preferred stock had been designated any rights and we had no shares of preferred stock issued and outstanding.

Current Capitalization Structure

Immediately prior to the completion of this offering, we converted all of our Class B shares into Class A shares, amended and restated our charter to eliminate “Class B” shares and then migrated from Florida to Delaware. Our authorized capital stock now consists of shares that are designated solely as common stock, par value of $0.0001 per share.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends at the same rate when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.

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Upon our liquidation, dissolution or winding up, and after payment in full of all amounts required to be paid to creditors, the holders of shares of our common will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The common stock will not be subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. Upon consummation of this offering, all the outstanding shares of common stock will be validly issued, fully paid and non-assessable.

Anti-Takeover Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all our directors. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer. Our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

This will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. This intended to preserve our existing control structure following this offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

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Exclusive Forum

Our certificate of incorporation and our bylaws (each to be effective in connection with the completion of this offering) each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our bylaws which we will adopt prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of our its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations of Liability and Indemnification

See “Executive Compensation-Indemnification Matters.”

Exchange Listing

We have applied list our common stock on the Nasdaq Capital Market under the symbol “REBN” and our warrants under “REBNW”.

Transfer Agent and Registrar

Our transfer agent and registrar is Securities Transfer Corporation.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Upon the closing of this offering, we will have outstanding an aggregate of shares of common stock. All the common stock sold in this offering by us, plus any shares sold by us on the exercise of the underwriters’ option to purchase additional common stock from us, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock will be, and shares of common stock subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements and market standoff provisions described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•	1% of the number of common stock then outstanding, which will equal to approximately _____ shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements and market standoff provisions described below.

Lock-Up - No Sales of Securities

We will agree in the Underwriting Agreement that, without the prior written consent of the EF Hutton, to not, for a period of 12 months after the date of the Underwriting Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock.

In addition, each of our directors, officers and stockholders has agreed that for a period of 12 months after the date of this prospectus, without the prior written consent of EF Hutton, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

These agreements are described in the section titled “Underwriting.”

10b5-1 Plans

After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements or market standoff agreements relating to the offering described above.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our units, shares of common stock and warrants, which we refer to collectively as our securities. Because the components of a unit are separable at the option of the holder, the holder of a unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying shares of common stock and one warrant components of the unit, as the case may be. As a result, the discussion below with respect to actual holders of common stock and warrants should also apply to holders of units (as the deemed owners of the underlying common stock and warrants that comprise the units). This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who purchased units in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	our sponsor, other initial shareholders, officers, directors or holders of our Class B common stock or private placement warrants;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership for U.S. federal income tax purposes holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. We have not sought, and do not intend to seek, a ruling from the IRS with respect to the statements made and conclusions reached in this summary. There is no guarantee that the IRS or any court would agree with such statements and conclusions. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

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WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of the unit or instruments with terms substantially the same as the unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our common stock and one warrant, with each whole warrant exercisable to acquire one share of our common stock. We intend to treat the acquisition of a unit in this manner and, by purchasing a unit, you agree to adopt such treatment for tax purposes. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the one share of common stock and the one warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of common stock and the one warrant should be the stockholder’s initial tax basis in such share or warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the share of common stock and one warrant comprising the unit, and the amount realized on the disposition should be allocated between the common stock and the one warrant based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all the facts and circumstances). Neither the separation of the share of our common stock and one warrant constituting a unit nor the combination of two halves of warrants into a single warrant should be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the unit and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our units, shares of common stock or warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under the Treasury Regulations to be treated as a United States person.

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Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our shares or rights to acquire our shares) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate for long-term capital gains. It is unclear whether the redemption rights with respect to the common stock described in this prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. Upon a sale or other taxable disposition of our common stock or warrants (which, in general, would include a redemption of common stock or warrants that is treated as a sale of such securities as described below, and including as a result of a dissolution and liquidation in the event we do not consummate an initial business combination within the required time period), a U.S. holder generally will recognize gain or loss in an amount calculated as discussed in the following paragraph. Any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the common stock described in this prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the common stock or warrants are held as part of units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the common stock or the warrants based upon the then relative fair market values of the common stock and the warrants included in the units) and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a share of common stock or one warrant or, as discussed below, the U.S. holder’s initial basis for common stock received upon exercise of warrants) reduced, in the case of a share of common stock, by any prior distributions treated as a return of capital as discussed above under the heading “U.S. Holders — Taxation of Distributions.”

Redemption of Common Stock. In the event that a U.S. holder’s common stock is redeemed pursuant to the redemption provisions described in this prospectus under the section of this prospectus entitled “Description of Securities” or if we purchase a U.S. holder’s common stock in an open market transaction (each of which we refer to as a “redemption”), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the common stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the common stock, the U.S. holder will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” above. If the redemption does not qualify as a sale or exchange of the common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described above under “U.S. Holders — Taxation of Distributions”. Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of common stock generally will be treated as a sale of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock (including stock constructively owned by the U.S. holder as a result of owning warrants). The redemption of the common stock will not be essentially equivalent to a dividend with respect to a U.S. holder if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of common stock will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise, Lapse or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for the units that is allocated to the warrant, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such warrant. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrant will begin on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a gain realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the common stock received would generally equal the holder’s tax basis in the warrants exercised therefor. If the cashless exercise was not a gain realization event, it is unclear whether a U.S. holder’s holding period for the common stock would commence on the date of exercise of the a warrant or on the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.

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It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. Such gain or loss would be long term or short term, depending on the U.S. holder’s holding period in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s initial investment in the warrants exercised (i.e., the portion of the U.S. holder’s purchase price for the units that is allocated to the warrants, as described above under “Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.” A redemption of warrants for common stock should generally be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of warrants for shares of the common stock. A U.S. holder’s aggregate tax basis in the shares of common stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of common stock received in redemption of the warrants should include the U.S. holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants or otherwise characterized. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of common stock.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution (as described under “U.S. Holders — Taxation of Distributions” above). Such constructive distribution would be subject to tax in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our units, shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

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All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our units, common stock or warrants who or that is an individual, corporation, estate or trust and is not a U.S. holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below) and shares of our common stock are not considered to be regularly traded on an established securities market, we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of shares of our common stock. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to regular U.S. federal income tax as if the Non-U.S. holder were a United States resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. Subject to the discussion of FATCA and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, which would include a dissolution and liquidation in the event we do not complete an initial business combination within the required period of time, or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base in the United States maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the applicable security or the period that the Non-U.S. holder held the applicable security, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, (i) more than 5% of our common stock, (ii) more than 5% of the units, provided the units are considered to be regularly traded, or (iii) more than 5% of the warrants, provided the warrants are considered to be regularly traded, in each case at any time within the shorter of the five-year period preceding the disposition of the applicable security or such Non-U.S. holder’s holding period for the applicable security. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

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Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a United States resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if shares of our common stock are not considered to be regularly traded on an established securities market, such Non-U.S. holder will be subject to withholding at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future until we complete an initial business combination. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Redemption of Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s common stock, as described under “U.S. Holders — Redemption of Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described above under ”Non-U.S. Holders — Taxation of Distributions” and ”Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants,” as applicable.

Exercise, Lapse or Redemption of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above in ”Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for common stock will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for common stock, as described above in “U.S. Holders — Exercise, Lapse or Redemption of a Warrant.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for cash (or if we purchase warrants in an open market transaction) would be similar to that described above in ”Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution (as described under ”Non-U.S. Holders — Taxation of Distributions” above). Such constructive distribution would be subject to tax in the same manner as if the Non-U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

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Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our units, shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. The U.S. Department of the Treasury has proposed regulations, which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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UNDERWRITING

We are offering the units described in this prospectus through EF Hutton, division of Benchmark Investments, LLC, who is acting as the representative of the underwriters of this offering (the “Representative”). Each unit consists of one of our shares of common stock and a warrant to purchase one share of common stock. The underwriting agreement that we intend to enter into with the Representative (the “Underwriting Agreement”) will provide that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters will agree to buy, subject to the terms of the Underwriting Agreement, the number of units listed opposite their names below. Pursuant to the Underwriting Agreement, the underwriters will be committed to purchase and pay for all of the units if any are purchased, other than those units covered by the over-allotment option described below.

Underwriters	Assumed Number of Units(1)
EF Hutton, division of Benchmark Investments, LLC

Total

(1)	At an assumed offering price of $ per unit, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus.

The underwriters have advised us that they propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. The underwriters propose to offer the units to certain dealers at the same price less a concession of not more than $ per unit.

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

The units sold in this offering are expected to be ready for delivery on or about , 2022, against payment in immediately available funds. The underwriters may reject all or part of any order.

Over-Allotment Option

Pursuant to the Underwriting Agreement, we will grant to the underwriters an option to purchase from us up to an additional shares of common stock, representing 15% of the shares of common stock sold in the offering and/or up to an additional warrants, representing 15% of the warrants sold in the offering, assuming a public offering price of $ per unit (which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus), in any combination thereof, solely to cover over-allotments, if any, at the public offering price, less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares and/or warrants for which they exercise the option.

		Per Unit(1)		Total with No Over- Allotment(1)		Total with Over- Allotment(1)
Initial public offering price	$		$		$
Underwriting discount to be paid by us (8.0%)	$		$		$
Non-accountable expense allowance (1.0%)	$		$		$
Proceeds, before expenses to us	$		$		$

(1)	At an assumed offering price of $ per unit, which is the midpoint of the estimated range of the public offering price shown on the cover page of this prospectus.

105

Underwriting Discount

We have agreed to pay the underwriters a cash fee equal to eight percent (8.0%) of the aggregate gross proceeds of received by the Company from the securities sold in this offering. We have further agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to one percent (1.0%) of the gross proceeds received by the Company at the closing of the offering.

Other Compensation

In addition, we have agreed to issue to the Representative warrants to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the offering (including shares of common stock sold upon exercise of the over-allotment option). The Representative’s warrants will be will have a term of five years from the effective date of the offering, will have an exercise price equal to 125% of the public offering price set forth on the cover page of this prospectus supplement (or $ per share), will provide for a “cashless” exercise, and will contain certain antidilution adjustments (but excluding any price based anti-dilution). The warrants do not have a demand registration right with a duration of more than five years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(C), and do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(D). Pursuant to FINRA Rule 5110(g), the warrants and any shares of common stock issued upon exercise of the warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriters or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $ , which includes a maximum of $175,000 of out of pocket expenses for “road show,” diligence, and reasonable legal fees and disbursements for underwriters’ counsel, subject to a maximum of $50,000 in the event that this offering is not consummated. We have also agreed to reimburse the underwriters, subject to compliance with FINRA Rule 5110(g).

Indemnification

Pursuant to the Underwriting Agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Offering Information

No action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy our securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The underwriters may allocate no more than $ of the securities issued in this offering to members of management and their affiliates.

106

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions (each, a “subject transaction”), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such subject transactions.

Tail Rights

In the event that the Representative does not consummate the offering, the Representative shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any securities or debt instruments to any investor actually introduced by the Representative to the Company during the engagement period (the “Tail Financing”), and such Tail Financing is consummated at any time during the engagement period or within the twelve (12) month period following the expiration of the engagement period, provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation and not a party that the Company can demonstrate was already known to the Company. In addition, unless (x) the Company terminates the underwriting agreement for “Cause” (as defined in the Underwriting Agreement), or (y) the Representative fails to provide the underwriting services provided in the underwriting agreement, upon termination of such agreement, if the Company subsequently completes a public or private financing with any investors introduced to the Company by the Representative during the twelve (12) month period following such termination, the Representative shall be entitled to receive the same compensation to be paid to the Representative in connection with this offering.

Lock-Up – No Sales of Securities

The Company, on behalf of itself and any successor entity, will agree in the Underwriting Agreement that, without the prior written consent of the Representative, it will not, for a period of 12 months after the date of the Underwriting Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders has agreed that for a period of 12 months after the date of this prospectus, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for the common stock of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

107

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our securities for their own account by selling more securities than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional securities or purchasing securities in the open market.

In addition, the underwriters may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if securities previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our securities to the extent that it discourages resales of our securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our securities on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

108

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by K&L Gates, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mitchell Silberberg & Knupp LLP, Los Angeles, California.

EXPERTS

The financial statement of Reborn Coffee, Inc. and subsidiaries as of December 31, 2021 and 2020 and for the years then ended have been included herein in reliance upon the reports of Paris, Kreit & Chiu CPA LLP (formerly Benjamin & Ko), an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov.

We also maintain a website at www.reborncoffee.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

109

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Stockholders of Reborn Coffee, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Reborn Coffee, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related statements of operation, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s accumulated deficit, significant operating losses and cash used in operations raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described further in Note 2 to the consolidated financial statements, the Company has incurred losses each year since 2018 (year of inception), and expects to incur additional losses in the future.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

We reviewed the Company’s working capital and liquidity ratios and forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the consolidated financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors and consideration of the Company’s relationships with its financing partners.

/s/ Paris, Kreit and Chui CPA LLP

We have served as the Company’s auditor since 2020.

New York, NY

April 13, 2022

F-2

Consolidated Balance Sheet

December 31,	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$905,051	$128,568
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	-	3,853
Inventories, net	88,877	15,279
Prepaid expense and other current assets	191,838	59,779
Total current assets	1,185,766	207,479
Property and equipment, net	1,110,890	627,341
Operating lease right-of-use asset	2,466,873	1,141,141

Total assets	$4,763,529	$1,975,961

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$45,748	$73,319
Accrued expenses and current liabilities	124,535	62,203
Loans payable to financial institutions	98,475	12,549
Loans payable to shareholders	-	1,091,287
Current portion of loan payable, emergency injury disaster loan (EIDL)	7,957	3,448
Current portion of loan payable, payroll protection program (PPP)	42,345	83,056
Current portion of equipment loan payable	15,989	19,187
Current portion of operating lease liabilities	578,419	194,583
Total current liabilities	913,468	1,539,632
Loans payable to financial institutions, less current portion	23,228	-
Loan payable, emergency injury disaster loan (EIDL), less current portion	492,043	146,552
Loan payable, payroll protection program (PPP), less current portion	124,793	31,944
Equipment loan payable, less current portion	-	15,989
Operating lease liabilities, less current portion	2,011,702	994,240
Total liabilities	3,565,234	2,728,357

Commitments and Contingencies

Stockholders’ equity (deficit)
Class A Common Stock, $0.0001 par value, 3,000,000,000 shares authorized; 1,088,121,400 and 936,491,737 shares issued and outstanding at December 31, 2021 and 2020, respectively	108,812	93,648
Class B Common Stock, $0.0001 par value, 400,000,000 shares authorized; 75,330,873 shares issued and outstanding at December 31, 2021 and 2020	7,534	7,534
Additional paid-in capital	9,558,855	4,632,926
Subscription of common stock	-	(450,000)
Accumulated deficit	(8,476,904)	(5,036,504)
Total stockholders’ equity (deficit)	1,198,295	(752,396)

Total liabilities and stockholders’ equity	$4,763,529	$1,975,961

See accompanying notes to consolidated financial statement

F-3

Consolidated Statements of Operations

Years Ended December 31,	2021	2020

Net revenues:
Stores	$2,204,201	$759,644
Wholesale and online	75,871	33,444
Total net revenues	2,280,072	793,088

Operating costs and expenses:
Product, food and drink costs—stores	821,713	321,244
Cost of sales—wholesale and online	33,231	14,650
General and administrative	3,988,805	1,513,650
Total operating costs and expenses	4,843,749	1,849,544

Loss from operations	(2,563,677)	(1,056,456)

Other income (expense):
Other income	7,631
Economy injury disaster loan (EIDL) grant income	-	10,000
Paycheck protection program (PPP) loan forgiven income	115,000	-
Interest expense	(16,172)	(21,510)
Loss on extinguishment of debt	(982,383)	-
Total other income (expense), net	(875,924)	(11,510)

Loss before income taxes	(3,439,601)	(1,067,966)

Provision for income taxes	800	800

Net loss	$(3,440,401)	$(1,068,766)

Loss per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding:
Basic and diluted	1,076,494,414	745,414,803

See accompanying notes to consolidated financial statements

F-4

Consolidated Shareholders’ Equity (Deficit)

	Common Stock				Additional	Subscription of		Total Shareholders’
	Class A		Class B		Paid-in	Common	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	(Deficit)

Balance as of December 31, 2019	518,746,971	51,875	$40,416,258	4,042	1,902,083	(500,000	$(3,967,737	$(2,509,737)
Net loss	-	-	-	-	-	-	(1,068,766	(1,068,766)
Stock dividends	11,978,280	1,198	482,756	48	(1,246)	-	-	-
Payments received from stock subscription	-	-	-	-	-	500,000	-	500,000
Common stock issued	146,697,676	14,669	10,279,069	1,028	1,334,303	(450,000	-	900,000
Conversion of debt into common stock	259,068,810	25,906	24,152,790	2,416	1,397,786	-	-	1,426,108
Balance as of December 31, 2020	936,491,737	93,648	75,330,873	7,534	4,632,925	(450,000	$(5,036,503	(752,396)
Net loss	-	-	-	-	-	-	(3,440,401)	(3,440,401)
Conversion of debt into common stock	40,295,320	4,030	-	-	2,010,736	-	-	2,014,766
Stock issued for store acquisition	23,255,814	2,326	-	-	147,674	-	-	150,000
Stock issued for shareholder antidilution	32,549,529	3,255	-	-	(3,255)	-	-	-
Stock compensation – issuance for services	11,000,000	1,100	-	-	548,900	-	-	550,000
Common stock issued	3,187,500	319			(319)			-
Payments received from prior year subscription	-	-	-	-		450,000	=	450,000
Stock subscription	41,341,500	4,134	-	-	2,222,192		-	2,226,326
Balance as of December 31, 2021	1,088,121,400	$108,812	75,330,873	$7,534	$9,558,853	$-	$(8,476,904)	$1,198,295

See accompanying notes to consolidated financial statements.

F-5

Consolidated Statements of Cash Flows

Years Ended December 31,	2021	2020

Cash flows from operating activities:
Net loss	$(3,440,401)	$(1,068,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	550,000	-
Depreciation	174,696	121,905
Forgiveness of Paycheck protection program (PPP) loan	(115,000)	-
Changes in operating assets and liabilities:
Accounts receivable	3,853	16,606
Inventories	(73,598)	(6,079)
Prepaid expense and other current assets	(132,059)	(10,000)
Accounts payable	(27,571)	72,496
Accrued expenses and current liabilities	137,898	(11,088)
Net cash used in operating activities	(2,932,203)	(884,927)

Cash flows from investing activities:
Purchases of property and equipment	(348,224)	(115,841)
Reacquisition of store	(150,000)	-
Net cash used in investing activities	(498,224)	(115,841)

Cash flows from financing activities:
Bank overdrafts	-	(3,396)
Proceeds from issuance of common stock	3,671,257	1,400,000
Proceeds from loans	1,028,027	265,000
Repayments of loans	(473,187)	(513,081)
Repayments of equipment loan payable	(19,187)	(19,187)
Net cash provided by financing activities	4,206,910	1,129,336

Net increase in cash	776,483	128,568

Cash at beginning of period	128,568	-

Cash at end of period	$905,051	$128,568

Supplemental disclosures of non-cash financing activities:
Issuance of common shares for repurchase of lease and leasehold improvements	$150,000	$-
Conversion of debt to common stock issuances	$2,014,766	$1,426,108
Forgiveness of paycheck protection program (PPP) loan	$115,000	$-

Supplemental disclosure of cash flow information:
Cash paid during the years for:
Interest	$16,172	$21,510
Income taxes	$800	$800

See accompanying notes to consolidated financial statements.

F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Reborn Coffee, Inc. (“Reborn”) was incorporated in the State of Florida in January 2018. Reborn did not have significant transactions since formation. Reborn has the following wholly owned subsidiaries:

•	Reborn Global Holdings, Inc. (“Reborn Holdings”), a California Corporation incorporated in November 2014. Reborn Holdings is engaged in the operation of wholesale distribution and retail coffee stores in California to sell a variety of coffee, tea, Reborn brand name water and other beverages along with bakery and dessert products.

•	Reborn Coffee Franchise, LLC (the “Reborn Coffee Franchise”), a California limited liability corporation formed in December 2020, is a franchisor providing premier roaster specialty coffee to franchisees or customers. Reborn Coffee Franchise continues to develop the Reborn Coffee system for the establishment and operation of Reborn Coffee stores using one or more Reborn Coffee marks. The franchisee obtains a license to develop and operate a store under the strict compliance with terms of the agreement. The specific rights the franchisee is granted is to develop, own, and/or operate franchisee’s Reborn Coffee stores. The non-refundable initial franchise fee is $20,000. In addition, the franchisee is required to pay the company a royalty fee equal to 3% of the weekly gross sales of their respective store.

Reborn Coffee, Inc., Reborn Global Holdings, Inc., and Reborn Coffee Franchise, LLC will be collectively referred as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting

The consolidated financial statements include Reborn Coffee, Inc. and its wholly owned subsidiaries as of and for the years ended December 31, 2021 and 2020.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include Reborn Coffee, Inc. and its wholly owned subsidiaries. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $8,476,904 at December 31, 2021, and had a net loss of $3,440,401 for the year ended December 31, 2021 and net cash used in operating activities of $2,932,203 for the year ended December 31, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

F-7

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

While the Company is attempting to expand operations and increase revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While management believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect or if available, on terms acceptable to the Company. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate additional profit. Compared to the revenue for the year ended December 31, 2020, however, that of December 31, 2021 has increased from $793,088 to $2,280,072, and the Company expects consistent increase in sales with the opening of more stores.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include accounts receivables, accrued liabilities, income taxes, long-lived assets, and deferred tax valuation allowances. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from its retail stores and wholesale and online store. Accordingly, the Company recognizes revenue as follows:

•	Retail Store Revenue

Retail store revenues are recognized when payment is tendered at the point of sale. Retail store revenues are reported net of sales, use or other transaction taxes that are collected from customers and remitted to taxing authorities. Sales taxes that are payable are recorded as accrued as other current liabilities. Retail store revenue makes up approximately 96% of the Company’s total revenue.

•	Wholesale and Online Revenue

Wholesale and online revenues are recognized when the products are delivered, and title passes to the customers or to the wholesale distributors. When customers pick up products at the Company’s warehouse, or distributed to the wholesale distributors, the title passes, and revenue is recognized. Wholesale revenues make up approximately 4% of the Company’s total revenue.

•	Royalties and Other Fees

Franchise revenues consists of royalties and other franchise fees. Royalties are based on a percentage of franchisee’s weekly gross sales revenue at 3%. The Company recognizes the royalties as the underlying sales occur. The Company recorded revenue from royalties of $0 for the years ended December 31, 2021 and 2020. Other fees are earned as incurred and the Company did not have any other fee revenue for the years ended December 31, 2021 and 2020.

•	Customer Loyalty Program

The Company has a loyalty program whereby a customer and receive a discounted or free beverage after a number of prior purchases.  The costs of providing the reward are recognized when incurred and there is no revenue allocated for original purchases to the provision of the reward since the program is not significant and the usage is uncertain.

F-8

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost of Sales

Product, Food and Drink Costs—Stores and Cost of Sales – Wholesale and Online primarily include the costs of ingredients of food and beverage sold and related supplies used in customer service.  The wholesale and online sales also include costs of packaging and shipping.

Shipping and Handling Costs

The Company incurred freight out costs, which are primarily included in the Company’s cost of sales – wholesale and online.  Freight in costs, when attached to a specific purchase, are included as a component of the cost of the purchased goods and materials items and allocated to accounts in accordance with the nature of the goods.  When the freight in costs are not allocable to an individual purchase or are more significant, they are recorded to a freight and shipping account within Cost of Sales.

General and Administrative Expense

General and administrative expense includes store-related expense as well as the Company’s corporate headquarters’ expenses. These include rent and utilities, payroll and benefits, and depreciation expenses.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expenses amounted to $82,351 and $73,282 for the years ended December 31, 2021 and 2020, respectively, and is recorded under general and administrative expenses in the accompanying consolidated statements of operations.

Pre-opening Costs

Pre-opening costs for new stores consist primarily of payroll and recruiting expense, training, marketing, rent, travel, and supplies, and are expensed as incurred.

Accounts Receivable

Accounts receivables are stated net of allowance for doubtful accounts. The allowance for doubtful accounts is determined primarily on the basis of past collection experience and general economic conditions. The Company determines terms and conditions for its customers based on volume transacted by the customer, customer creditworthiness and past transaction history. At December 31, 2021 and 2020, allowance for doubtful accounts was $0 and $0, respectively. The Company does not have any off-balance sheet exposure related to its customers.

Inventories

Inventories consisted primarily of coffee beans, drink products, and supplies which are recorded at cost or at net realizable value.

Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided using both the straight-line and declining balance methods over the following estimated useful lives:

Furniture and fixtures	5-7 Years
Store construction	Lesser of the lease term or the estimated useful lives of the improvements, generally 6 years
Leasehold improvement	Lesser of the lease term or the estimated useful lives of the improvements, generally 6 years

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

Operating Leases

The Company adopted FASB Accounting Standards Codification, or ASC, Topic 842, Leases (“ASC 842”) which requires the recognition of the right-of-use assets and relating operating and finance lease liabilities on the balance sheet. Under ASC 842, all leases are required to be recorded on the balance sheet and are classified as either operating leases or finance leases. The lease classification affects the expense recognition in the income statement. Operating lease charges are recorded entirely in operating expenses. Finance lease charges are split, where amortization of the right-of-use asset is recorded in operating expenses and an implied interest component is recorded in interest expense (Note 11).

F-9

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share

Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings Per Share, requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (EPS) computations.

Basic earnings (loss) per share are computed by dividing net earnings available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The Company did not have any dilutive shares for the years ended December 31, 2021 and 2020.

Segment Reporting

FASB ASC Topic 280, Segment Reporting, requires public companies to report financial and descriptive information about their reportable operating segments. The Company’s management identifies operating segments based on how the Company’s management internally evaluate separate financial information, business activities and management responsibility. At the current time, the Company has only one reportable segment, consisting of both the wholesale and retail sales of coffee, water, and other beverages. The Company’s franchisor subsidiary was not material as of and for the years ended December 31, 2021 and 2020.

Long-lived Assets

In accordance with FASB ASC Topic 360, Property, Plant, and Equipment, the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. As of December 31, 2021 and 2020, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Fair Value of Financial Instruments

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

F-10

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Level 3 – Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

As of December 31, 2021 and 2020, the Company believes that the carrying value of accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consisted of taxes currently due and deferred taxes. Deferred taxes are recognized for the differences between the basis of assets and liabilities for financial statement and income tax purposes.

The Company follows FASB ASC Topic 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740-10-25 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions pursuant to ASC 740-10-25 for the years ended December 31, 2021 and 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable arising from its normal business activities. The Company performs ongoing credit evaluations to its customers and establishes allowances when appropriate.

The Company purchases from various vendors for its operations. For the years ended December 31, 2021 and 2020, no purchases from any vendors accounted for a significant amount of the Company’s bean coffee purchases.

Related Parties

Related parties are any entities or individuals that, through employment, ownership, or other means, possess the ability to direct or cause the direction of management and policies of the Company.

F-11

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Developments Regarding COVID-19

The novel coronavirus, known as the global pandemic COVID-19, was first identified in December 2019. During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly spreading outbreak of a novel strain of coronavirus designated COVID-19. The pandemic has significantly impacted economic conditions in the United States.

The outbreak of the virus impacted our company-operated retail stores in Southern California. The temporary store closures, reduced customer traffic and changes made to our operations, had a material negative impact on our financial results for 2021 and 2020.

The Company first began to experience impacts from COVID-19 around the middle of March 2020 as federal, state and local governments began to react to the public health crisis by encouraging or requiring social distancing, instituting stay-at-home orders, and requiring, in varying degrees, restaurant dine-in limitations, capacity limitations or other restrictions that largely limited restaurants to take-out, drive-thru and delivery sales. Although we have experienced some recovery from the initial impact of COVID-19, the long-term impact of COVID-19 on the economy and on our business remains uncertain, the duration and scope of which cannot currently be predicted.

Recent Accounting Pronouncement

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”). ASU 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. Originally, ASU 2016-13 was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. In November 2019, FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842).” This ASU defers the effective date of ASU 2016-13 for public companies that are considered smaller reporting companies as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is planning to adopt this standard in the first quarter of fiscal 2023.The Company is currently evaluating the potential effects of adopting the provisions of ASU No. 2016-13 on its consolidated financial statements, particularly its recognition of allowances for accounts receivable.

Other recently issued accounting updates are not expected to have a material impact on the Company’s consolidated financial statements.

F-12

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

December 31,	2021	2020

Furniture and equipment	$779,649	$555,802
Leasehold improvement	639,602	532,367
Store construction	52,161	24,998
Store	300,000	-

Total property and equipment	1,771,412	1,113,167
Less accumulated depreciation	(660,522)	(485,826)

Total property and equipment, net	$1,110,890	$627,341

In February 2021, the Company repurchased its retail location in Corona Del Mar.  The purchase price was $300,000, comprised of $150,000 in cash and 23,255,814 shares of the Company’s Class A Common Stock.  The Company recorded the assumption of the ongoing lease for the store, which included a right of use asset of $183,442 and a lease liability of $193,463 (see Note 11).

Depreciation expense on property and equipment amounted to approximately $174,696 and $121,905 for the years ended December 31, 2021 and 2020, respectively.

4. LOANS PAYABLE TO FINANCIAL INSTITUTIONS

Loans payable to financial institutions consist of the following:

December 31,	2021	2020

October 2019 - Loan agreement with principal amount of $138,600 and repayment amount of $48,510 for a total of $187,110. The loan payable is due on demand.	$-	$12,549

July 2021 - Loan agreement with principal amount of $90,000 and repayment rate of 19% for a total of $101,700. The loan payable matures on January 31, 2023.	52,819	-

August 2021 - Loan agreement with principal amount of $72,500 and a repayment rate of 18.5% for a total of $81,925. The loan payable matures on February 10, 2023	36,502	-

August 2021 - Loan agreement with principal amount of $67,500 and repayment rate of 18.5% for a total of $76,275. The loan payable matures on February 11, 2023	32,382	-

Total loan payable	$121,703	$12,549
Less: current portion	(98,475)	(12,549)

Total loan payable, net of current	$23,228	$-

October 2019 - $ 187,100 loan payable

In October 2019, the Company entered into a loan agreement with Fora Financial in the principal amount of $138,600 and remaining principal amount of $48,510. The loan payable has a maturity date on October 11, 2019. The loan is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $12,549, respectively.

F-13

4. LOANS PAYABLE TO FINANCIAL INSTITUTIONS (continued)

July 2021 - $ 101,700 loan payable

In July 2021, the Company entered into a loan agreement with Square Capital in the principal amount of $90,000 with loan cost $11,700. The loan payable has a maturity date on January 31, 2023. As of December 31, 2021 and December 31, 2020, there was a balance outstanding of $52,819 and $0, respectively.

August 2021 - $81,925 loan payable

In August 2021, the Company entered into a loan agreement with Square Capital in the principal amount of $72,500 with loan cost $9,425. The loan payable has a maturity date on February 10, 2023. As of December 31, 2021 and December 31, 2020, there was a balance outstanding of $36,502 and $0, respectively.

August 2021 - $76,275 loan payable

In August 2021, the Company entered into a loan agreement with Square Capital in the principal amount of $67,500 with loan cost $8,775. The loan payable has a maturity date on February 11, 2023. As of December 31, 2021 and December 31, 2020, there was a balance outstanding of $32,382 and $0, respectively.

F-14

5. LOANS PAYABLE TO SHAREHOLDERS

Loan payable to shareholders consists of the following:

December 31,	2021	2020

December 2016 - Non-bearing interest loan payable due on demand	$-	$782,383

December 2016 - Non-bearing interest loan payable due on demand	-	307,404

Total loan payable – shareholders	$-	$1,089,787

December 2016 - $ 1,489,809 non-bearing interest loan

On December 2016, the Company received a non-bearing interest loan from Farooq Arjomand, Chairman of the Company. The loan payable is due on demand. The loan was converted to 31,295,320 shares of Class A common stock at $0.025 per share in September 2021. The Company determined the fair value of common stock at $0.050, which was the price per share for the Company’s Reg A offering. The Company accounted for the conversion in accordance with ASC Topic 470-50, Debt – Modification and Extinguishment and as a result of the conversion, the Company recorded a loss on the extinguishment of debt of $782,383 for the year ended December 31, 2021. As of December 31, 2021 and 2020, the loan balance outstanding was $0 and $782,383, respectively.

December 2016 - $ 1,674,100 non-bearing interest loan

On December 2016, the Company received a non-bearing interest loan from Jay Kim, Chief Executive Officer of the Company. The loan payable is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $307,404, respectively.

May 2021 - $ 250,000 non-bearing interest loan

In May 2021, the Company received a non-bearing interest loan $250,000 from Dennis Egidi, a member of the Board of Directors of the Company. The loan payable was due on demand. $50,000 of the loan was converted to 1,000,000 shares of Class A common stock at $0.050 per share, in September 2021, and the Class A common stock was transferred to his family members. The remaining $200,000 loan was converted to 8,000,000 shares of Class A common stock at $0.025 per share, in September 2021. The Company determined the fair value of common stock at $0.050, which was the price per share for the Company’s Regulation A offering. The Company accounted for the conversion according to ASC Topic 470-50, Debt – Modification and Extinguishment and as a result of the conversion, the Company recorded a loss on the extinguishment of debt of $200,000 for year ended December 31, 2021. As of December 31, 2021, the outstanding balance of the loan was $0.

F-15

6. LOAN PAYABLE, EMERGENCY INJURY DISASTER LOAN (EIDL)

December 31,	2021	2020

May 16, 2020 ($150,000) - Loan agreement with principal amount of $150,00 with an interest rate of 3.75% and maturity date on May 16, 2050	$150,000	$150,000

June 28, 2021 ($350,000) – Loan agreement with principal amount of $350,000 with an interest rate of 3.75% and maturity date on May 18, 2050	350,000	-

Total long-term loan payable, emergency injury disaster loan (EIDL)	500,000	150,000
Less - current portion	(7,957)	(3,448)

Total loan payable, emergency injury disaster loan (EIDL), less current portion	$492,043	$146,552

The following table provides future minimum payments:

For the years ended December 31,	Amount
2022	$7,957
2023	7,957
2024	7,957
2025	7,957
2026	7,957
Thereafter	460,215

Total	$500,000

May 16, 2020 – $150,000

On May 16, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. As of December 31, 2021, the loan payable, Emergency Injury Disaster Loan noted above is not in default.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the Company borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 16, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, the Company also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in Economy injury disaster loan (EIDL) grant income in the Statements of Operations. The schedule of payments on this loan was later deferred to commence 24 months from the date of loan, which will be May 2022.

In connection therewith, the Company executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default (the “SBA Security Agreement”).

June 28, 2021 – $350,000

On June 28, 2021, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. As of September 30, 2021, the loan payable, Emergency Injury Disaster Loan noted above is not in default.

Pursuant to that certain Amended Loan Authorization and Agreement (the “SBA Loan Agreement”), the Company borrowed an aggregate principal amount of the EIDL Loan of $500,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning April 16, 2022 (twenty four months from the original date of the SBA Loan) in the amount of $2,505. The balance of principal and interest is payable thirty years from the original date of the SBA Loan.

F-16

7. LOAN PAYABLE, PAYROLL PROTECTION LOAN PROGRAM (PPP)

December 31,	2021	2020

May 3, 2020 ($115,000 PPP)	$-	$115,000
February 10, 2021 ($167,138 PPP)	167,138	-

Total long-term loan payable, payroll protection program (PPP)	167,138	115,000
Less - current portion	(42,345)	(83,056)

Total loan payable, payroll protection program (PPP), less current portion	$124,793	$31,944

The following table provides future minimum payments:

For the years ended December 31,	Amount
2022	$42,345
2023	39,366
2024	39,761
2025	40,161
2026	5,505

Total	$167,138

The Paycheck Protection Program Loan (the “PPP Loan”) is administered by the U.S. Small Business Administration (the “SBA”). The interest rate of the loan is 1.00% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan. As of July 26, 2021, $115,000 in principal and $1,408 in interest were forgiven.

F-17

8. EQUIPMENT LOAN PAYABLE

Equipment loan payable consist of the following:

December 31,	2021	2020

October 2017 - Loan agreement with principal amount of $82,011 with an interest rate of 6.40% and maturity date on October 1, 2022	$15,989	$35,176

Total long-term equity loan payable	15,989	35,176
Less – current portion	(15,989)	(19,187)

Total long-term debt, net of current portion	$-	$15,989

For the year ended December 31,	Amount
2022	$15,989
Total	$15,989

October 2017 - $ 82,011 equipment loan payable

In October 2017, the Company entered into equipment finance loan agreement with US Bank Equipment Finance in the amount of $82,011 with an interest rate of 6.40% and maturity date on October 1, 2022, payable in 60 payments. All principal, together with interest cost is due and payable on October 1, 2022. As of December 31, 2021 and 2020, there was a balance outstanding of $15,989 and $35,176, respectively.

9. INCOME TAX

Total income tax (benefit) expense consists of the following:

For the Years Ended December 31,	2021	2020

Current provision (benefit):
Federal	$-	$-
State	800	800
Total current provision (benefit)	800	800

Deferred provision (benefit):
Federal	-	-
State	-	-
Total deferred provision (benefit)	-	-

Total tax provision (benefit)	$800	$800

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

F-18

9. INCOME TAX (continued)

Description	December 31, 2021	December 31, 2020

Statutory federal rate	21.00%	21.00%
State income taxes net of federal income tax benefit and others	8.84%	8.84%
Permanent differences for tax purposes and others	0.00%	0.00%
Change in valuation allowance	-29.84%	-29.84%

Effective tax rate	0%	0%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21% and California state income taxes of 8.84% due to the change in the valuation allowance.

Deferred tax assets	December 31, 2021	December 31, 2020

Deferred tax assets:
Net operating loss	$8,423,041	$4,983,440
Other temporary differences	-	-

Total deferred tax assets	8,423,041	4,983,440
Less - valuation allowance	(8,423,041)	(4,983,440)

Total deferred tax assets, net of valuation allowance	$-	$-

Deferred income taxes reflect the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

As of December 31, 2020, the Company had available net operating loss carryovers of approximately $4,983,440. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax year ended 2017 and later and subject to California authorities for tax year ended 2016 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2021 and December 31, 2020, the Company has no accrued interest or penalties related to uncertain tax positions.

As of  December 31, 2021, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $8,423,041. In addition, the Company had state tax net operating loss carryforwards of approximately $8,423,041. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

F-19

10. RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●

Loan Payable to Others (August 2019 - $ 40,578 loan) – In August 2019, the Company received a non-bearing interest loan from the spouse of Jay Kim, our Chief Executive Officer. The loan payable is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $(548), respectively. For the years ended December 31, 2021 and 2020, the Company paid $0 and $17,653 in interest. The overpayment amount of $548 was adjusted to accounts receivable at December 31, 2020 and then subsequently written off during the year ended December 31, 2021.

●

Loan Payable to Shareholders (December 2016 - $ 1,489,809 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Farooq Arjomand, Chairman of the Company. The loan payable is due on demand. On September 30, 2021 the loan holder elected to convert $782,383 in principal into 31,295,320 shares of Class A common stock. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $782,383, respectively.

●

Loan Payable to Shareholder (December 2016 - $ 1,674,100 non-bearing interest loan) – On December 2016, the Company received a non-bearing interest loan from Jay Kim, Chief Executive Officer of the Company. The loan payable is due on demand. As of December 31, 2021 and 2020, there was a balance outstanding of $0 and $487,499, respectively.

●

Loan Payable to Shareholder (May 2021 - $ 250,000 non-bearing interest loan) – In May 2021, the Company received a non-bearing interest loan from Dennis Egidi, a member of the Board of Directors of the Company. The loan payable is due on demand. On September 30, 2021 the loan holder elected to convert $250,000 in principal into 9,000,000 shares of common stock. As of December 31, 2021, the outstanding balance of the loan was $0.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into the following operating facility leases:

•	Brea - On September 1, 2018, the Company entered into an operating facility lease for its corporate office located in Brea, California with a term of 72 months and an option to extend. The lease started on September 2018 and expires on August 2024.

•	La Floresta - On July 25, 2016, the Company entered into an operating facility lease for its store located at La Floresta Shopping Village in Brea, California with a term of 60 months and an option to extend. The lease started on July 2016 and expires on July 2021.

•	La Crescenta - On May 2017, the Company entered into an operating facility lease for its store located in La Crescenta, California with 120 months term with option to extend. The lease started on May 2017 and expires in May 2027. The Company entered into non-cancellable lease agreement for a coffee shop approximately 1,607 square feet located in La Crescenta, California commencing in May 2017 and expiring in April 2027. The monthly lease payment under the lease agreement approximately $6,026.

•	Glendale – On October 27, 2020, The Company entered a 7-year operating facility lease for its store located at the Glendale Galleria in Glendale, California. The lease started on November 2020 and expires on October 2027.

•	Riverside - On February 4, 2021, the Company entered into an operating facility lease for its store located at Galleria at Tyler in Riverside, California with a term of 84 months and an option to extend. The lease started in April 2021 and expires in March 2028.

•	Laguna Woods - On February 12, 2021, the Company entered into an operating facility lease for its store located at Home Depot Center in Laguna Woods, California with a term of 60 months and an option to extend. The lease starts in June 2021 and expires in May 2026.

•	San Francisco - On December 22, 2020, the Company entered into an operating facility lease for its store located at Stonestown Galleria in San Francisco, California with a term of 84 months with an option to extend. The lease starts in June 2021 and expires in April 2028.

•	Corona Del Mar - On February 5, 2021, the Company repurchased its retail store in Corona Del Mar, California. As part of that repurchase, the Company assumed the original operating lease on the facility, with a term of 66 months and an option to extend. The lease expires in December 2022.

•	Santa Anita - On December 22, 2020, the Company entered into an operating facility lease for its store located at Arcadia, California with a term of 36 months and an option to extend. The lease started in February 2021 and expires in January 2024.

The Company adopted ASC 842 as of January 2018 (date of formation).  The Company has an operating lease for the Company’s corporate office and stores and accounts for these leases in accordance with ASC 842, which resulted in the recognition of ROU assets and operating lease liabilities of $2,466,873 and $2,591,121, respectively, as of December 31, 2021. Certain of the leases for the Company’s retail store facilities provide for variable payments for property taxes, insurance and common area maintenance payments related to rental payments based on future sales volumes at the leased location, which are not measurable at the inception of the lease, or rental payments that are adjusted periodically for inflation.

F-20

11. COMMITMENTS AND CONTINGENCIES (continued)

For the new leases and adjustments, the Company recorded an additional non-cash increase of $1,595,610 to ROU assets and $1,674,507 to operational lease liabilities for the year ended December 31, 2021 and $1,180,120 to ROU assets and $1,210,700 to operating lease liabilities recognized for the year ended December 31, 2020.

In accordance with ASC 842, the components of lease expense were as follows:

Year ended December 31,	2021	2020
Operating lease expense	$598,782	$297,381
Total lease expense	$598,782	$297,381

In accordance with ASC 842, other information related to leases was as follows:

Year ended December 31,	2021	2020
Operating cash flows from operating leases	$530,063	$292,174
Cash paid for amounts included in the measurement of lease liabilities	$530,063	$292,174

Weighted-average remaining lease term—operating leases		4.6 Years
Weighted-average discount rate—operating leases		8.7%

In accordance with ASC 842, maturities of operating lease liabilities as of December 31, 2021 were as follows:

Operating
For the years ended December 31,	Lease
2022	$770,240
2023	684,502
2024	597,437
2025	449,712
2026	378,181
Thereafter	242,016
Total undiscounted cash flows	$3,122,088

Reconciliation of lease liabilities:
Weighted-average remaining lease terms	4.6 Years
Weighted-average discount rate	8.7%
Present values	$2,590,121

Lease liabilities—current	578,419
Lease liabilities—long-term	2,011,702
Lease liabilities—total	$2,590,121

Difference between undiscounted and discounted cash flows	$531,967

Contingencies

The Company is subject to various legal proceedings from time to time as part of its business. As of December 31, 2021, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

F-21

12. SHAREHOLDERS’ EQUITY

Class A Common Stock

The Company has authorization to issue and have outstanding at any one time 3,000,000,000 share of Class A common stock with a par value of $0.0001 per share. The shareholders of Class A common stock shall be entitled to one vote per share and dividends declared by the Company’s Board of Directors

Class B Common Stock

The Company has authorization to issue and have outstanding at any one time 400,000,000 share of Class B common stock with a par value of $0.0001 per share. The shareholders of Class B common stock shall be entitled to ten vote per share for each share of Class A common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this Company, and shall be entitled to vote together as a single class with holders of Class A common stock with respect to any question or matter upon which holders of Class A common stock have the right to vote. Class B common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

The shareholders of Class B common stock shall be entitled to dividends as shall be declared by the Company’s Board of Directors from time to time at the same rate per share as the Class A common stock.

The shareholders of the Class B common stock shall have conversion rights with respect to the Class B common stock into shares of Class A common stock:

•	Each share of Class B common stock is convertible into one share of Class A common stock, subject to adjustment. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. The conversion of Class B common shares to Class A common shares shall be affected by way of compulsory repurchase by the Company of the relevant Class B common shares and issuance of equal number of new Class A common shares by the Company.

Subscription of Common Stock Receivables

The Company issued 146,697,676 shares of Class A common stock and 10,279,069 shares of Class B common stock to several individuals in March 2020 and in December 2020 for total proceeds of $1,350,000. The Company received payments in the subsequent period.  During the year ended December 31, 2021, the Company issued additional shares related to 44,529,000 of Class A common stock for proceeds of $2,226,326.

Issuance of Common Stock in Settlement of Antidilution Provisions

In May 2018, the Company had entered into a share exchange agreement whereby Capax, Inc., the predecessor entity of Reborn Coffee, Inc. (“Capax”) effectively merged with Reborn Global Holdings, Inc. to form the Company. In this share exchange agreement, the pre-merger shareholders of Capax were provided covenants that for a period of one year following the date upon which the Company is approved for quotation or trading on a public exchange, the percentage of ownership of the pre-merger shareholders of Capax would not be less than the 5% of the total number of shares of voting stock of the Company that they owned following the share exchange. In the event the ownership of the pre-merger shareholders of Capax fell below 5%, the Company was obligated to issue that number of shares to those pre-merger shareholders which would increase their ownership to five percent (5%) of the total outstanding voting shares of the Company. During the year ended December 31, 2021, the Company issued 32,549,529 shares of Class A common stock under these provisions.

On January 25, 2022, the Company modified this agreement with the pre-merger shareholders so that upon the consummation of an underwritten public offering, the antidilution protections would terminate, however the shareholders would still be entitled to the antidilution protection through the closing date of such underwritten public offering should the Company issue any additional shares prior to such closing date. The Company has not issued any additional shares subsequent to December 31, 2021.

Loan conversions

The Company issued 259,068,810 shares of Class A common stock and 24,152,790 shares of Class B common stock during 2020 and an additional 40,295,320 shares of Class A common stock during 2021 in connection with conversion of loans from shareholders. There were no conversion features in the original loan agreements, the conversions were discretionary and were subject to the approval of the board of directors. The Company accounted for the conversion in accordance with ASC Topic 470-50, Debt – Modification and Extinguishment and as a result of the conversion, the Company recorded a loss on the extinguishment of debt of $982,383 for the year ended December 31, 2021. There was no loss on the extinguishment for the year ended December 31, 2020.

Stock Compensation

The Company issued a total of 11,000,000 shares of Class A common stock to employees and consultants for compensation. These shares were valued at $0.05 per share for total stock-based compensation expense of $550,000, or $50.05 per share. These shares were fully vested at issuance and as such the related stock-based compensation was recognized immediately.

Dividend policy

Dividends are paid at the discretion of the Board of Directors. The Company issued stock dividends amounting to 11,978,280 shares of Class A common stock and 482,756 shares of Class B common stock during the year ended December 31, 2020. There were no dividends declared for the year ended December 31, 2021.

F-22

13. EARNINGS PER SHARE

The Company calculates earnings per share in accordance with FASB ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Potentially dilutive common shares consist of stock options outstanding (using the treasury method).

The following table sets forth the computation of basic and diluted net income per common share:

Years Ending December 31,	2021	2020
Net Loss	$(3,440,401)	$(1,068,766)
Weighted Average Shares of Common Stock Outstanding
Basic	1,076,494,414	745,414,803
Diluted	1,076,494,414	745,414,803

Years Ending December 31,	2021	2020
Earnings Per Share - Basic
Net Loss Per Share	(0.00)	(0.00)

Earnings Per Share - Diluted
Net Loss Per Share	(0.00)	(0.00)

14. SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2021 up through the date the consolidated financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2021.

F-23

15,000,000 UNITS

Each Unit Consisting of One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

                           , 2022

Through and including                               , 2022 (the 25th day after the date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Reborn Coffee,” “Reborn,” the “company,” “we,” “our,” “us” or similar terms refer to Reborn Coffee, Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Stock Exchange (“Nasdaq”) listing fee.

SEC registration fee		$3,697.87
FINRA filing fee	$	*
Nasdaq listing fee	$	*
Printing and engraving expenses	$	*
Legal and other advisory fees and expenses	$	*
Accounting fees and expenses	$	*
Custodian, transfer agent and registrar fees	$	*
Miscellaneous	$	*
Total	$	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our certificate of incorporation that will be in effect immediately prior to the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws that will be in effect immediately prior to the closing of this offering provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of Reborn Inc., provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of Reborn Inc. At present, there is no pending litigation or proceeding involving a director or executive officer of Reborn Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

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Item 15. Recent Sales of Unregistered Securities.

On May 5, 2018, Reborn (previously known as Capax) executed a reverse merger agreement with Reborn Global, pursuant to which Mr. Weeraratne converted 11,000,000 Class B shares into 11,000,000 Class A shares and the Company issued the following shareholders of Reborn Global the following Class A and Class B shares with their cost basis from RBGH carrying forward to the shares of the Company:

	Class A	Class B	Total	Cost	Amount
Farooq M. Arjomand	171,868,053	16,666,667	188,534,720	0.002652	500,000.00
Jay Kim	106,245,706	10,303,030	116,548,736	0.002652	309,091.00
Sehan Kim	18,592,998	1,803,030	20,396,029	0.002652	54,091.00
Dr. Kyung Bae Park	12,655,738	1,227,273	13,883,011	0.002652	36,818.00
Dr. Robert Blaine	3,427,904		3,427,904	0.029172	100,000.00
TOTAL	312,790,400	30,000,000	342,790,400		1,000,000.00

On November 1, 2018, Reborn issued Mr. Weeraratne 10,000,000 Class A shares at the par value of $0.0001 per share as consulting fees to continue to work for the Company as a consultant.

On December 19, 2018, the following shareholders bought the following number of Class A common shares for $0.005 per share for aggregate consideration of $200,000:

•	Seung Woo Song 33,500,000
•	Sang Jae Lee 2,500,000
•	Myung Sik Kim 2,000,000
•	Young Chang Kim 2,000,000

On February 26, 2019 Cromwell Capital Holdings Inc., bought 30,000,000 Class A common shares at $.0049 per share for a total of $147,999.

On December 24, 2019 Hannah Ying Goh bought 91,160,001 Class A shares and 8,839,999 Class B shares at $0.005 per share for a total of $500,000.

On March 12, 2020 Denis R Egidi bought 106,000,001 Class A shares and 10,279,069 Class B shares at $0.0086 per share for a total of $1,000,000.

On September 10, 2020 Farooq M Arjomand bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054.

On September 10, 2020 Jay Kim bought 124,534,405 Class A shares and 12,076,395 Class B shares at $0.005 per share for a total of $683,054.

On September 10, 2020 Julie Kim bought 10,000,000 Class A shares at $0.006 per share for a total of $60,000.

On September 10, 2020 Dr. Thomas Tan bought 4,000,000 Class A shares at $0.0250 per share for a total of $100,000.

On September 10, 2020 Khanh Quoc Nguyen bought 500,000 Class A shares at $0.02 per share for a total of $10,000.

On September 10, 2020 Mr. Weeraratne was issued 5,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

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On September 10, 2020 Kevin Hartley was issued 2,000,000 Class A common shares as consulting fees at the par value $0.0001 per share.

On July 20, 2020, at Dr. Park and Sehan Kim’s request the total shares of 43,688,292 that consisted of Class A and class B shares, that they owned were reallocated 87.5% to Sehan Kim, 12.5% to Dr. Park) as follows:

•	Sehan Kim 34,847,966 Class A, 3,379,289 Class B shares
•	Dr. Park 4,978,280 Class A shares, 482,756 Class B shares

On December 20, 2020, Ki Chang Kim bought 23,255,813 Class A shares at $0.0086 per share for a total of $200,000.

On December 30, 2020, Hong Ma bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Dong Pham bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Nathalie Beyrard bought 5,813,954 Class A shares at $0.0086 per share for a total of $50,000.

On December 30, 2020, Cromwell Capital Holdings Inc. bought 23,255,814 Class A shares at $0.00645 per share for a total of $150,000 –50% of CDM location purchased value.

During the six months ended June 30, 2021, the Company sold 3,095,000 shares of Class A common stock for $154,750 at $0.05 per share to various investors.

Between July 1, 2021 and September 30, 2021, the Company received approximately $1,930,000 of proceeds related to the sale of 38,652,600 shares of its Class A common stock to various purchasers at a price of $0.05 per share.

The Registrant made no offers or sales of any securities between September 30, 2021 and November 10, 2021.

Between November 11, 2021 and December 21, 2021, the Company sold 2,820,000 shares of Class A common stock to various purchasers at a price of $0.05 per share.

All of the offers and sales set forth above by Registrant qualified for exemptions under Section 4(a)(2) of the Securities Act of 1933 since none of the issuances of shares involved a public offering as defined in Section 4(a)(2), or the offers and sale were made pursuant to an offering that qualified for an exemption from registration under Regulation A pursuant to a circular on Form 1-A (File No. 024-11518) which was qualified by the SEC on June 4, 2021 and which terminated on December 20, 2021.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

1.1	Form of Underwriting Agreement	Filed herewith
3.1	Certificate of Incorporation of Registrant (Delaware)	To be filed by amendment
3.4	Bylaws of Registrant (Delaware)	To be filed by amendment
4.1	Specimen Unit Certificate	Filed herewith
4.2	Specimen Common Stock Certificate (Delaware)	Filed herewith
4.3	Specimen Warrant Certificate	Filed herewith
4.4	Form of Warrant Agreement	Filed herewith
4.5	Form of Representative’s Warrant	Filed herewith
5.1	Opinion of K&L Gates LLP	To be filed by amendment
10.1	Share Exchange Agreement, dated May 7, 2018 by and among Capax, Reborn and each of the RB shareholders	Filed herewith
10.2	Form of Letter Agreement (Lockup) by and among Registrant, officers and directors of Registrant and EF Hutton	Filed herewith
10.3	Form of Director and Officer Indemnity Agreement	Filed herewith
10.4	Shopping Center Lease by and between Reborn Global Holdings, Inc. and La Floresta Regency, LLC, effective July 25, 2016.	Filed herewith
10.5	Standard Industrial/ Commercial Multi-Tenant Lease, as amended, by and between Reborn Global Holdings, Inc. and Foothill Crescenta, LLC, effective December 6, 2016.	Filed herewith
10.6	Shopping Center Lease by and between Reborn Global Holdings, Inc. and Sibling Associates, LLC, effective July 12, 2017.	Filed herewith
10.7	Standard Lease by and between Reborn Global Holdings, Inc. and El Toro, LP, effective February 12, 2021.	Filed herewith
10.8	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Tyler Mall Limited Partnership, effective February 4, 2021.	Filed herewith
10.9	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Stonestown Shopping Center, LP, effective December 22, 2020.	Filed herewith
10.10	Long Term Kiosk License Agreement by and between Reborn Global Holdings, Inc. and Glendale I Mall Associates, LP, effective October 27, 2020.	Filed herewith
10.11	Form of Subscription Agreement (Regulation A+ Offering).	Filed herewith
10.12	Consulting Agreement by and between the Company and Kevin Hartley, effective September 15, 2021,	Filed herewith
14.1	Code of Business Conduct and Ethics	To be filed by amendment
21.1	Subsidiaries of Registrant	Filed herewith
23.1	Consent of Auditor	Filed herewith
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	To be filed by amendment
24.1	Power of Attorney	Included on the signature page of this registration statement
107	Filing Fee Table	Filed herewith

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All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brea, State of California, on April 18, 2022.

Reborn Coffee, Inc.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay Kim	Chief Executive Officer (Principal Executive Officer)	April 18, 2022
Jay Kim

/s/ Kevin Hartley	Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2022
Kevin Hartley

/s/ Farooq M. Arjomand	Chairman of the Board of Directors	April 18, 2022
Farooq M. Arjomand

/s/ Dennis R. Egidi	Vice Chairman of the Board of Directors	April 18, 2022
Dennis R. Egidi

/s/ Sehan Kim	Director	April 18, 2022
Sehan Kim

/s/ Hannah Goh	Director	April 18, 2022
Hannah Goh

*By:

/s/ Jay Kim, attorney-in-fact

115